Exhibit 10.9
CERTAIN PORTIONS OF THIS EXHIBIT, AND OF THE EXHIBITS, ANNEXES OR SCHEDULES ATTACHED HERETO, HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED BY SUNGARD DATA SYSTEMS INC., SUNGARD CAPITAL CORP. AND SUNGARD CAPITAL CORP. II (COLLECTIVELY, THE “FILERS”). THE OMITTED PORTIONS ARE MARKED AS “[XXX],” ALONG WITH A FOOTNOTE INDICATING THAT THE INFORMATION HAS BEEN OMITTED PURSUANT TO SUCH REQUEST FOR CONFIDENTIAL TREATMENT. AN UNREDACTED COPY OF THIS EXHIBIT HAS BEEN SUBMITTED SEPARATELY TO THE U.S. SECURITIES AND EXCHANGE COMMISSION BY THE FILERS ON A CONFIDENTIAL BASIS AS PART OF SUCH REQUEST FOR CONFIDENTIAL TREATMENT.
EXECUTION COPY
401 NORTH BROAD STREET,
PHILADELPHIA, PENNSYLVANIA 19108
LEASE
Between
CALLOWHILL MANAGEMENT, INC., a Pennsylvania corporation, as managing agent for 440 EAST
62ND STREET CO., L.P. , a New York limited partnership
Landlord
and
SUNGARD AVAILABILITY SERVICES LP, a Pennsylvania limited partnership
Tenant

1.	DEFINITIONS	1

A.	Alterations	1

B.	Base Operating Expense	1

C.	Base Real Estate Tax Expense	1

D.	Building	1

E.	Common Areas	31

F.	Default Rate	31

G.	Fiscal Year	32

H.	[Intentionally Omitted]	32

I.	Ground Leases	32

J.	Holidays	32

K.	Land	32

L.	Lease Commencement Date	32

M.	Lease Year	32

N.	Mortgages	32

O.	Operating Expenses	32

P.	Premises	33

Q.	[Intentionally Omitted]	33

R.	Real Estate Tax Expenses	33

S.	Rent	13

T.	Tenant’s Personal Property	14

U.	Unavoidable Delay	14

2.	TERM	14

A.	Term of Lease	24

B.	Tenant Delay	25

C.	Tender of Possession	25

D.	Declarations	25

E.	Effective Date	35

3.	CONDITION OF PREMISES	35

A.	Existing Condition	35

B.	Tenant Improvements	35

4.	RENT	36

i

A.	Base Rent	36

B.	Payment	36

C.	Late Fee	36

D.	Arbitration	36

5.	ADDITIONAL RENT	37

A.	To Cover Operating and Real Estate Tax Expenses	37

B.	Retroactive Adjustments	37

C.	Change In or Contest of Taxes	38

D.	Sales, Use or Other Taxes	38

6.	USE	38

A.	Permitted Use	38

B.	Legal and Other Restrictions of Tenant’s Use	38

7.	CARE OF PREMISES	39

8.	ALTERATIONS BY TENANT	39

A.	Making of Alterations; Landlord’s Consent	39

B.	No Liens	39

9.	EQUIPMENT	40

A.	Permitted Equipment	40

B.	Payment For Excess Utility Usage	40

C.	Noise; Vibration; Floor Load	40

10.	OWNERSHIP AND REMOVAL OF PROPERTY	40

A.	Landlord’s Property	40

B.	Removal of Property At End of Term	41

11.	LANDLORD’S ACCESS TO PREMISES	41

12.	SERVICES AND UTILITIES	41

A.	Services Provided	41

B.	Failure to Provide Services	42

C.	Conservation	42

D.	Recycling	42

13.	RULES AND REGULATIONS	43

14.	REPAIR OF DAMAGE CAUSED BY TENANT: INDEMNIFICATION	43

A.	Repairs	43

B.	Indemnification	43

15.	LIMITATION ON LANDLORD LIABILITY	43

A.	Liability Standard	43

B.	Limitation on Total Liability	43

16.	FIRE AND OTHER CASUALTY	44

17.	TENANT INSURANCE	44

A.	Types of Insurance Required	44

B.	Required Provisions of Policies	45

C.	Effect of Tenant’s Activities on Insurance	45

D.	Termination Right	46

E.	Waiver

18.	CONDEMNATION	46

A.	Landlord’s Right to Terminate	46

B.	Adjustment of Rent	46

C.	Division of Award	46

19.	DEFAULT	47

A.	Default of Tenant	47

B.	Remedies Upon Default	48

C.	Liability of Tenant	48

D.	Liquidated Damages	49

E.	WaiverProperty	49

F.	Lien on Personal Property	50

G.	Right of Distress	50

H.	Right of Landlord to Cure	50

I.	Attorneys’ Fees	50

J.	Survival	50

20.	NO WAIVER	50

21.	HOLDING OVER	51

22.	SUBORDINATION	51

A.	Lease Subordinate	51

B.	Modifications to Lease	51

23.	ASSIGNMENT AND SUBLETTING	52

A.	No Transfer Without Consent	52

B.	Take-Back Rights	52

C.	Transfer of Stock/Interests	53

D.	Expenses and Profits; Effect of Consent	53

24.	TRANSFER BY LANDLORD	53

25.	INABILITY TO PERFORM	54

26.	ESTOPPEL CERTIFICATES	54

27.	COVENANT OF QUIET ENJOYMENT	54

28.	WAIVER OF JURY TRIAL	54

29.	BROKERS	55

30.	CERTAIN RIGHTS RESERVED BY LANDLORD	55

31.	NOTICES	56

32.	MISCELLANEOUS PROVISIONS	57

A.	Benefit and Burden	57

B.	Governing Law	57

C.	No Partnership	57

D.	Delegation by Landlord	57

E.	Tenant Responsibility for Agents	57

F.	Invalidity of Particular Provisions	57

G.	Counterparts	58

H.	Entire Agreement	58

I.	Amendment	58

J.	Mortgagee’s Performance	58

K.	Limitation on Interest	58

L.	Remedies Cumulative	58

M.	Annual Financial Statements	58

33.	PARKING	58

34.	RIGHT OF FIRST OFFER	58

35.	HAZARDOUS MATERIALS	61

A.	Definition; Representation and Warranty from Tenant	61

B.	General Prohibition	61

C.	Notice	62

D.	Survival	62

36.	SIGNAGE	63

37.	RECORDATION	63

38.	ADDITIONAL SURRENDER OPTION	63

39.	TELECOMMUNICATIONS AND OTHER UTILITY PROVIDERS	66

40.	CONFIDENTIAL INFORMATION	67

41.	APPROVAL	67

42.	LANDLORD’S REPRESENTATIONS	67

43.	SURRENDER OBLIGATIONS

v

401 NORTH BROAD STREET,
PHILADELPHIA, PENNSYLVANIA
LEASE
          THIS LEASE (the “Lease”) is made and entered into this 20th day of November, 2009 (the “Effective Date”), by and between CALLOWHILL MANAGEMENT, INC., a Pennsylvania corporation as managing agent for 440 EAST 62ND STREET CO., L.P., a New York Limited Partnership (“Landlord”), and SUNGARD AVAILABILITY SERVICES LP, a Pennsylvania Limited Partnership (“Tenant”).
          In consideration of the Rent hereinafter reserved and the agreements hereinafter set forth, Landlord and Tenant mutually agree, intending to be legally bound, as follows:
          1. DEFINITIONS.
          Except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the meanings assigned to them in this Section:
               A. Alterations. Any improvements, alterations, fixed decorations or modifications, structural or otherwise, to the Premises, the Building or the Land, as defined below, including but not limited to the installation or modification of carpeting, partitions, counters, doors, air conditioning ducts, plumbing, piping, lighting fixtures, wiring, hardware, locks, ceilings and window and wall coverings.
               B. Base Operating Expenses. Operating Expenses (including Real Estate Taxes) equal to $[XXX]* multiplied by the number of square feet of rentable area then comprising the Premises, excluding the Roof/Track Premises.
               C. Building. The building located at 401 North Broad Street, Philadelphia, Pennsylvania 19108, in which the Premises are located. Except as expressly indicated otherwise, the term “Building” shall include all portions of said building, including but not limited to the Premises and the Common Areas.
               D. Common Areas. Those areas of the Building and/or Land, as the case may be, made available by Landlord for use by Tenant in common with the Landlord, other tenants of the Building and the employees, agents and invitees of Landlord and of such other tenants.

*	Omitted and submitted by the Filers separately to the U.S. Securities and Exchange Commission under a request for confidential treatment.

               E. Comparable Buildings. Buildings in the Philadelphia, Pennsylvania market that are comparable to the Building.
               F. Consumer Price Index. The Consumer price Index for All Urban Consumers, CPI-U, published by the Bureau of Labor Statistics of the United States Department of Labor, Philadelphia-Wilmington-Atlantic City, Pa.-N.J.-Del.-Md. Area ‘All Items’ (1982-84=100), or any successor index thereto covering Philadelphia, appropriately adjusted. In the event that the Consumer Price Index is converted to a different standard reference base or otherwise revised, the determination of adjustments provided for herein shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics, or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc., or any other nationally recognized publisher of similar statistical information. If the Consumer Price Index ceases to be published, and there is no successor thereto, such other index as Landlord shall select and Tenant shall approve, such approval not to be unreasonably withheld, shall be substituted for the Consumer Price Index.
               G. Default Rate. That rate of interest which is two (2) percentage points above the annual rate of interest which is publicly announced by Bank of America or its successor entity, if applicable (“Bank of America”), from time to time as its “prime” rate of interest, irrespective of whether such rate is the lowest rate of interest charged by Bank of America to commercial borrowers. In the event that Bank of America ceases to announce such a prime rate of interest, Landlord, in Landlord’s reasonable discretion, shall designate the prime rate of interest by another bank located in the Philadelphia, Pennsylvania metropolitan area, which shall be the prime rate of interest used to calculate the Default Rate.
               H. Existing Lease. Collectively, the leases and various amendments thereto as more fully described on Exhibit A attached hereto and made a part hereof (collectively, the “Existing Lease”) pursuant to which Tenant (formerly known as SunGard Recovery Services LP) leased from Landlord, and currently occupies, the Premises. Tenant hereby ratifies and affirms the provisions of the Existing Lease.
               I. Fiscal Year. Each consecutive twelve (12) month period during the Term of this Lease that commences on January 1 and concludes on December 31 inclusive.
               J. GAAP. Generally accepted accounting principles in the United States as of the date of determination, consistently applied.
               K. Ground Leases. That certain: (i) Ground Lease dated September 3, 1959, as amended on June 10, 1963, April 19, 1978, and September 10, 1999, originally with Terminal Commerce Building of Philadelphia Inc., as landlord, expiring in 2059, and all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof (the “Existing Ground Lease”), and (ii) the Sub-Surface Agreement (as hereinafter defined), and all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof, and (iii) any ground or underlying lease of the Property or any part thereof hereafter made by Landlord and all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof (“Future Ground Leases”).
               L. Holidays. New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Christmas Day and any other holidays designated by an executive order of the President of the United States or by Act of Congress.
               M. Inside Infrastructure. All generators, fuel storage, conduit, wiring, pipes, raised floor, interior demising walls, partitions, HVAC equipment (including ducting, piping, pumps and insulation) to the extent such HVAC equipment does not satisfy the HVAC Requirements (as hereinafter defined), and distribution systems installed or constructed by or on behalf of Tenant within the Retained Premises and servicing the Premises and by which mechanical, electrical, plumbing, sanitary, HVAC, security, life-safety and other service systems are distributed from the base Building risers, feeders, panelboards, etc. for provision of such services to the Premises. The term “HVAC Requirements” shall mean that such HVAC equipment, and the placement thereof, shall not interfere with the use of any portion of the Premises by any successor tenant of any such Premises, in Landlord’s commercially reasonable judgment, and that the same shall not interfere with there being, in all such Retained Premises, a minimum of 8 1/2 feet from the slab to the lowest level of a dropped ceiling, as reasonably determined by Landlord. Tenant shall not remove any HVAC equipment within the Retained Premises that shall satisfy the HVAC Requirements, and shall leave the same in working order.
               N. Land. The real estate that supports the Building, and all associated easements, as more particularly described on Exhibit B attached hereto. The Building and the Land on which it is built are sometimes referred to herein as the “Property”.
               O. Lease Commencement Date. January 1, 2010.
               P. Lease Year. That period of twelve (12) consecutive calendar months that commences on the Lease Commencement Date, and each consecutive twelve (12) month period thereafter. The earliest such twelve (12) month period shall be referred to as the “first Lease Year,” and each of the following Lease Years shall similarly be numbered for identification purposes.
               Q. Mortgages. All mortgages, deeds of trust and similar security instruments which may now or in the future encumber or otherwise affect the Building and/or the Land, including mortgages related to both construction and permanent financing. “Mortgagees” shall denote those persons and entities holding such mortgages, deeds of trust and similar security instruments.
               R. Operating Expenses. The sum of (I) all costs and expenses incurred by Landlord during any Fiscal Year, as defined in Subsection 1.I. above, in managing, operating and maintaining the Building and the Land, as determined by Landlord and calculated in accordance with GAAP and (II) all Real Estate Taxes. Such costs and expenses shall include, but not be limited to, the cost of water, gas, sanitary sewer, storm sewer, electricity and other utilities furnished to the Common Areas of the Building, trash removal, telephone services and janitorial services and supplies furnished to the Common Areas of the Building, insurance, security services, labor costs (including social security taxes and contributions and fringe benefits) for Building employees at or below the grade of building manager, charges under maintenance and service contracts (including but not limited to chillers, boilers, elevators, window and security services), heating, ventilating and air conditioning (“HVAC”), other than HVAC provided by tenants or occupants of the Building, management fees in an amount equal to those then typically charged by landlords of Comparable Buildings (the “Market Management Fee”; provided, however, in no event shall such management fees included in Operating Expenses in respect of any Fiscal Year be less than [XXX]* ([XXX]* %) percent of gross revenues from the Building for such Fiscal Year, or exceed [XXX]* ([XXX]* %) percent of gross revenues from the Building for such Fiscal Year, regardless of what is then the Market Management Fee), business taxes, license fees, public space and vault rentals and charges, costs, charges and other assessments made by or for any entity operating a business improvement district in which the Building is located, and the cost of any equipment or services provided by Landlord in connection with the servicing, operation, maintenance, repair and protection of the Building and the Land and related exterior appurtenances (whether or not provided on the Lease Commencement Date), including, without limitation, the cost of ongoing repairs and maintenance of the façade of the Building (as distinguished from the tearing down and replacement of a significant portion of a wall, which tear down and replacement but not ongoing repairs and maintenance shall be required to be treated as a capital improvement, and which shall be so treated by Landlord as a capital improvement as provided below). Operating Expenses shall include the actual cost of capital improvements or capital expenditures otherwise includable in Operating Expenses pursuant to the provisions of this Section 1.Q. and which shall have been made by Landlord to manage, operate or maintain the Building, together with any financing charges incurred in connection therewith at the Applicable Op Ex Financing Rate (as hereinafter defined), provided that such costs shall be amortized over the useful life of the improvements, as determined in accordance with GAAP, and only the portion attributable to the Fiscal Year in question shall be included in Operating Expenses for such Fiscal Year (it being agreed that, regardless of the aggregate amount of such capital improvements or capital expenditures with respect to any Fiscal Year, the amortized amount that may be included in Operating Expenses for such Fiscal Year shall not exceed [XXX]* Dollars ($[XXX]*)). Notwithstanding anything to the contrary contained herein the term “Applicable Op Ex Financing Rate” shall mean, with respect to each capital improvement included within Operating Expenses, the lesser of (X) [XXX]* ([XXX]*%) percent per annum and (Y) the sum, expressed as a percentage, of (1) the per annum yield rate payable at the time of the performance of such capital improvement with respect to the U.S. Treasury Bill having a maturity period which is closest to the length of the useful life of such capital improvement, as determined in accordance with GAAP, plus (2) [XXX]* basis points.
               Notwithstanding the foregoing or anything to the contrary contained in this Lease, the term Operating Expenses shall not include any of the following: (i) repairs or other work occasioned by fire, windstorm or other insured casualty or a casualty intended to be

*	Omitted and submitted by the Filers separately to the U.S. Securities and Exchange Commission under a request for confidential treatment.

insured as provided herein, other than Allowable Deductibles maintained by Landlord, or repairs or other work occasioned by condemnation or a transfer in lieu thereof to the extent such costs are reimbursed by any award received in connection with such taking or transfer; (ii) leasing commissions, accountants’, consultants’, auditors or attorneys’ fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with other tenants or prospective tenants or other occupants, or associated with the enforcement of any other leases or the defense of Landlord’s title to or interest in the real property, the Ground Leases, or any part thereof; (iii) costs (including permit, licenses and inspection fees) incurred in renovating or otherwise improving or decorating, painting, or redecorating space for other tenants or other occupants or vacant leasable space; (iv) rents or payments under the Ground Leases or under the Sub-Surface Agreement; (v) costs incurred due to a breach by Landlord of the terms and conditions of this Lease or any other lease in the Building; (vi) amounts paid to subsidiaries or affiliates of Landlord for services other than management on or to the Building or for supplies, utilities or other materials or services, to the extent that the costs of such services, supplies, utilities or materials exceed the reasonable costs that would have been paid had the services, supplies or materials been provided by unaffiliated parties on a reasonable basis without taking into effect volume discounts or rebates offered to Landlord as a bulk purchaser; (vii) interest on debt or amortization payments on any mortgage or any other borrowings except as otherwise provided herein; (viii) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; (ix) expenses resulting from the negligence or willful misconduct of Landlord other than Allowable Deductibles; (x) any fines or fees for Landlord’s late payments or failure to comply with governmental, quasi-governmental, or regulatory agencies’ rules and regulations, to the extent that the same shall not be attributable to Tenant’s failure to pay any amount due under this Lease; (xi) legal, accounting and other expenses related to Landlord’s financing, re-financing, mortgaging, ground leasing or selling the Building or the Land; (xii) costs for acquiring sculpture, decorations, painting or other objects of art in excess of amounts typically spent for such items in office buildings of comparable quality in the competitive area of the Building; (xiii) compensation and benefits of executive officers of Landlord above the level of building manager; (xiv) commissions payable to leasing brokers; (xv) capital expenditures incurred in connection with remedying violations existing on the date hereof of the applicable building code and the Americans With Disabilities Act of 1990, as amended (“ADA”) (collectively, “Existing Violations”), but only if and to the extent that the same (a) relate solely to areas of the Property that are usable by Tenant in common with other tenants of the Building, and (b) neither Tenant’s, nor any of its subtenants’ or Permitted Users’, or its or their officers, employees, agents, representatives, customers, business visitors, affiliates, agents, employees, contractors, subtenants, assignees or invitees use and occupancy of the Premises or the business conducted by any of them therein, nor their presence on the Property, has caused or created the Existing Violations; (xvi) cost of any service provided to tenants or other occupants of the Building for which Landlord is entitled to be reimbursed other than pursuant to provisions similar to the provisions herein relating to Operating Expenses; (xvii) fines or penalties incurred by Landlord due to Landlord’s failure to cure, on a timely basis, following receipt of notice thereof from the applicable governmental agency having jurisdiction, a violation of any applicable governmental law, requirement or order; (xviii) intentionally omitted; (xix) expenditures for which Landlord is reimbursed from any insurance carrier or from any tenant, including the Tenant other than pursuant to provisions similar to the provisions herein relating to Operating Expenses; (xx) bad debt loss, rent loss, or reserves for either of them; (xxi) the cost of electricity furnished to leased space in the Building; (xxii) expenses of relocating or moving tenants and of leasing to and processing new tenants, including lease concessions; (xxiii) costs incurred in the removal, abatement or other treatment of asbestos or other Hazardous Materials (as hereinafter defined) present in those areas of the Building that are leasable to individual tenants (as distinguished from the Common Areas), but only if and to the extent that the same were not generated or introduced by Tenant, or any of its subtenants or Permitted Users, or its or their agents, officers, employees, contractors, agents, representatives, customers, business visitors or invitees; (xxiv) costs incurred in the removal of underground storage tanks and any soil cleanup in connection therewith; (xxv) the cost of capital expenditures or capital improvements but only if, and to the extent that, with respect to a particular Fiscal Year during the Term, the amortized portion of the cost of such capital expenditures or capital improvements that would otherwise be includable in Operating Expenses exceeds [XXX]* Dollars ($[XXX]*) in the aggregate (with only the portion in excess of [XXX]* Dollars ($[XXX]*) being excluded from Operating Expenses for such Fiscal Year); (xxvi) costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including, without limitation, accounting and legal expenses, costs of selling, syndicating, financing, mortgaging or hypothecating Landlord’s interest in the Building, costs of any disputes between Landlord and its employees, or building managers; (xxvii) amounts paid to maintain any type of reserve fund; (xxviii) expenses for any item or service provided to another tenant of the Building and not provided to Tenant; (xxix) all costs of signs in or on the Building identifying exclusively the owner or manager of the Building; (xxx) charitable and political contributions made by Landlord, and dues paid to any professional lobbying organization; (xxxi) any profits received by Landlord because the aggregate proportionate shares of Operating Expenses of all tenants in the Building exceed a number greater than one hundred percent (100%); (xxxii) costs of purchasing any air or development rights for expansion of the Building; (xxxiii) costs incurred in connection with the sale or transfer of Landlord’s interest in the Building or Land; (xxxiv) overtime costs incurred as a result of another tenant or occupant in the Building to the extent that Landlord is entitled to be reimbursed for the same other than pursuant to provisions similar to the provisions hereof relating to Operating Expenses; (xxxv) any cost or expense exclusively for retail space in the Building; (xxxvi) capital expenditures incurred in connection with constructing additional tenantable areas at the Building or in converting the classification of the Building (i.e., converting it from the current classification to a class-A office building) or otherwise improving the Building’s value without contributing to proper operation, management or maintenance, as each are distinguished from capital expenditures incurred in managing, operating and maintaining the Building in its current high quality; (xxxvii) capital expenditures incurred in connection with any replacement of the Dedicated Elevators (but only for so long as such Dedicated Elevators shall remain dedicated for Tenant’s exclusive use and access, as provided in Section 12.G. below); (xxxviii) Landlord’s general overhead and administrative costs and expenses not directly related to the operation of the Land and Building, and (xxiv) management fees in excess of [XXX]* ([XXX]*%) of gross revenues from the Land or Building per annum and rent in excess of the fair market rental value of any management

*	Omitted and submitted by the Filers separately to the U.S. Securities and Exchange Commission under a request for confidential treatment.

office (not to exceed 2,000 rentable square feet) in the Building. Notwithstanding anything to the contrary contained herein, with respect to any insurance carried by Landlord hereunder, the premium for which is included in Operating Expenses, the same shall not, without Landlord having obtained Tenant’s prior consent thereto, which consent shall not be unreasonably withheld, delayed or conditioned, have a deductible in excess of $1,000,000 (as the same may be increased to reflect deductible amounts typically carried by landlords of Comparable Buildings) (an “Allowable Deductible”).
               In the event that, during any Fiscal Year or portion thereof during the Term, Landlord shall furnish any utility or service which is included in the definition of Operating Expenses to less than [XXX]*percent ([XXX]*%) of the rentable area of the Building then the Operating Expenses for such Fiscal Year which vary with occupancy shall be increased to equal the total expenses that would have been incurred if [XXX]* percent ([XXX]*%) of the rentable area of the Building had been occupied for the entire Fiscal Year. In no event shall Landlord be entitled to receive from Tenant and any other tenants in the Building an aggregate amount in excess of actual Operating Expenses as a result of the foregoing provisions and Landlord shall not recover any items of cost more than once. In the event Landlord “grosses up” any item of Operating Expenses as provided herein, Landlord’s statement of Operating Expenses provided in accordance with Section 5.B. below shall include the “grossed up” figures set forth in reasonable detail showing Landlord’s calculation of the gross up, including the vacancy and others factors relevant thereto.
               S. Outside Infrastructure. Only to the extent that the same are not located within any portion of the Retained Premises, generators, fuel storage, conduit, wiring, pipes and HVAC equipment installed or constructed by or on behalf of Tenant wherever located on the Property but outside of the Retained Premises, and any equipment installed by or on behalf of Tenant on any portion of the roof of the Building (it being agreed that the items listed on Exhibit E attached hereto qualify as Outside Infrastructure and in no event shall Tenant be required to remove same and/or restore the Property with respect to any item of Outside Infrastructure listed on Exhibit E, nor shall Tenant remove the same).
               T. Premises. 579,360 square feet of rentable area, as mutually agreed to by Landlord and Tenant, on the Mezzanine, 1st Floor Lobby (as hereinafter defined), 5th, 6th, 7th, 8th, 9th, 10th, 11th floors of the Building, as shown by hatching on the floor plans attached hereto as Exhibit C, consisting initially of (I) 562,928 square feet of rentable area, as mutually agreed to by Landlord and Tenant, on the Mezzanine, 1st Floor Lobby, 6th, 7th, 8th, 9th, 10th, 11th floors of the Building (the “Retained Premises”) which shall not be subject to measurement; and (II) the area on the 9th floor, shown on Exhibit C as the surrendered premises (the “Initial Surrendered Premises”) consisting of 16,432 square feet of rentable area, as mutually agreed to by Landlord and Tenant. In addition, although not included in the number of square feet of rentable area referred to above, the Premises shall include the Roof/Track Premises (as hereinafter defined). At such time as Tenant shall lease additional premises in the Building as provided herein or otherwise, or shall duly and validly surrender

*	Omitted and submitted by the Filers separately to the U.S. Securities and Exchange Commission under a request for confidential treatment.

any portion of the Premises, as provided in this Lease, including the Initial Surrendered Premises, the number of rentable square feet in the Premises shall be modified accordingly, and (i) the Base Rent shall be adjusted to account for such change in the number of rentable square feet comprising the Premises and (ii) Tenant’s Share shall be adjusted to account for such change in the number of rentable square feet comprising the Premises. If Tenant shall, now or hereafter lease the entirety of a floor(s) of the Building, the Premises shall include the common corridors and restrooms on such floor(s).
               U. Removal Property. All Alterations, including Tenant Common Alterations, Tenant’s Personal Property, fixtures, installations, equipment, Inside Infrastructure (other than HVAC equipment that shall satisfy the HVAC Requirements), or other property heretofore or hereafter installed by or on behalf of Tenant or that Tenant caused to be located in the Premises, the Building or the Land. Notwithstanding the foregoing, Tenant shall not be required to remove and/or restore the Premises with respect to the Mezzanine Staircase and the Mezzanine Elevator (each as defined in Exhibit E), and HVAC equipment that shall satisfy the HVAC Requirements.
               V. Roof/Track Premises. 21,000 square feet of rentable area on the roof, and [1,000] square feet of rentable area on the track level, each as mutually agreed to by Landlord and Tenant, and as depicted by cross-hatching on Exhibit C-1 attached hereto (with the roof portion being referred to as the “Roof Premises” and the track portion being referred to as the “Track Premises”).
               W. Real Estate Taxes. All taxes and assessments, general or special, ordinary or extraordinary, and foreseen or unforeseen, that are assessed, levied or imposed upon the Building and/or the Land during the Term or, if levied or assessed prior to or after the Term, which properly are allocable to the Term, under any current or future taxation or assessment system or modification of, or supplement or substitute for, such system, whether or not based on or measured by the receipts or revenues from the Building or the Land (including all taxes and assessments for public improvements or any other purpose and any similar taxes). Notwithstanding the foregoing, Real Estate Taxes shall specifically exclude net income taxes assessed against the Landlord or the owner of the Land, franchise taxes, estate taxes, sales taxes (except that such exclusion shall not result in any paid sales taxes being excluded from other Operating Expenses), corporate income taxes, capital stock taxes, employment benefit taxes, social security taxes, worker’s compensation taxes, capital levy, succession, inheritance, net income or profit tax or capital levy that is or may be imposed upon Landlord or the owner of the Land, including the gross receipts portions of the Philadelphia Business Privilege Tax or transfer taxes payable by the Landlord or the owner of the Land, corporate franchises, capital stock, loans and bonus taxes imposed upon any owner or ground lessee of the Land, any late fees, penalties or interest with respect to the payment of any Real Estate Taxes to the extent that the same shall not be attributable to Tenant’s failure to pay any amount due under this Lease, and any income, profits or revenue tax, assessment or charge imposed upon Rent as such may be payable by the Tenant. Subject to the terms of this Lease, Real Estate Taxes also shall include all reasonable expenses incurred by Landlord in obtaining or attempting to obtain, in good faith, a reduction of any such taxes, rates or assessments, including but not limited to reasonable, actually incurred legal fees, but shall not include any taxes on Tenant’s Personal Property or other tenants’ personal property, which taxes are the sole obligation of each tenant.

Notwithstanding anything to the contrary contained herein, if at any time the methods of taxation prevailing on the date hereof shall be altered so that in lieu of or as an addition to the whole or any part of Real Estate Taxes, there shall be assessed, levied or imposed (1) a tax, assessment, levy, imposition or charge based on the gross receipts (except as such relates to the gross receipts portions of the Philadelphia Business Privilege Tax), income or rents received from the Building and the Land whether or not wholly or partially as a capital levy or otherwise, (2) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Building and the Land and imposed upon Landlord, (3) a license fee measured by the rents, or (4) any other tax, assessment, levy, imposition, charge or license fee however described or imposed, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Real Estate Taxes provided that they are assessed against real property or the owners of real property as a class.
               X. Rent. All Base Rent and Additional Rent.
                    (1) Base Rent. The amount payable by Tenant pursuant to Subsection 4.A. below.
                    (2) Additional Rent. All sums of money payable by Tenant pursuant to this Lease other than Base Rent, including, but not limited to, Tenant’s Operating Expenses Payment, late charges and charges for after hours services.
               Y. Sub-Surface Agreement. That certain agreement dated March 1, 1978, as amended on June 18, 2008, initially by and between Andrew L. Lewis, Jr. and Joseph Castle, as Trustees of Reading Company, predecessor-in-interest to Anthony Horwath, Sr., John Sheridan, Joseph Gabor and Ann Gabor, as lessor, and 401 North Corporation, predecessor-in-interest to Landlord, as lessee, as renewed or amended from time to time.
               Z. Tenant’s Personal Property. All equipment, improvements, machinery, furnishings, trade fixtures, servers and/or other personal property now or hereafter installed or placed in or on the Premises by and at the sole expense of Tenant or with Tenant’s permission (other than any property of Landlord), with respect to which Tenant has not been granted any credit or allowance by Landlord (whether under the Existing Lease or this Lease), and which: (i) is removable without damage to the Premises, the Building and the Land (or, in the event that the removal of the same would cause damage, Tenant shall, at its expense, repair all such damage following such removal), and (ii) is not a replacement of any property of Landlord, whether such replacement is made at Tenant’s expense or otherwise.
               AA. Tenant’s Restoration Obligations. The obligation of Tenant, upon the removal by Tenant of any Removal Property, Outside Infrastructure (if applicable and excluding the items listed on Exhibit E, all of which Outside Infrastructure shall remain and shall be left in working order on the date it is surrendered), Tenant Common Alterations or other property, to repair, in a good and workmanlike manner, all damage to the Premises, Building and/or Land caused by the removal of the same, including, without limitation, patching holes caused by core drilling and removal of staircases (other than the Mezzanine Staircase and Mezzanine Elevator, which may remain in the Building as provided in Section 1.T. above) and replacing portions of the floor removed to accommodate such staircases.

               BB. Unavoidable Delay. Any delays in the performance of a party’s obligations under this Lease, other than the obligation to pay sums due hereunder, due to strikes, labor disputes, slow downs, job actions, picketing, secondary boycotts, shortages or unavailability of material and/or supplies, labor or energy, acts of God, governmental restrictions, actions or inactions, enemy action, acts of terrorism, civil commotion, public disorder, or riot, fire, unavoidable casualty, general delays in transportation or any other causes beyond the reasonable control of such party.
          2. TERM.
               A. Term of Lease. The term of this Lease (the “Term”) is fifteen (15) years and shall commence on the Lease Commencement Date, and shall terminate at midnight on December 31, 2024, or such earlier date on which this Lease is terminated pursuant to the provisions hereof (the “Lease Expiration Date” or “Expiration Date”). Subject to the terms and conditions contained herein, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord for the Term. In addition, Landlord grants to Tenant the right to use, on a non-exclusive basis and in common with other tenants, the Common Areas. The “Initial Term” shall mean the initial fifteen (15) year Term, without regard to any renewal or extension thereof.
               B. Declarations. If requested by the other at any time during the Term, Landlord and Tenant promptly will execute a declaration in the form attached hereto as Exhibit D, to the extent that the information thereon is true and correct.
               C. Existing Lease. Except as expressly set forth herein, upon the Lease Commencement Date, this Lease shall govern the obligations between the parties and the terms of the Existing Lease shall thereafter become null and void and of no further force or effect except that nothing herein contained shall be deemed to constitute a release or discharge of Landlord or Tenant from: (a) any obligation or liability heretofore or hereafter accrued or incurred under the Existing Lease, or any lease or occupancy agreement between Tenant and Landlord and outstanding and unsatisfied on the Lease Commencement Date (including, without limitation, any deficiency in Tenant’s obligation to pay tax payments and/or operating expense payments or Landlord’s obligation to reimburse Tenant for any overpayment of tax payments, operating expenses and/or any other item of additional rent), or (b) any obligation or liability in respect of a third party (under the insurance and indemnification provisions of this Lease or otherwise) arising prior to the Lease Commencement Date (even though any action or proceeding may be brought after the Lease Commencement Date).
               D. Renewal.
                    (1) Provided, and on the condition that, at the time of the exercise of such right and immediately prior to the Renewal Term Commencement Date (as hereinafter defined), no Default shall have occurred and be continuing hereunder, Tenant shall have the right (the “Renewal Option”) to renew the Term for all of the Premises for one renewal term of five (5) years (the “Renewal Term”) commencing on January 1, 2025 (the “Renewal Term Commencement Date”) and ending on December 31, 2029, unless the Renewal Term shall sooner terminate pursuant to any of the terms of this Lease or otherwise. If Tenant is desirous of exercising the Renewal Option, Tenant shall give Landlord written notice not later than July 31, 2023, of Tenant’s exercise of the Renewal Option (“Tenant’s Renewal Notice”), it being agreed that time is of the essence with respect to the giving of Tenant’s Renewal Notice. The annual Base Rent payable during the Renewal Term shall be equal to the greater of (a) the annual Fair Market Rental Rate (as hereinafter defined) as of the Renewal Term Commencement Date and (b) the annual Base Rent then in effect at the expiration of the Initial Term of this Lease (without giving effect to any abatements which shall then be in effect due to fire or casualty, condemnation or the failure of an Essential Service (as hereinafter defined)).
                         The Renewal Term shall be upon all of the agreements, terms, covenants and conditions of this Lease, except that (x) the Base Rent shall be determined as provided below, and (y) Tenant shall have no further right to renew the Term. Upon the commencement of the Renewal Term, (1) the Renewal Term shall be added to and become part of the Term, (2) any reference to “this Lease”, to the “Term”, the “term of this Lease” or any similar expression shall be deemed to include the Renewal Term, and (3) the expiration of the Renewal Term shall become the Lease Expiration Date. Any termination, cancellation or surrender of the entire interest of Tenant under this Lease (other than a Permitted Transfer, as such term is hereinafter defined) at any time during the Term shall terminate any right of renewal of Tenant hereunder.
                    (2) Within twenty (20) days after receipt of Tenant’s Renewal Notice, Landlord shall advise Tenant in writing of Landlord’s initial determination of the then Fair Market Rental Rate for the Premises (“Landlord’s Initial Determination”). If Tenant shall dispute Landlord’s Initial Determination then Tenant may either (i) irrevocably rescind the Tenant’s Renewal Notice (the “Rescission Option”) by providing Landlord with notice of such rescission not later than twenty (20) days after receipt of Landlord’s Initial Determination or (ii) within such 20-day period, advise Landlord, in writing of Tenant’s initial determination of the then Fair Market Rental Rate for the Premises (“Tenant’s Initial Determination”), in which event Landlord and Tenant shall, during the 30 day period subsequent to Landlord’s receipt of Tenant’s Initial Determination (the “Negotiation Period”), negotiate, in good faith, the Fair Market Rental Rate. In the event that, within twenty (20) days after receipt of Landlord’s Initial Determination, Tenant shall neither exercise the Rescission Option, nor deliver Tenant’s Initial Determination, then Tenant shall be deemed to have irrevocably exercised Tenant’s Rescission Option. In the event that Tenant shall have elected to deliver Tenant’s Initial Determination, Tenant shall again have the option of exercising the Rescission Option by providing Landlord with notice of such rescission not later than the 15th day immediately following the expiration of the Negotiation Period (the “Outside Rescission Date”) time being of the essence with respect to the giving of such notice (the “Outside Rescission Option”), in which event the Lease shall expire and be of no further force or effect upon the Expiration Date. If Tenant shall not have duly and timely exercised the Outside Rescission Option on or before the Outside Rescission Date, and if the Fair Market Rental Rate shall not have been determined by Landlord and Tenant as of the expiration of the Negotiation Period, then such dispute shall be resolved by arbitration as provided in Subsection 2.D(3). In the event that Base Rent payable during the Renewal Term is not determined prior to the Renewal Term Commencement Date, Tenant shall pay Base Rent in an amount equal to the Base Rent payable for the Premises as of the Expiration Date. Upon final determination of the Base Rent for the Renewal Term, Tenant shall commence paying Base

Rent as so determined, and within thirty (30) days after such determination Tenant shall pay any deficiency in prior payments of Base Rent. “Fair Market Rental Rate” shall mean the fair market annual rental value of the Premises as of the Renewal Term Commencement Date for a term equal to the Renewal Term, based on comparable space in the Building, or on comparable space in Comparable Buildings, taking into account (i) all of Landlord’s services provided for in this Lease, and with (ii) all Inside Infrastructure and Outside Infrastructure and improvements to the Premises and the Building, which were paid for and installed by Tenant either during or prior to the Term, and any base building upgrades paid for by Tenant, (iii) the Base Operating Expense being equal to $[XXX]* multiplied by the number of square feet of rentable area then comprising the Premises, excluding the Roof/Track Premises, (iv) Landlord will not be required to perform any work, improvements, alterations or decorations in order to prepare the premises for occupancy in connection with such leasing and will not be required to provide any improvement or refurbishment allowance, (v) no free rent period or other concessions will be afforded in connection with such leasing, (vi) the Fair Market Rental Rate shall reflect only the actual brokerage commission, if any, payable by Landlord to a third party broker in connection with renewing the lease, as the case may be, pursuant to a separate agreement between Landlord and such broker in effect as of the date of the Lease (but in the event that any such broker shall be related to Landlord, in no event shall any commission in excess of a market rate commission be considered in determining Fair Market Rental Rate); (vii) with respect to the Renewal Term, there shall be no down time during which a tenant shall not be paying rent between the expiration of the current term of this Lease and the commencement of the Renewal Term, (viii) the quality of Tenant’s credit, (ix) the leasing will be made as an arm’s length transaction, (x) Tenant shall have no relocation expenses or disruption of its operation by virtue of having to move, and (xi) all other relevant factors, including without limitation, concessions typical in the marketplace but only for lease renewals.
                    (3) If Tenant shall not have duly and timely exercised the Outside Rescission Option on or before the Outside Rescission Date, and if Fair Market Rental Rate shall not have been agreed upon by Landlord and Tenant as of the expiration of the Negotiation Period, the Fair Market Rental Rate shall be determined by impartial arbitrators, one to be chosen by the Landlord, one to be chosen by Tenant, and a third to be selected, if necessary, as below provided. Landlord and Tenant may revise, respectively, Landlord’s Initial Determination and Tenant’s Initial Determination (such revised determinations being referred to respectively as “Landlord’s Determination” and “Tenant’s Determination”). Landlord’s Determination and Tenant’s Determination shall each be submitted to the arbitrators. The sole obligation of the arbitrators is to select which of Landlord’s Determination or Tenant’s Determination most closely resembles the Fair Market Rental Rate. The unanimous written decision of the two first chosen, without selection and participation of a third arbitrator, or otherwise, the written decision of a majority of three arbitrators chosen and selected as aforesaid, shall be conclusive and binding upon Landlord and Tenant. Landlord and Tenant shall each notify the other of its chosen arbitrator within ten (10) days following the Outside Rescission Date and, unless such two arbitrators shall have reached a unanimous decision within twenty (20) days after their designation, they shall so notify the President of the Philadelphia Board of

*	Omitted and submitted by the Filers separately to the U.S. Securities and Exchange Commission under a request for confidential treatment.

Realtors (or such organization as may succeed to said Philadelphia Board of Realtors) and request that an impartial third arbitrator be selected to determine Fair Market Rental Rate. Each of the arbitrators shall have at least 10 years relevant experience and shall be an office building owner, an appraiser or a broker familiar with similar types of properties in the Philadelphia, Pennsylvania market who is familiar with the fair market value of comparable space in the Philadelphia, Pennsylvania metropolitan area. Such third arbitrator and the first two chosen shall, subject to the commercial arbitration rules of the American Arbitration Association, hear the parties and their evidence and render their decision within twenty (20) days following the conclusion of such hearing by selecting which of Landlord’s Determination or Tenant’s Determination most closely resembles the Fair Market Rental Rate, and notify Landlord and Tenant thereof, which determination shall be binding and conclusive upon Landlord and Tenant. Landlord and Tenant shall each bear the expense of the arbitrator it selects and shall equally share the expense of the third arbitrator, if any. Promptly following the determination of the Fair Market Rental Rate, the parties shall enter into an amendment to this Lease evidencing the extension of the Term for the Renewal Term and confirming the Base Rent for the Renewal Term, but the failure of the parties to do so shall not affect the effectiveness of the exercise of the Renewal Option or the determination of Base Rent for the Renewal Term.
                    (4) In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.
          3. CONDITION OF PREMISES; SURRENDER OF INITIAL SURRENDERED PREMISES.
               A. Existing Condition. Subject to the terms of this Lease, Tenant hereby accepts the Premises and the Property in their condition existing as of the date this Lease is executed by Landlord and Tenant, subject to all applicable federal, state and local laws, ordinances, regulations and permits governing the use of the Premises, the Building’s certificate of occupancy, if any, any applicable conditional use permits or variances, any easements, covenants or restrictions affecting the use of the Premises or the Building and any condition heretofore or hereafter created by or on behalf of Tenant. Except as expressly set forth herein, neither Landlord nor Landlord’s agents has made any representation or warranty as to the present or future suitability of the Premises, or the Property for the conduct of Tenant’s business. Tenant expressly acknowledges and agrees that Tenant is fully familiar with the condition of the Premises and the Property as Tenant has been in occupancy of the same for many years, and Tenant hereby accepts the Premises in its as is, where is condition, with all faults, on the Lease Commencement Date. Other than as expressly set forth herein, Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the Premises for Tenant’s occupancy or continued occupancy thereof.
               B. Surrender of Initial Surrendered Premises.
                    (1) On the Initial Surrender Date, as hereinafter defined, and on the condition that the Tenant shall not be in default beyond any applicable grace or cure period in its obligations under this Lease, Tenant shall be entitled to surrender to Landlord, and Landlord shall accept the surrender of, the Lease in respect of the Initial Surrendered Premises and the term and estate thereby granted, together with the Initial Surrendered Premises thereby demised, to the intent and purpose that the estate of Tenant in and to the Initial Surrendered Premises shall be wholly extinguished and that the term of the Lease in respect of the Initial Surrendered Premises shall expire on the Initial Surrender Date in the same manner and with the same effect as if such date were the date set forth in the Lease for the expiration of the Term thereof in respect of the Initial Surrendered Premises, but this Lease shall remain in full force and effect with respect to the Retained Premises. All Base Rent, Additional Rent and other amounts payable under the Lease in respect of the Initial Surrendered Premises shall be apportioned as of the Initial Surrender Date. The “Initial Surrender Date” shall mean a date occurring not earlier than January 1, 2010, and not later than June 30, 2010, as designated by Tenant in a notice (the “Initial Date Notice”) from Tenant to Landlord received by Landlord no later than 60 days prior to the date for surrender set forth in such Initial Date Notice.
                    (2) On or before the Initial Surrender Date, time being of the essence with respect to such date, Tenant shall, at Tenant’s sole cost and expense, remove all of Tenant’s Personal Property, trade fixtures and business equipment from the Initial Surrendered Premises and repair, in a good and workmanlike manner, all damage to the Premises, Building and/or Land caused by the removal of any of the Tenant’s Personal Property, trade fixtures and business equipment from the Initial Surrendered Premises (it being agreed that the HVAC system serving the Initial Surrendered Premises, and all associated piping and duct work (the “Initial Surrendered Premises HVAC”), shall not be required to be, nor shall it be, removed by Tenant) and vacate the Initial Surrendered Premises and deliver vacant possession thereof to Landlord in broom clean condition. Upon Tenant’s surrender of the Initial Surrendered Premises, Tenant shall, upon Landlord’s request, furnish (x) chilled water in order that the Initial Surrendered Premises HVAC shall continue providing HVAC service to the Initial Surrendered Premises, and (y) electricity, in order that the electric system theretofore servicing the Initial Surrendered Premises shall continue providing electricity to the Initial Surrendered Premises. In connection therewith, Tenant shall install submeters to measure the actual consumption of chilled water and/or electricity, as the case may be. So long as Landlord requests and obtains chilled water and/or electricity as aforesaid, Landlord shall pay, on a monthly basis, (I) for the consumption of chilled water necessary to cool the Initial Surrendered Premises using the Initial Surrendered Premises HVAC, as measured by such submeter, at Tenant’s actual cost, plus a monthly amount for depreciation of the Air Handler Units at the Applicable Op Ex Financing Rate based upon [XXX]*% of the residual value of the same as of the Initial Surrender Date, and (II) for the consumption of electricity, as measured by such submeter, at Tenant’s actual cost. All Outside Infrastructure shall be left in working order as of the Initial Surrender Date.

*	Omitted and submitted by the Filers separately to the U.S. Securities and Exchange Commission under a request for confidential treatment.

                    (3) Landlord shall accept the surrender of the Initial Surrendered Premises as of the Initial Surrender Date and in consideration of such surrender by Tenant and of the acceptance of such surrender by Landlord, Tenant and Landlord do hereby mutually release each other, their respective successors and assigns of and from any and all claims, damages, obligations, liabilities, actions and causes of action, of every kind and nature whatsoever arising under or in connection with this Lease in respect of the Initial Surrendered Premises from and after the Initial Surrender Date, except that nothing herein contained shall be deemed to constitute a release or discharge of Landlord or Tenant with respect to any obligation or liability in respect of the Initial Surrendered Premises (a) accruing under the Existing Lease or this Lease through the Initial Surrender Date, and outstanding and unsatisfied on the Initial Surrender Date (including, without limitation, any deficiency in Tenant’s obligation to pay tax payments and/or operating expense payments or Landlord’s obligation to reimburse Tenant for any overpayment of tax payments, operating expenses and/or any other item of Additional Rent relating to the Initial Surrendered Premises), or (b) to a third party (under the insurance and indemnification provisions of the Existing Lease or this Lease) arising prior to the Initial Surrender Date (even though any action or proceeding may be brought after the Initial Surrender Date).
                    (4) If Tenant shall fail to surrender the Initial Surrendered Premises as aforesaid, then, Tenant shall continue to be responsible for all obligations under this Lease in respect of the Initial Surrendered Premises through the date of actual surrender, and, in addition thereto, Tenant shall be deemed to be a holdover in respect of the Initial Surrendered Premises and be subject to all of Landlord’s rights and remedies set forth in this Lease as if such rights and remedies applied separately to the Initial Surrendered Premises, and Landlord may pursue against Tenant any and all remedies available to it as landlord under this Lease or otherwise, at law or in equity, separately in respect of the Initial Surrendered Premises.
                    (5) As of the day following the Initial Surrender Date, provided that Tenant shall have vacated the Initial Surrendered Premises as provided herein, this Lease shall be modified as follows:
                         (a) Tenant shall no longer be obligated to pay Base Rent or Additional Rent for the Initial Surrendered Premises for the period commencing on the Initial Surrender Date and ending on the Expiration Date;
                         (b) The number of square feet of rentable area comprising the Premises shall be reduced by the number of square feet of rentable area comprising the Initial Surrendered Premises and Tenant’s Share (as hereinafter defined) shall be adjusted in accordance with the number of square feet comprising the Initial Surrender Premises; and
                         (c) “Premises” shall be deemed to mean the Retained Premises and the Roof/Track Premises.

                    (6) Landlord and Tenant shall promptly prepare, execute and file such returns, affidavits and other documentation, if any, as may be required in connection with any real property transfer tax that may become, or may be asserted to be or become due, owing or imposed in connection with the surrender of the Initial Surrendered Premises at any time by the City of Philadelphia or the State of Pennsylvania or any agency or instrumentality of such City or State (with Tenant being solely responsible for the payment of any such real property transfer tax, if any). The provisions of this Subsection 3.B(6) shall survive the surrender of the Initial Surrendered Premises.
          4. RENT.
          From and after the Lease Commencement Date, Tenant shall pay to Landlord such Base Rent and Additional Rent as are set forth in this Section 4 and in Section 5 below.
               A. Base Rent. Tenant shall pay annual base rent (“Base Rent”) for the Premises in equal monthly installments (“Monthly Base Rent”), in advance, without demand or offset (other than as expressly set forth herein), on the first day of each calendar month during the Term in accordance with the following schedules.
                    1. ALL PREMISES (INCLUDING RETAINED PREMISES AND INITIAL SURRENDERED PREMISES BUT EXCLUDING ROOF/TRACK PREMISES):
                         As of the Lease Commencement Date, Base Rent in respect of the Premises (including the Retained Premises and the Initial Surrendered Premises, but excluding the Roof/Track Premises) shall be $[XXX]* per rentable square foot for each rentable square foot comprising the Premises.
                         Such Base Rent shall be adjusted on the anniversary of each Lease Year by comparing the “Base Rent Index” to the Maximum Base Rent shown on the “Maximum Base Rent Schedule”. On the anniversary of each Lease Year, the Base Rent shall be the lesser of the Maximum Base Rent indicated in the Maximum Base Rent Schedule and the Base Rent Index calculated for that Lease Year but in no event shall the annual Base Rent for any Lease Year be less than the annual Base Rent payable therefor during the prior Lease Year (without giving effect to any abatements which shall then be in effect due to fire or casualty, condemnation or the failure of an Essential Service). For purposes hereof: (a) the “Base Rent Index” for the first Lease Year shall be $[XXX]* per rentable square foot and shall be increased on the first day of each Lease Year thereafter so that it equals (x) $[XXX]* plus (y) $[XXX]* multiplied by [XXX]*% of the percentage increase in the Consumer Price Index from October 1, 2009, to October 1 of the Lease Year immediately preceding the Lease Year in question, and (b) the “Maximum Base Rent Schedule” is as follows:

*	Omitted and submitted by the Filers separately to the U.S. Securities and Exchange Commission under a request for confidential treatment.

Lease Year	Maximum Base Rent
Year 1:	$	[XXX]*
Year 2:	$	[XXX]*
Year 3:	$	[XXX]*
Year 4:	$	[XXX]*
Year 5:	$	[XXX]*
Year 6:	$	[XXX]*
Year 7:	$	[XXX]*
Year 8:	$	[XXX]*
Year 9:	$	[XXX]*
Year 10:	$	[XXX]*
Year 11:	$	[XXX]*
Year 12:	$	[XXX]*
Year 13:	$	[XXX]*
Year 14:	$	[XXX]*
Year 15:	$	[XXX]*
                         By way of example, assume that the Consumer Price Index on October 1, 2009, is 100. If, on October 1 preceding Lease Year 2, the Consumer Price Index is 105, then the Base Rent Index with respect to Lease Year 2 would be (x) $[XXX]* plus (y) $[XXX]* multiplied by [XXX]*% (which is [XXX]*% of the 5% of the increase between 100 and 105) which equals $[XXX]*), thus the Base Rent Index for Lease Year 2 would be $[XXX]* ($[XXX]* plus $[XXX]*). As the Maximum Base Rent shown on the Maximum Base Rent Schedule for Lease Year 2 is $[XXX]*, which is less than the Base Rent Index, then the Base Rent for Lease Year 2 is equal to the Maximum Base Rent shown on the Maximum Base Rent Schedule (i.e., the lesser of the Base Rent Index ($[XXX]*) and the Maximum Base Rent shown on the Maximum Base Rent Schedule ($[XXX]*)). If, instead, on October 1 preceding Lease Year 2, the Consumer Price Index is 101, then the Base Rent Index with respect to Lease Year 2 would be (x) $[XXX]* plus (y) $[XXX]* multiplied by [XXX]*% (which is [XXX]*% of the 1% increase between 100 and 101) which equals $[XXX]*), thus the Base Rent Index for Lease Year 2 would be $[XXX]* ($[XXX]* plus $[XXX]*). As the Maximum Base Rent shown on the Maximum Base Rent Schedule for Lease Year 2 is $[XXX]*, which is greater than the Base Rent Index, the Base Rent for Lease Year 2 would be equal to $[XXX]* (i.e., the lesser of the Base Rent Index ($[XXX]*) and the Maximum Base Rent shown on the Maximum Base Rent Schedule ($[XXX]*)). If, on October 1 preceding Lease Year 3, the Consumer Price Index fell to 101 after having been 105 on the October 1 preceding Lease Year 2, then the Base Rent Index with respect to Lease Year 3 would be (x) $[XXX]* plus (y) $[XXX]* multiplied by [XXX]*% (which is [XXX]*% of the 1% increase between 100 and 101) which equals $[XXX]*), thus the Base Rent Index for Lease Year 3 would be $[XXX]* ($[XXX]* plus $[XXX]*). The Maximum Rent shown on the Maximum Base Rent Schedule for Lease Year 3 is $[XXX]*. However, in light of the fact that the Base Rent in any Lease Year cannot be less than the annual Base Rent payable during the prior Lease Year, the Base Rent for Lease Year 3 would be remain $[XXX]*

*	Omitted and submitted by the Filers separately to the U.S. Securities and Exchange Commission under a request for confidential treatment.

(rather than being $[XXX]* the lesser of the Base Rent Index and the Maximum Rent shown on the Maximum Base Rent Schedule).
                         If, on October 1 preceding Lease Year 11, the Consumer Price Index is 120, then the Base Rent Index with respect to Lease Year 11 would be: (x) $[XXX]* plus (y) $[XXX]* multiplied by [XXX]*% (which is [XXX]*% of the 20% increase between 100 and 120) which equals $[XXX]*), thus the Base Rent Index for Lease Year 11 would be $[XXX]* ($[XXX]* plus $[XXX]*). As the Maximum Base Rent shown on the Maximum Base Rent Schedule for Lease Year 11 is $[XXX]*, which is greater than the Base Rent Index, then the Base Rent for Lease Year 11 would be equal to the Base Rent Index (i.e., the lesser of the Base Rent Index ($[XXX]*) and the Maximum Base Rent shown on the Maximum Base Rent Schedule ($[XXX]*)). If, instead, on October 1 preceding Lease Year 11, the Consumer Price Index is 150, then the Base Rent Index with respect to Lease Year 11 would be (x) $[XXX]* plus (y) $[XXX]* multiplied by [XXX]*% (which is [XXX]*% of the 50% increase between 100 and 150) which equals $[XXX]*), thus the Base Rent Index for Lease Year 11 would be $[XXX]* ($[XXX]* plus $[XXX]*). As the Maximum Base Rent shown on the Maximum Base Rent Schedule for Lease Year 11 is $[XXX]*, which is less than the Base Rent Index, the Base Rent for Lease Year 11 would be equal to $[XXX]* (i.e., the lesser of the Base Rent Index ($[XXX]*) and the Maximum Base Rent shown on the Maximum Base Rent Schedule ($[XXX]*)).
                         Each Lease Year the Base Rent Index will continue to increase at [XXX]*% of the increase in the Consumer Price Index from the Consumer Price Index for October 1, 2009. The Base Rent Index adjustments shall not be impacted by the Maximum Base Rent Schedule. The Base Rent for any given Lease Year shall always be the lesser of the two figures. Notwithstanding the foregoing, in no event shall the annual Base Rent for any Lease Year be less than the annual Base Rent payable therefor during the prior Lease Year (without giving effect to any abatements which shall then be in effect due to fire or casualty, condemnation or the failure of an Essential Service).
                    2. ROOF/TRACK PREMISES: As of the Lease Commencement Date, Base Rent in respect of the Roof/Track Premises shall be $[XXX]* per annum, payable in equal monthly installments of $[XXX]*. From and after the anniversary of the first Lease Year, such Base Rent with respect to the Roof/Track Premises shall be adjusted on the anniversary of each Lease Year to the lesser of (x) the Base Rent with respect to the Roof/Track Premises payable by Tenant for the prior Lease Year increased by the percentage increase in the Consumer Price Index between October 1 of such prior Lease Year from that in effect on the immediately preceding October 1st, and (y) [XXX]*% multiplied by the Base Rent payable by Tenant for the prior Lease Year. In no event shall the annual Base Rent in respect of the Roof/Track Premises for any Lease Year be less than the annual Base Rent payable therefor during the prior Lease Year.

*	Omitted and submitted by the Filers separately to the U.S. Securities and Exchange Commission under a request for confidential treatment.

                         Landlord shall provide Tenant with at least thirty (30) days’ prior written notice of any increase in Base Rent as aforesaid along with such back-up materials and/or calculations to support Landlord’s determination thereof (the “Annual Rent Increase Notice”). If Landlord fails to deliver the Annual Rent Increase Notice to Tenant on or before December 1 of each year, Tenant shall pay such increased amount on the later to occur of thirty (30) days after its receipt of the Annual Rent Increase Notice or the next scheduled date for payment of Base Rent; provided, however, that nothing herein is intended to relieve Tenant of its obligations to pay such increases to Base Rent as of the anniversary of each Lease Year. For example, if Landlord sends such notice to Tenant on December 15, then Tenant will pay the increased Base Rent as of February 1 at which time it will also pay the differential between the increased Base Rent (on a monthly basis) less the amount paid for the month of January at the rate for Base Rent payable for the prior Lease Year (on a monthly basis).
               B. Payment. All Base Rent and Additional Rent due and payable to Landlord under this Lease shall be made payable to Landlord and delivered to Landlord c/o the managing agent, at the Building, or such other address as Landlord may designate from time to time; provided, however, that if Tenant shall then be making electronic payments pursuant to any other lease or occupancy agreement to which it is a party, Tenant shall, at Landlord’s sole option, following at least thirty (30) days’ prior written notice to Tenant, thereafter make all payments of Base Rent and Additional Rent due and payable to Landlord under this Lease by means of electronic transfers of funds to Landlord’s designated financial institution. Except as expressly set forth otherwise in this Lease, Tenant will pay all Rent to Landlord without demand, deduction, set-off or counter-claim. Any Base Rent or regularly scheduled Additional Rent payable for a partial month during the Term shall be paid on a pro rata basis based on the number of days in such partial month included within the Term.
               C. Late Fee. If Tenant fails to make any payment of Rent on or before the date which is (x) thirty (30) days after payment is due, with respect to the installments of Rent payable for the months of January, 2010 and February, 2010, and (y) five (5) business days after payment is due for all other payments, then Tenant also shall pay to Landlord a late fee equal to five percent (5%) of the amount that is past due for each month or part thereof until such Rent is fully paid. Said late fee shall be deemed reimbursement to Landlord for its costs of carrying and processing Tenant’s delinquent account. Acceptance by Landlord of said late fee shall not waive or release any other rights or remedies to which Landlord may be entitled on account of such late payment.
               D. Audit Rights. Tenant shall have the right, at its sole cost and expense, to audit or have its appointed accountant or auditor audit or review the books and records of Landlord related to Operating Expenses (the “Audit Records”) provided that no such audit or review shall occur more frequently than once each calendar year, and no such auditor or accountant shall be hired or compensated on a contingent fee basis. Any such audit or review shall apply to only any of the three (3) prior calendar years (but Tenant may only audit a particular calendar year one time). In the event Tenant’s audit discloses any discrepancy, Landlord and Tenant shall use commercially reasonable efforts to resolve the dispute and make an appropriate adjustment, failing which, they shall submit any such dispute to arbitration in accordance with the then current commercial rules of the American Arbitration Association. The decision rendered in such arbitration shall be final, binding and non-

appealable. The expenses of arbitration, other than individual legal and accounting expenses which shall be the respective parties’ responsibility, shall be divided equally between the parties. In the event, by agreement or as a result of an arbitration decision, it is determined that there was a miscalculation of Tenant’s Operating Expenses Payment claimed by the Landlord resulting in an overpayment of more than three (3%) percent, in the aggregate, the actual, reasonable out-of-pocket cost of Tenant’s audit or review shall be reimbursed by Landlord within thirty (30) days after submission of an invoice therefor accompanied by appropriate back up documentation evidencing such costs. Any and all audits shall be performed at an office of Landlord in the Continental United States (or at Landlord’s discretion, at the office of Landlord’s independent accounting firm), during regular business hours and upon not fewer than thirty (30) days’ prior written notice by Tenant to Landlord (it being agreed that all relevant Audit Records for a particular audit shall be reviewable by Tenant or its auditor or accountant at a single location in the Continental United States). Any error discovered by such audit or review which is a recurring error shall also be corrected and any overpayment shall be promptly refunded.
          5. ADDITIONAL RENT.
               A. To Cover Operating Expenses (Including Real Estate Taxes).
                    (1) Definitions: As used herein, “Tenant’s Share” shall be that percentage which is the equivalent of the number of square feet of rentable area in the Premises from time to time (and which shall increase or decrease, as the case may be, from time, as Tenant shall duly and validly surrender any portion of the Premises in accordance with the provisions of this Lease, or lease additional premises in the Building), divided by the number of square feet of rentable area in the Building, which is 1,272,953 on the Lease Commencement Date. As of the date hereof, Tenant’s Share is forty five and five hundred thirteen thousandths percent (45.513%). Notwithstanding anything to the contrary contained herein, the Roof/Track Premises shall be excluded from Landlord’s calculation of Tenant’s Share.
                    (2) Payment of Tenant’s Share of Operating Expenses: From and after the Lease Commencement Date, Tenant shall be responsible for paying for Tenant’s Share of Operating Expenses for any Fiscal Year to the extent such amount exceeds Base Operating Expenses (“Tenant’s Operating Expenses Payment”). Tenant shall make monthly installment payments on an estimated basis toward Tenant’s Operating Expenses Payment in an amount equal to one-twelfth (1/12) of Landlord’s estimate of Tenant’s Operating Expenses Payment. Tenant’s obligation to make monthly installment payments toward Tenant’s Operating Expenses Payment shall commence on the Lease Commencement Date. The foregoing estimates shall be based on Landlord’s reasonable estimate of Operating Expenses for such Fiscal Year. Landlord shall endeavor to communicate such estimates to Tenant on or before the date Landlord provides Tenant with the Expense Statement referenced in Section 5.B. below, provided that until Landlord provides such estimate to Tenant, Tenant’s estimated payments will be based upon the prior Fiscal Year’s estimate. Tenant’s obligation to make payments in respect of Tenant’s Operating Expenses Payment for any partial Fiscal Year during the Term shall be prorated based on the portion of such Fiscal Year falling within the Term.

               B. Retroactive Adjustments. Within six (6) months after the end of each Fiscal Year, Landlord shall provide to Tenant a written statement (“Expense Statement”) setting forth, in reasonable detail (a) actual Operating Expenses (including Real Estate Taxes) (together with a copy of the real estate tax bills), and (b) Tenant’s Operating Expenses Payment for such Fiscal Year. Within thirty (30) days after delivery of any such statement, Tenant shall pay to Landlord any deficiency between the amount shown as Tenant’s Operating Expenses Payment for the Fiscal Year and the estimated payments made by Tenant. If the payments made by Tenant pursuant to Section 5.A. exceed the amount shown in Landlord’s statement, the excess amount shall be applied against the next payment(s) of Rent coming due hereunder until Tenant has been fully credited with the over charge, unless the Lease shall have expired, in which event, Landlord shall refund such excess at the time of its delivery of the Expense Statement. Notwithstanding the foregoing, in the event that, by the end of the sixth (6th) month following the end of a Fiscal Year, Landlord shall not have submitted to Tenant an Expense Statement, then Tenant shall have the right to provide Landlord with a request for such Expense Statement (an “Expense Statement Reminder Request”), which shall set forth in bold capital letters the following statement: IF LANDLORD FAILS TO SUBMIT TO TENANT AN EXPENSE STATEMENT AS PROVIDED IN SECTION 5.B. OF THE LEASE ON OR BEFORE THE LATER TO OCCUR OF THE 120TH DAY FOLLOWING LANDLORD’S RECEIPT OF THIS EXPENSE STATEMENT REMINDER REQUEST AND THE END OF THE FISCAL YEAR IN WHICH SUCH REQUEST IS MADE, THEN LANDLORD SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT OF ADJUSTMENT WITH RESPECT TO THE FISCAL YEAR TO WHICH SUCH STATEMENT RELATES. If Landlord shall fail to deliver to Tenant the applicable Expense Statement before the later to occur of the 120th day following Landlord’s receipt of the Expense Statement Reminder Request and the end of the Fiscal Year in which such request is made, then Landlord shall be deemed to have waived its right of adjustment with respect to the Fiscal Year to which such Expense Statement relates. The provisions of this Section 5.B. shall survive expiration or earlier termination of this Lease. Landlord shall have no right to revise any Expense Statement previously provided to Tenant (a “Previous Statement”) after the date that is three (3) years after such Previous Statement was so provided to Tenant.
               C. Actual Costs. All Operating Expenses shall be charged at the same rate that Landlord pays from the applicable service provider or taxing authority including any volume discounts, preferred vendor rates or early payment discounts applicable to Landlord.
               D. Change In or Contest of Taxes. In the event of any change by any taxing body in the period or manner in which any of the Real Estate Taxes are levied, assessed or imposed, Landlord shall have the right, in its sole discretion, to make equitable adjustments with respect to computing increases in Real Estate Taxes. Real Estate Taxes which are being contested by Landlord shall be included in computing the Real Estate Taxes component of Operating Expenses under this Section, but if Tenant shall have paid Rent on account of contested Real Estate Taxes and Landlord thereafter receives a refund of such taxes, Tenant shall receive a credit toward subsequent Rent payments in an amount equal to Tenant’s Share of such refund. Notwithstanding anything to the contrary contained herein, Tenant will not be liable to reimburse Landlord, as part of Real Estate Taxes, amounts in excess of any actual tax savings resulting from such Landlord’s appeal thereof. If any such appeal is successful, any recovery net of such expenses shall be credited (proportionately) to Tenant’s obligation to pay Additional Rent hereunder. Landlord shall not have any obligation to appeal any taxes and/or assessments levied against the Land or Building (a “Tax Appeal”) and the right to do so shall be in Landlord’s sole discretion. Notwithstanding the foregoing, in the event that Tenant shall request, in writing, by no later than July 1 in any tax year or, in the event that the deadline for Tax Appeal shall be changed, then the date that is 60 days prior to the deadline for such Tax Appeal, that Landlord institute a Tax Appeal for such tax year, and provided that it is commercially reasonable to do so, Landlord shall so institute such Tax Appeal (it being agreed that Landlord shall be acting reasonably in denying to so institute a Tax Appeal for a tax year in the event that a law firm or attorney consulted by Landlord regarding Tax Appeals (which law firm or attorney handles Tax Appeals in the ordinary course of its practice) advises Landlord, in writing, that it is not prudent or advisable to institute a Tax Appeal for such tax year).
               E. Business Use And Occupancy Tax. Tenant will deliver to Landlord (for delivery by Landlord to the appropriate governmental authority), at the time it pays its monthly installment of Base Rent, all City of Philadelphia Realty Use and Occupancy Taxes imposed upon the use and occupancy of the Premises by Tenant. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to dispute and/or protest any Philadelphia Realty Use and Occupancy Taxes imposed upon the use and occupancy of the Premises by Tenant or any assignee, subtenant or other occupant claiming by, from or under Tenant so long as (a) Landlord shall not be subjected to any liability as a result thereof, and (b) such tax shall not be a lien on the Land or Building.
          6. USE.
               A. Permitted Use. Tenant may use and occupy the Premises for any lawful use that is appropriate for a commercial building similar to the Building including, but not limited to, Tenant’s disaster recovery operation and related business, including disaster recovery services, data storage, continuity services, employee educational programs (subject, however, to the limitations contained in this Section 6.A.), general office purposes, conference rooms, employee training facilities (subject, however, to the limitations contained in this Section 6.A.)), computer facilities, remote computer testing facilities, kitchens, smoking areas (within the Premises), parking facilities (where applicable) for Tenant’s own use and the use of Permitted Users, storage and for no other purpose; provided, however, in no event may Tenant use or allow the Premises, or any portion thereof, to be used for any use, or in any manner, that would bring ill repute to Landlord or the Building, in Landlord’s reasonable judgment. Subject to the foregoing, the initially named Tenant (i.e., SunGard Availability Services LP and any Permitted Transferee (as hereinafter defined), being referred to collectively as the “Initial Tenant”), but not any other successor or assign, licensee, subtenant or other occupant, may use a portion of the Premises as a school or training facility in the ordinary course of its business.
               B. Legal and Other Restrictions of Tenant’s Use. In its use and occupancy of the Premises, and with respect to any and all Alterations heretofore or hereafter made by or on behalf of Tenant in or to any portion of the Building, including the Common Areas (collectively, “Tenant Common Alterations”), Tenant shall comply, at its sole cost and expense, with all present and future laws, regulations (including but not limited to fire and zoning regulations and ADA) and ordinances of all other public and quasi-public agencies having jurisdiction over the Land or the Building. Tenant, at Tenant’s sole cost and expense, shall comply with ADA and with the life/fire safety standards (“Safety Standards”) established by Philadelphia County, Pennsylvania as may be required in connection with any renovation of the Premises and any Tenant Common Alterations heretofore or hereafter performed by or on behalf of Tenant. Tenant shall not use or occupy the Land, the Building or the Premises (I) for any unlawful, disorderly or hazardous purposes, or (II) in a manner which adversely interferes with the business operations of Landlord or other tenants (after Tenant has received written notice of such interference), or in any way injures Landlord or any other tenants, or (III) in any manner which would violate the certificate of occupancy for the Building or the Premises, if any, any conditional use permit or variance applicable to the Building or the Land, or (IV) violate any covenants, conditions or other restrictions applicable to Tenant’s use of the Land or the Building (as are identified on the title report provided to, or otherwise disclosed in writing to, Tenant), provided that Tenant shall not be bound by any covenants, conditions or other restrictions imposed after the Lease Commencement Date or changes to any covenants, conditions or restrictions existing as of the Lease Commencement Date to the extent such new covenants, conditions or restrictions or changes thereto would materially and adversely affect Tenant’s rights under this Lease. Tenant shall maintain in good standing, at its sole expense, any permit or other governmental authorization required to operate its business from the Premises. Tenant hereby represents and warrants that all such permits and governmental authorizations, including certificates of occupancy and non-residential use permits have been issued and remain in full force and effect. Notwithstanding anything to the contrary contained herein, Tenant shall not be obligated to comply with any laws or requirements requiring any structural alteration to the Premises unless the application of such law or requirement arises from (i) Tenant’s manner of use or occupancy of the Premises (as distinguished from the use or occupancy of the Premises for office purposes generally), (ii) any cause or condition heretofore or hereafter created directly by or on behalf of Tenant or those claiming through Tenant (including any Alterations anywhere in the Building), or (iii) the breach of any of Tenant’s obligations under this Lease. If Tenant obtains knowledge of any failure to comply with any law or requirement applicable to the Premises, Tenant shall give Landlord prompt notice thereof. Subject to the terms and conditions of this Lease, all repairs and alterations, whether ordinary or extraordinary, required to be made to cause the Premises to comply with any laws or requirements shall be made by Tenant, at Tenant’s expense and in compliance with Section 8 hereof. Notwithstanding the foregoing, Landlord, at Landlord’s expense (or, if such alterations arise from any condition described in clause (i), (ii) or (iii) above, at Tenant’s expense), shall make all repairs and alterations, whether ordinary or extraordinary, required to be made to cause the Building (other than the Premises), the Land or the Common Areas to comply with any applicable laws or requirements. Notwithstanding anything to the contrary in this Lease, Landlord shall be responsible for compliance with ADA in the Common Areas of the Building and the Land (other than those which Tenant shall have the exclusive right to the use of under this Lease). Tenant, at its expense, may contest, by appropriate proceedings prosecuted diligently and in good faith, the legality or applicability of any governmental requirement imposed on Tenant and affecting the Premises and with which Tenant is obligated to comply at its expense pursuant to this Section, provided that (a) Landlord shall not be subject to prosecution for any crime, nor shall the Building or the Land or any part thereof be subject to being imminently condemned or vacated by reason of non-compliance, (b) no unsafe or hazardous condition relating to such contest or non-compliance then exists which remains uncured, (c) such non-compliance or contest shall not prevent Landlord from obtaining any and all permits and licenses required by applicable laws in connection with the operation of the Building, nor shall any certificate of occupancy for any portion of the Building be suspended or threatened in writing to be suspended by reason of noncompliance or by reason of such contest, (d) Tenant shall indemnify Landlord against the cost of such compliance and liability resulting from or incurred in connection with such contest or non-compliance, (e) such non-compliance or contest shall not constitute or result in a violation (either with the giving of notice or the passage of time or both) of the terms of any Mortgage or Ground Leases, or if such Ground Leases or Mortgage shall condition such noncompliance or contest upon the taking of action or furnishing of security by Landlord, such action shall be taken or such security shall be furnished at the expense of Tenant, and (f) Tenant shall promptly notify Landlord of such contest and keep Landlord regularly advised as to the status of such proceedings. For the purposes of clause (a) above, Landlord shall be deemed subject to prosecution for a crime if Landlord, the landlord under any Ground Leases, a Mortgagee or any of their officers, directors, partners, shareholders, agents or employees is charged with a crime of any kind whatsoever by reason of such non-compliance unless such charges are withdrawn 10 days before Landlord, such lessor or such Mortgagee or such officer, director, partner, shareholder, agent or employee, as the case may be, is required to plead or answer thereto. Landlord shall execute any documents reasonably required by Tenant in order to permit Tenant effectively to carry on any such contest permitted under this Section, provided Landlord is not thereby subjected to any cost or expense not reimbursed by Tenant.
               C. Tenant shall have unlimited and exclusive use of the ramp on the Mezzanine level providing access to the Premises on the North side of the Building (“Mezzanine Ramp”), as shown on Exhibit C attached hereto; and Tenant shall maintain, repair and otherwise keep in good condition all structural and non-structural portions of the Mezzanine Ramp, including but not limited to the concrete superstructure. Tenant shall have the unlimited use of and may restrict access within the first floor lobby area in the Building shown on Exhibit C (the “1st Floor Lobby”). Tenant shall maintain, repair and otherwise keep in good condition all non-structural portions of such 1st Floor Lobby and furnish all equipment and fixtures necessary for the heating, if any, lighting, air conditioning, operation and security of the 1st Floor Lobby which shall be appropriate or required in order to properly maintain such area to at least the standard to which the remainder of the lobby of the Building is kept and maintained. Tenant shall have the non-exclusive right to use that certain portion of the loading dock area cross hatched on Exhibit C attached hereto twenty-four hours per day, seven days per week, so long as Tenant accesses the same through Tenant’s separate gate. Access to such portion of the loading dock area through the main gate shall be subject to the provisions of clause (9) of Section 12.A below. Landlord shall have the right to use and to pass through and over any portion of the Building to which Tenant has exclusive use, as provided in this Section 6.C, such right to be exercised in a reasonable manner, in connection with the maintenance and operation of the Building. Tenant shall have non-exclusive use of the walkway corridor connecting the parking area of the Building and the 1st Floor Lobby.
               D. Tenant shall have the sole and exclusive right and privilege to use the transformer located on the 10th floor and to feed to and from, connect and reconnect and to incorporate and integrate the transformer into the power generating system of Tenant. Subject to the provisions of this Lease, Tenant shall be charged at the General Service Rate for all electricity consumed through such transformer.
               E. Tenant shall have access to the Premises, including, without limitation the Roof/Track Premises and that portion of the roof above the fifth floor of the Building (access via 6th floor) twenty four (24) hours per day, seven (7) days per week, three hundred sixty five (365) days per year (except in the event of an emergency). Access to the portion of the Fifth Floor of the Building shall be for the installation, repair and replacement of Tenant’s HVAC equipment or any other equipment of Tenant permitted to be installed by Tenant on such portion of the roof. Notwithstanding the foregoing, in the event that any contractor, engineer or other third party (as distinguished from an employee of Initial Tenant) shall require access to any portion of the roof or any other portion of the Building outside of the Retained Premises and with respect to which Tenant shall not have exclusive access, Tenant shall give to Landlord reasonable advance notice, and Tenant shall accompany such contractor, engineer or other third party and allow Landlord the opportunity to do so.
               F. Tenant shall have the non-exclusive right, at Tenant’s sole cost and expense, using Landlord’s designated contractor (“Designated Contractor”), to make connections to electrical and mechanical closets throughout the Building and Property for the use of conduit or cable for the purposes of connection of Tenant’s equipment and facilities in the Building to Tenant’s telecommunications system network, whether inside or outside of the Building. Tenant’s use of such space shall not materially and adversely interfere with Landlord’s or any other tenant’s use of the Building. As of the date hereof, Corraluzo Construction shall be designated by Landlord as an approved contractor for such work. In the event that Landlord shall replace Corraluzo Construction as a Designated Contractor for purposes of this Lease, the replacement designated contractor shall be subject to the approval of Tenant, which approval shall not be unreasonably withheld, delayed or conditioned.
               G. Tenant shall have the continuing right to install, maintain and repair supplemental HVAC equipment on the Roof Premises for exclusive use by Tenant to the extent that the roof in the area of the Roof Premises can support the weight of such tonnage, as reasonably determined by Landlord. Tenant shall pay all costs incurred in connection with the installation, use, operation, maintenance and, if applicable, removal of said HVAC units. Tenant shall, at its expense, maintain all said HVAC units in operable condition. Subject to the prior approval of Landlord of appropriate plans therefor and the location thereof, which shall not be unreasonably withheld, delayed or conditioned, and provided that the same shall at all times comply with all applicable governmental requirements, including without limitation those established by the City of Philadelphia and the United States Environmental Protection Agency, Tenant may install and maintain an additional generator on the roof of the Building in a location mutually acceptable to Landlord and Tenant.
               H. Subject to Landlord’s reasonable approval of appropriate plans and to the satisfaction of all applicable governmental requirements, Tenant shall have the right to vent through the Roof Premises as required for the installation by Tenant of any special equipment in connection with its use of the Premises, including but not limited to, supplemental HVAC units and kitchen exhaust, in a location mutually selected by Landlord and Tenant. The type of venting shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld. Tenant shall, at its expense, maintain all said venting and the area of the roof effected by such venting in good condition. Notwithstanding the foregoing, Tenant’s rights granted pursuant to this paragraph are subject to the terms and conditions of Landlord’s roof warranties and contracts, and Tenant, at its cost, shall comply with the terms and conditions of said warranties and contracts, including, without limitation, any requirement that certain roofers or roofing companies perform such roof work. Subject to Landlord’s approval of appropriate plans and to the satisfaction of all applicable governmental requirements, Landlord shall permit Tenant at its sole cost and expense during the Term of this Lease to vent Tenant’s halon fire safety exhaust system from the Premises to a location determined by Landlord in its reasonable discretion. In the event that Landlord shall determine that the portion of the Roof leased to Tenant shall not be appropriate for any of such venting, and other portions(s) of the roof shall be appropriate, Landlord shall lease to Tenant additional roof premises at the market rate for such roof space. Notwithstanding the foregoing, Landlord hereby consents to the current configuration of the Premises which includes existing venting through the roof, so long as the same shall be and remain in compliance with all applicable laws and regulations and shall continue to be maintained by Tenant in good order and repair, and in accordance with the manufacturer’s installation and operational specifications.
               I. Tenant shall have the right to ground its equipment to the base steel in the Building at location(s) mutually agreed upon by Landlord and Tenant.
               J. Notwithstanding anything to the contrary herein, Landlord and its agents shall have access to all areas of the Building with respect to which Tenant shall have an exclusive use right or where Tenant has installed any Tenant Common Alterations (x) in the event of an emergency or other exigent circumstances, (y) in connection with the maintenance and operation of the Building, (which right of access shall be exercised reasonably by Landlord and with reasonable advanced notice to Tenant and with respect to the Premises in compliance with Section 11 below) and (z) as otherwise provided in this Lease.
               K. Landlord shall comply with (or cause to be complied with) all laws and requirements applicable to the Common Areas of the Building and which are not the obligation of Tenant or another tenant or occupant of the Building, to the extent that non-compliance would materially impair Tenant’s use and occupancy of the Premises and Tenant’s ability to conduct its business in the Premises; and the cost thereof shall be included in Operating Expenses (except as expressly provided to the contrary in this Lease).
               L. Landlord hereby consents to the current configuration of the Premises so long as the same shall comply with all applicable laws and regulations and shall continue to be maintained by Tenant in good order and repair, and in accordance with the manufacturer’s installation and operational specifications.
          7. CARE OF PREMISES.
               Tenant shall at its expense keep the Premises (including all improvements, fixtures and other property located therein) and all Tenant Common Alterations in a neat and clean condition and in good order and repair, and will suffer no waste or injury thereto. Tenant has no obligation to maintain the sewer or water pipes servicing the bathrooms except for sewer and water pipes contained in such bathrooms that Tenant has exclusive use of. Tenant warrants that it will, at all times, maintain the temperature within the Premises at levels above freezing and will install its fresh air intake systems with controls that will automatically close all dampers fully in the event of a steam failure with below freezing outside temperatures. Tenant shall vent any and all fumes resulting from Tenant’s use of the Premises directly to the outside of the Building in compliance with applicable laws and requirements. All such venting shall be performed in a manner that will ensure that no fumes will enter the return air system of the Building.
          8. ALTERATIONS BY TENANT.
               A. Tenant’s Alterations. Landlord understands and acknowledges that Tenant has made substantial improvements to the Premises including, but not limited to, partitions, dropped ceilings, conduit, raised flooring, internal stairwells, electrical systems, security systems, fire sprinkler systems, heating, ventilating and air-conditioning systems, and other improvements necessary or desirable to Tenant’s use of the Premises (the “Tenant Improvements”). All Tenant Improvements to the Premises shall remain the property of Tenant and Tenant shall be obligated, other than to the extent expressly set forth herein, to remove all such Tenant Improvements at the expiration or early termination of the Term, subject to the right to leave certain Tenant Improvements as and to the extent specifically set forth in Section 3 and/or 43 hereof.
               B. Making of Alterations; Landlord’s Consent. Except as provided herein, Tenant shall not make or permit to be made any Alterations without the prior written consent of Landlord both as to whether the Alterations may be made and as to how and when they will be made, which consent as to both whether the Alteration may be made and as to how and when such Alterations will be made shall not be unreasonably withheld, conditioned or delayed. Alterations shall be made at Tenant’s expense, by contractors and subcontractors approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) and in accordance with complete plans and specifications approved in advance in writing by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) and only after Tenant: (i) has obtained all necessary permits from governmental authorities having jurisdiction and has furnished copies thereof to Landlord, (ii) has submitted to Landlord an architect’s certificate that the Alterations will conform to all applicable laws and regulations, and (iii) has complied with all other requirements reasonably imposed by Landlord, including without limitation any requirements due to the underwriting guidelines of Landlord’s insurance carriers. Landlord’s consent to any Alterations and approval of any plans and specifications constitutes approval of no more than the concept of these Alterations and not a representation or warranty with respect to the quality or functioning of such Alterations, plans and specifications. Tenant shall be and is solely responsible for such Alterations and for the proper integration thereof with the Building, the Building’s systems and existing conditions. In the event that Tenant shall be in default with respect to the provisions of this Lease with respect to the making of Alterations and Tenant fails to remedy such default within thirty (30) days of Tenant’s receipt of written notice thereof from Landlord (or such longer period as may be reasonably required provided Tenant has commenced such work within said thirty (30) day period and is diligently pursuing completion of the same), Landlord shall have the right, but not the obligation, for the succeeding three (3) year period, to supervise the making of any Alterations and shall receive a construction supervisory fee equal to one hundred ten percent (110%) of Landlord’s actually incurred costs in engaging construction supervisors in connection with such Alterations. If any Alterations are made without the prior written consent of Landlord, or which do not conform to plans and specifications approved by Landlord or to other conditions imposed by Landlord pursuant to this Section, Landlord may, in its sole discretion, correct or remove such Alterations at Tenant’s expense. Following completion of any Alterations, including Acceptable Alterations (as hereinafter defined), Tenant either shall deliver to Landlord a complete set of “as built” plans showing the Alterations prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium as Landlord may accept), using naming conventions issued by the American Institute of Architects in June 1990 (or such other naming conventions as Landlord may accept) and magnetic computer media of such record drawings and specifications translated in DWG format or another format reasonably acceptable to Landlord, or shall reimburse Landlord for any expense incurred by Landlord in causing the Building plans to be modified to reflect the Alterations, at Landlord’s election.
               C. No Liens. Tenant shall take all necessary steps to ensure that no mechanic’s or materialmen’s liens are filed against the Premises, the Building and the Land as a result of any Alterations made by the Tenant. If any lien is filed, Tenant shall discharge the lien within thirty (30) days thereafter, at Tenant’s expense, by paying off or bonding the lien.
               D. Acceptable Alterations. Notwithstanding anything to the contrary contained herein, Landlord’s consent shall not be required for any Alterations (“Acceptable Alterations”) which are non-structural and (a) do not require tying in to any Building systems or utilize any Common Areas, or any public portions of the Building, in any manner (collectively, “Systemic Work”), (b) affect only the Premises and are not visible from outside of the Premises, (c) do not affect the certificate of occupancy issued for the Building or the Premises, and (d) do not violate any applicable laws or requirement or cause the Premises or the Building to be non-compliant with any applicable law or requirement, provided that the cost of such Alterations do not exceed $100,000.00 in each instance. At least 10 business days prior to making any such Acceptable Alteration, Tenant shall submit to Landlord (x) the plans and specifications for such Acceptable Alteration unless plans and specifications shall not be required by any applicable law or requirement or good construction practice (and in such event, Tenant shall provide Landlord with a reasonably detailed description of the Acceptable Alteration to be performed), and any such Acceptable Alteration shall otherwise be performed in compliance with the provisions of this Section 8. Tenant shall also deliver to Landlord upon request copies of contracts in order that Landlord can confirm that the Alterations in question are, in fact, Acceptable Alterations.
               D. Structural Alterations; Systemic Work. With respect to (x) any Alterations involving Systemic Work and (y) all Alterations other than non-structural Alterations, Landlord shall have the right, in its reasonable discretion, to designate the specific contractor(s) who shall perform such Alterations; provided, however, the rates charged by such contractor(s) shall not exceed “market rates” (i.e., those charged for comparable work by a qualified contractor(s) using union labor, having at least fifteen (15) years of experience building in the City of Philadelphia, and having a net worth of at least $10,000,000.00).

               E. Landlord’s Costs. Tenant shall pay to Landlord, upon demand, (x) all out-of-pocket costs actually incurred by Landlord in connection with Tenant’s Alterations, including costs incurred in connection with (a) Landlord’s review of the Alterations (including review of requests for approval thereof) and (b) the provision of Building personnel during the performance of any Alteration, to operate elevators or otherwise to facilitate Tenant’s Alterations, and (y) $1,000, at the time of submission of any plans and specifications to Landlord for review, to compensate Landlord for its administrative fees in connection with such plans and specifications. Other than as expressly set forth herein, Landlord shall not be entitled to a construction supervisory or similar fee for Landlord’s work related to the Alterations.
          9. EQUIPMENT.
               A. Permitted Equipment. From and after the Effective Date, Tenant shall not, without obtaining the prior written consent of Landlord who may withhold its consent in its reasonable discretion, use Building utilities or services (as distinguished from utilities or services that Tenant has installed and supplies for its exclusive use including, without limitation the HVAC system and electrical distribution system installed by or on behalf of Tenant and servicing Tenant’s needs in the Premises as of the Lease Commencement Date, provided however, in no event shall the provisions of this Section 9A. apply to the shared HVAC equipment and the chilled water system and electrical system servicing the Initial Surrender Premises which is to be separately metered in accordance with the terms of Section 3.B.2 above) if and to the extent that using the same would require any additional wiring into Building systems or would require Landlord to incur any other costs or expenses resulting therefrom (collectively “Additional Equipment Expenses”, and with such utilities or services being referred to as the “Excess Utilities”). As a condition to the use of such Excess Utilities required from the Building systems (as distinguished from utilities, systems or services that Tenant has installed and supplies for its exclusive use including, without limitation the HVAC system and electrical distribution system installed by Tenant and servicing Tenant’s needs in the Premises as of the Lease Commencement Date), Tenant shall (i) pay all Additional Equipment Expenses, (ii) secure all necessary permits from governmental authorities and utility companies and furnish copies thereof to Landlord, and (iii) comply with all other requirements reasonably imposed by Landlord or its Mortgagee. Tenant shall not install any equipment or machinery which may necessitate any material changes, replacements or additions to or material changes in the use of water, heating, plumbing, air conditioning or electrical systems of the Building (as distinguished from utilities, systems or services that Tenant has installed, or that Tenant shall hereafter install, for its exclusive use, including, without limitation, the HVAC system and electrical distribution system, provided however, in no event shall the provisions of this Section 9A. apply to the shared HVAC equipment and the chilled water system servicing the Initial Surrender Premises which is to be separately metered in accordance with the terms of Section 3.B.2 above), without the prior written consent of Landlord who may withhold its consent in its reasonable discretion, it being understood that Landlord will be deemed to be acting reasonably in withholding such consent if such changes in usage will not leave, in Landlord’s reasonable estimation, sufficient remaining capacity to service the remainder of the Land and Building (including both leased and unleased space) and a reasonable reserve of such utilities. Landlord and Tenant hereby agree that the provisions of this Section 9.A. shall not apply to the HVAC system or the electrical distribution system that Tenant has installed prior to the Lease Commencement Date of this Lease and that exclusively serves the Premises, and Tenant shall be free to use such systems in any lawful manner that Tenant desires.
               B. Payment For Excess Utility Usage. If Tenant does use Excess Utilities, Landlord shall have the right, in addition to any other rights or remedies it may have under this Lease, to (a) at Tenant’s expense, install separate metering devices at the Premises, and to charge Tenant, as Additional Rent, for its usage, (b) require Tenant to pay to Landlord all costs, expenses and damages incurred by Landlord as a result of such usage, and (c) require Tenant to stop using excess utilities or services.
               C. Noise; Vibration; Floor Load. Business machines and equipment belonging to Tenant, which cause noise or vibration in excess of that permitted under applicable laws and regulations shall be installed and maintained by Tenant at Tenant’s expense with devices that reduce the noise and vibration to levels permitted by applicable laws and regulations. In addition, such machines and equipment shall be operated in a commercially reasonable manner so that they will not cause noise or vibration to be transmitted to other tenant space at such levels which shall adversely interfere with the business operations of such other tenants (after Tenant has received written notice of such interference), or in a manner which in any way injures such other tenants. Tenant shall not place any load upon the floor of the Premises which exceeds the per square foot load the floor was designed to carry (eighty (80) pounds per square foot for live loads and twenty (20) pounds per square foot for dead loads).
          10. OWNERSHIP OF PROPERTY. Any Removal Property, Tenant’s Personal Property, trade fixtures and business equipment heretofore or hereafter installed or located in the Premises, the Building or the Land by or on behalf of Tenant and at its expense shall remain the property of Tenant and shall be removed at the end of the Term, except that, if and to the extent that the same are permitted to remain at the end of the Term pursuant to Section 3 and/or 43 hereof, they shall immediately become the property of Landlord to be disposed of as Landlord sees fit. Any property belonging to Tenant or to any other person or entity which is left in the Building or on the Land after the date this Lease is terminated for any reason and which has not been left pursuant to the provisions of Section 3 and/or 43 hereof, shall be deemed to have been abandoned. In such event, Landlord shall have the right to store such property at Tenant’s sole cost and/or to dispose of it in whatever manner Landlord considers appropriate, without waiving its right to claim from Tenant all expenses and damages caused by Tenant’s failure to remove such property, and Tenant and any other person or entity shall have no right to compensation from or any other claim against Landlord as a result.
          11. LANDLORD’S ACCESS TO PREMISES.
               Landlord may, from time to time, notify Tenant (which notice may be verbal) that Landlord requires access to the Premises (other than in the event of an emergency, when no such notice shall be required) (i) for repairs or alterations or for any other purposes, including, without limitation, exhibiting the same to representatives of lending institutions or to prospective purchasers of the Building, (ii) within the last fifteen (15) months of the Lease to persons who may be interested in leasing the Premises (provided, however, that if Tenant shall have duly and timely exercised the Renewal Option, then Landlord shall not show the Premises to prospective tenants unless Tenant shall have exercised the Rescission Option (or be deemed to have exercised the same) or the Outside Rescission Option until fifteen (15) months prior to the expiration of the Renewal Term, and (iii) to install and service any systems (provided however, such systems shall not materially interfere with Tenant’s use and enjoyment of the Premises and shall not materially diminish the usable square footage of the Premises it being agreed that the installation of pipes and conduits near the ceilings or along the walls of the Premises or in pipe chases or staircases or shafts will not be deemed to materially diminish the usable square footage of the Premises in any circumstances. During and in connection with any such access to the Premises, including, without limitation, scheduling thereof, Tenant shall cooperate with Landlord in making such reasonable access available to Landlord and its agents, and Landlord shall minimize interference with Tenant’s use, occupancy and enjoyment of the Premises during any such entry. Tenant may, in Tenant’s discretion, require that any such access to the Premises by Landlord or its agents, be accompanied by a representative of Tenant so long as Tenant shall make such a representative available for such purpose. Actual competitors of Tenant whose identity has previously been disclosed in writing to Landlord (“Disclosed Competitors”) shall be permitted access only to those portions of the Premises that Initial Tenant generally allows to be toured or visited in connection with its marketing, sales and other activities (the “Non-Protected Areas”), and any such access by Disclosed Competitors shall be limited to the Non-Protected Areas. Notwithstanding anything to the contrary contained in this Section 11, all areas of the Premises, other than Non-Protected Areas, including but not limited Tenant’s computer and data rooms and any other areas determined by Tenant in its sole discretion, are hereby designated as “Protected Areas.” In no event shall any Protected Area include any areas that Landlord may require access to in order to properly maintain and operate the Building, except if, in Landlord’s reasonable judgment, it shall not be practically feasible for Landlord to locate the same in areas other than the Protected Areas. Landlord recognizes that the Protected Areas are to be secured areas and Landlord shall have no access thereto without being accompanied by a designated representative of Tenant, but Tenant shall cooperate with Landlord as reasonably required to make such a representative available where Landlord has a need to enter such Protected Areas; provided, however, that in the event of an emergency Landlord may enter such Protected Areas even if a Tenant representative is not available. Landlord shall have no obligation to maintain the Protected Areas (other than the structural portions thereof, subject to the provisions of this Lease, but Landlord shall have no obligation to perform any maintenance to any structural portions within the Protected Areas unless and until Tenant shall have notified Landlord of the need for such maintenance) and shall have no liability with respect to the Protected Areas or any occurrence in the Protected Areas, unless the same is caused by the gross negligence or willful misconduct of Landlord, its agents, representatives, contractors and/or invitees. Notwithstanding anything to the contrary contained herein, and whether or not the same are in Protected Areas, Landlord and/or its agents shall have the right of access, at all times, to the mechanical and electrical rooms on the 9th floor of the Building for the purposes of performing repairs, alterations or maintenance, or for any other purposes, which access shall, except in the event of an emergency, be made following reasonable advance notice to Tenant and which shall otherwise be subject to the provisions hereof, including, without limitation, the right of Tenant to have a designated representative of Tenant accompany Landlord and/or its agents during the course of any such entry, so long as Tenant shall make such representative available.
          12. SERVICES AND UTILITIES.

               A. Services Provided. Landlord shall provide the following to Tenant, without additional charge, except as otherwise provided herein (including, but not limited to, as provided in Section 5 hereof):
                    (1) Subject to the Exclusive Elevator Rights (hereinafter defined), passenger elevator service for common use, subject to call at all times, including Sundays and Holidays, and freight elevator service on a first come, first served basis on Mondays through Fridays, except Holidays, from 8:00 A.M. to Noon and from 1:00 P.M. to 5:00 P.M.
                    (2) Landlord shall not supply any (i) HVAC equipment or facilities to or for the Premises or (ii) heating, ventilating or air-conditioning to or for the Premises. Tenant shall be responsible for furnishing and supplying the same at Tenant’s sole cost and expense.
                    (3) Cleaning of the Common Areas of the Building and the common areas only on those floor(s) on which Tenant shall not lease the entirety of such floor(s) consistent with cleaning in Comparable Buildings.
                    (4) Cold water for drinking, and lavatory and toilet fixtures at the Building.
                    (5) Restroom facilities (except that Landlord shall not be obligated to provide restroom facilities on any floor(s) on which Tenant shall now or hereafter lease the entirety of such floor(s) or on the floor(s) containing the Roof/Track Premises).
                    (6) Routine maintenance, painting and electrical lighting service for all Common Areas of the Building and keeping the sidewalks adjoining the Building in good repair and reasonably free from accumulations of snow and ice such that such Common Areas are kept in good condition and repair consistent with other Comparable Buildings.
                    (7) Electric and HVAC service to the Common Area.
                    (8) Access to the Building and to the Premises, including the use of at least one (1) elevator, twenty-four (24) hours a day, seven (7) days a week, subject to such security procedures, restrictions and other regulations as Landlord may reasonably promulgate, except that the Track Premises are only accessible on a twenty-four (24) hours a day, seven (7) days a week basis through (x) Tenant’s separate gate or (y) subject to the provisions of clause (9) below, the main gate.
                    (9) Access to the main gate at the “multi-tenant” loading dock areas and freight elevators serving the Premises, upon not less than twenty four (24) hours prior request (such request received by Landlord on a day other than a Saturday, Sunday or holiday), on a non-exclusive “first come, first serve” basis with other Building tenants, so long as Tenant shall agree to comply with Landlord’s standard Building terms in connection with any such use, including liability for any and all damages and to pay to Landlord any and all costs then incurred by Landlord in connection with allowing such access and use outside of normal business hours

(i.e., the costs of overtime supervision in connection therewith, subject to any minimum hours or usage charges then imposed by any unions).
                    (10) Electricity in accordance with Section 12.E. below.
                    (11) Security for the Building commensurate with that provided on the date of this Lease (the “Existing Date”).
               B. Failure to Provide Services. Landlord shall have no liability to Tenant or others based on any failure by Landlord to furnish any utilities or services, due to Unavoidable Delays, repair or maintenance work or any other reason (other than to the extent occasioned by Landlord’s negligence or the negligence of Landlord’s agents, contractors or employees) and, other than to the extent occasioned by Landlord’s negligence or the negligence of Landlord’s agents, contractors or employees, such failure shall neither render Landlord liable for damages to either person or property, nor be construed as an eviction of Tenant, nor cause a diminution or abatement of Rent nor relieve Tenant of any of Tenant’s obligations hereunder.
               C. Intentionally omitted.
               D. Recycling. Without limiting the foregoing, Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future laws, orders, and regulations of the jurisdiction in which the Building is located and of the federal, municipal, and local governments, departments, commissions, agencies and boards having jurisdiction over the Building to the extent that they impose on Tenant duties and responsibilities regarding the collection, sorting, separation, and recycling of trash. Tenant shall pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Subsection 12.D. Landlord covenants and agrees, to comply with all present and future laws, orders, and regulations of the jurisdiction in which the Building is located and of the federal, municipal, and local governments, departments, commissions, agencies and boards having jurisdiction over the Building to the extent that they impose on Landlord duties and responsibilities regarding the collection, sorting, separation, and recycling of trash. Landlord shall pay all costs, expenses, fines, penalties, or damages that may be imposed on Tenant or Landlord by reason of Landlord’s failure to comply with the provisions of this Subsection 12.D.
               E. Electricity.
                    (a) Electricity shall be furnished to or for the use of Tenant in the Premises, by Landlord, on a direct and/or submetered basis, for the operation of Tenant’s electrical systems and equipment, machinery, trade fixtures, computers, services and Tenant’s Personal Property in the Premises as Tenant may require from time to time. Notwithstanding the foregoing, to the extent that Tenant requires to connect to or draw power from the Building electrical systems (as distinguished from the electrical distribution system that Tenant has installed as of the Lease Commencement Date or that Tenant may install hereafter for Tenant’s exclusive use) for the provision of electricity at the Premises any such connection shall be subject to the provisions of Sections 9.A. and 9.B., and Tenant shall be responsible for all of Landlord’s actual, out-of-pocket costs and expenses incurred in connection with providing any such excess demand load. Such electricity shall be furnished either via dedicated lines exclusively dedicated to the Premises (“Direct Electric”), on Landlord’s account, or via non-dedicated lines which shall service the Premises and other portions of the Building (“Submetered Electric”), on Landlord’s account. Tenant shall from and after the Lease Commencement Date pay to Landlord, within ten (10) days following demand from time to time, but not more frequently than monthly for its consumption of Direct Electric and Submetered Electric, as the case may be, a sum equal to the product of (x) the applicable rate charged by the utility company or provider for such Direct Electric or Submetered Electric, as the case may be, multiplied by (y) the actual number of kilowatt hours of electric current actually consumed by Tenant in such billing period for Direct Electric or Submetered Electric, as the case may be. Notwithstanding anything to the contrary contained herein, 31,000 rentable square feet of the Premises, as denoted on Exhibit C, will be billed to Tenant at the General Service Rate for Philadelphia Electric Company (“PECO”), or any substitute provider charging not more than the General Service Rate for Philadelphia Electric Company, and the remainder of the Premises is currently billed to Tenant at the High Tension Rate and will continue to be billed at the “applicable rate”. Where more than one meter measures Tenant’s consumption of Direct Electric and/or Submetered Electric, as the case may be, in the Premises, the Direct Electric or Submetered Electric, as the case may be, measured by each applicable meter shall be computed and billed at the same time in accordance with the provisions set forth above. The “applicable rate” charged by the utility company or provider shall include any taxes or other charges in connection therewith. If any tax is imposed upon Landlord’s receipts from the sale or resale of electricity to Tenant, Tenant shall reimburse Landlord for such tax, if and to the extent permitted by laws and requirements. Tenant, at Tenant’s expense, shall purchase and install all lamps (including, but not limited to, incandescent and fluorescent lamps), starters and ballasts used in the Premises. Notwithstanding anything to the contrary contained herein, Tenant shall be charged for electricity at the same rate that Landlord pays from the applicable service provider, including any volume discounts, preferred vendor rates or early payment discounts applicable to Landlord, plus the taxes referred to in the preceding sentences.
                    (b) Notwithstanding anything to the contrary contained herein, in the event that, and for so long as, under applicable laws and requirements, Tenant shall be permitted to obtain electricity (“Bulk Electricity”) directly from a utility or other service provider (the “Bulk Provider”), other than the utility or other service provider then furnishing electricity to Landlord at the Building, at so-called “bulk rates” (the “Bulk Rate”), and provided that (1) Landlord shall, under applicable laws and requirements, be permitted to have more than one utility or other service provider supply electric to the Building, and (2) the existing wires and conduits servicing the Premises shall be, or can be made, suitable and safely capable of accommodating the furnishing of electricity to the Premises by such separate Bulk Provider, then, at Tenant’s request, Landlord shall, in its own name, contract with such Bulk Provider for Tenant’s benefit, for the purchase of Bulk Electricity for Tenant’s use in the Premises. Tenant shall, from and after the date upon which such Bulk Provider shall begin providing such Bulk Electricity, pay to Landlord, within thirty (30) days following demand from time to time, but not more frequently than monthly, for its consumption of electricity, a sum equal to the product of (x) the applicable rate charged by the Bulk Provider, multiplied by (y) the actual number of kilowatt hours of electric current consumed by Tenant in such billing period. Where more than one meter measures Tenant’s consumption of electricity in the Premises, the electricity measured by each meter shall be computed and billed at the same time. The applicable rate charged by the

Bulk Provider shall include any taxes or other charges payable to the Bulk Provider in connection therewith. If any tax is imposed upon Landlord’s receipts from the sale or resale of electricity to Tenant, Tenant shall reimburse Landlord for such tax, if and to the extent permitted by laws and requirements. Any and all changes to, or additional, wires, conduits, meters or other equipment necessary in connection with obtaining Bulk Electricity through such Bulk Provider shall be installed or performed by Landlord, at Tenant’s sole cost and expense (provided, however, Tenant shall only be required to pay for Landlord’s actual, out-of-pocket expenses incurred in prosecuting such work). Without limiting any other provisions of this Lease, including, without limitation, Section 12.E., Tenant expressly acknowledges and agrees that at any time that Tenant shall have so elected to receive Bulk Electricity, Landlord shall have no liability to Tenant or others with respect to such Bulk Electricity under this Lease. At the request of Tenant (made no more frequently than once during any twelve (12) month period), Landlord will contact PECO and ask PECO if a lower rate for the electricity service provided to the Building is available. If a lower rate is available for the electricity service provided to the Building, Landlord shall, in its exercise of commercially reasonable discretion, contract for electricity service at that rate; and in such event Tenant will benefit from the lower rate from and after the date on which such rate is effective for the Building. Notwithstanding anything to the contrary contained herein, in no event shall Tenant be entitled to receive, nor shall Landlord have the obligation to obtain, electricity from PECO or a Bulk Provider (or contract at a lower rate, even if PECO, a Bulk Provider or another provider indicates that the same is available at a lower rate), if obtaining the same would result in Landlord or any other tenant or occupant of the Building thereafter being charged a higher rate than that in effect prior to Tenant having obtained electricity from such Bulk Provider or such lower rate from PECO or such other provider.
               F. Landlord’s Maintenance Obligations. Landlord shall make all repairs, alterations or replacements and perform all maintenance to all exterior walls, structural steel, foundations and other structural parts of the Building, the roof, pipes, plumbing systems (other than Tenant’s distribution of the same from the base Building risers, feeders, panelboards, etc. for provision of such services to the Premises), Landlord’s HVAC systems (but not any HVAC systems or equipment serving the Premises, all of which shall be the responsibility of the Tenant), elevators (other than the Dedicated Elevators), electrical systems (other than Tenant’s distribution of the same from the base Building risers, feeders, panelboards, etc. for provision of such services to the Premises), structural ceilings, window glass, fixtures (other than those installed by or on behalf of Tenant), and all other appurtenances other than as provided in Section 7, landscaped areas, foundations, parking (other than those parking areas specifically demised to Tenant as a part of the Premises) and loading areas, common areas, sidewalks and curbs, exterior stairs for ingress and egress, site drainage facilities, dock seals and/or dock shelters, dock levelers, loading doors, and all other portions of the Land not specifically listed in this Lease as the exclusive responsibility of Tenant, including, without limitations, snow and ice removal from loading and sidewalk and parking areas on the Property (but expressly excluding the Mezzanine Ramp and any other area of the Property leased to Tenant or with respect to which Tenant has an exclusive right of use). Landlord shall be responsible for the maintenance, repair and/or replacement of the roof areas of the Building (other than to the extent part of the Premises or utilized by Tenant), including, without limitation, the obligation to clean any and all drainage gutters. Landlord shall use commercially reasonable efforts not to unreasonably interfere with or alter the Tenant’s HVAC equipment located on the Premises. In addition, Landlord shall maintain the fan/ventilation system serving the 5th floor plenum area and, if and to the extent that Tenant shall promptly notify Landlord of the same, Landlord shall be responsible for any water or condensation build-up in or from that area.
               G. Exclusive Elevator Rights. Tenant is hereby granted: (a) the right to install an elevator to run between the 1st Floor Lobby Space and the Mezzanine Space, subject to all of the applicable provisions of this Lease and with the same being “Systemic Work”, (b) the exclusive access to and use of Elevator Nos. 3 and 4 (the “Dedicated Passenger Elevators”) and (c) the exclusive access to and use of Freight Elevator Nos. 13 and 16 (the “Dedicated Freight Elevators”; with the Dedicated Passenger Elevators and the Dedicated Freight Elevators being referred to collectively as the “Dedicated Elevators”). Landlord and Tenant shall cooperate so that Elevator Nos. 3 and 4 and the Freight Elevator Nos. 13 and 16 service the Premises as reasonably required by Tenant, with the intention that (a) Tenant will have exclusive access of Elevator Nos. 3 and/or 4 on the multi-tenanted floors, (b) Landlord will key restrict Elevators Nos. 3 and/or 4 on the multi-tenanted floors (c) Tenant will NOT have access to Elevator Nos. 1 and/or 2 in the Building, and (d) to the extent that Tenant’s exclusive use of Freight Elevator Nos. 13 and/or 16 causes any union or labor problems at the Building, Tenant, at Tenant’s expense, agrees to hire a union operator for such Freight Elevators. As a condition to Tenant’s right to such Dedicated Elevators, Tenant shall be responsible, solely at Tenant’s cost and expense, for insuring, maintaining, repairing and replacing such Dedicated Elevators and associated Building systems for as long as and to the extent that Tenant has exclusive use of the same. For purposes of all indemnities and insurance obligations of Tenant contained in this Lease, such Dedicated Elevators shall be deemed to be part of the Premises. Tenant assumes all responsibility for such Dedicated Elevators, including for all modification(s), if any, that may be necessary to other elevators as a result of the dedication of these elevators as provided herein. Notwithstanding anything to the contrary contained herein, in the event that Tenant shall, from time to time, during the Initial Term, replace all or any of the Dedicated Elevators following mutual agreement of Landlord and Tenant (each, a “Dedicated Elevator Replacement”, with each such replaced Dedicated Elevator being referred to as a “Replaced Elevator”), then Landlord shall reimburse Tenant for a portion (“Landlord’s Dedicated Elevator Portion”) of all costs incurred by Tenant in so replacing such Replaced Elevators (the “Dedicated Elevator Cost”) calculated as follows: Landlord’s Dedicated Elevator Portion shall mean the Dedicated Elevator Cost multiplied by a fraction, the numerator of which shall be 180 minus the number of full months remaining in the Initial Term of this Lease following the completion of the Dedicated Elevator Replacement and the denominator of which shall be 180. Landlord shall reimburse Tenant, within thirty (30) days after receipt of an invoice therefor from Tenant along with such back-up materials and/or calculations to support Tenant’s determination of the portion of Landlord’s Dedicated Elevator Portion (subject to Landlord’s right to contest the same in good faith). In the event that the Dedicated Elevator Replacement shall have been completed during the Initial Term and Tenant shall extend or otherwise renew the Term of this Lease, whether or not pursuant to the Renewal Option (with the length of the term of such renewal or extension being referred to as the “Extension Period”), then upon the commencement of the Extension Period, and provided that the same shall occur within the useful life of the Replaced Elevator, in accordance with GAAP (the “Dedicated Elevator Useful Life”), Tenant shall reimburse Landlord, within thirty (30) days after receipt of an invoice therefor from Landlord along with such back-up materials and/or calculations to support Landlord’s determination of the portion of Landlord’s Dedicated

Elevator Portion in an amount (“the “Elevator Renewal Reimbursement”) equal to Landlord’s Dedicated Elevator Portion multiplied by a fraction, the numerator of which shall be the number of months in the Extension Period and the denominator of which shall be the number of months remaining in the Dedicated Elevator Useful Life (provided that in no event shall the fraction exceed the number 1). In the event that the Tenant shall further extend the Term of this Lease (with the length of the term of such extension being referred to as the “Additional Extension Period”), then upon the commencement of the Additional Extension Period, and provided that the same shall occur within the Dedicated Elevator Useful Life, Tenant shall reimburse Landlord for another portion of Landlord’s Dedicated Elevator Portion in accordance with the procedure set forth above. Notwithstanding anything to the contrary contained herein, in the event that Tenant shall, from time to time, during the Renewal Term, replace all or any of the Dedicated Elevators following mutual agreement of Landlord and Tenant (each, a “Renewal Term Dedicated Elevator Replacement”, with each such replaced Dedicated Elevator being referred to as a “Renewal Term Replaced Elevator”), then Landlord shall reimburse Tenant for a portion (“Landlord’s Renewal Term Dedicated Elevator Portion”) of all costs incurred by Tenant in so replacing such Renewal Term Replaced Elevators (the “Renewal Term Dedicated Elevator Cost”) calculated as follows: Landlord’s Renewal Term Dedicated Elevator Portion shall mean the Renewal Term Dedicated Elevator Cost multiplied by a fraction, the numerator of which shall be 180 minus the number of full months remaining in the Renewal Term of this Lease following the completion of the Dedicated Elevator Replacement and the denominator of which shall be 180. In the event that the Renewal Term Dedicated Elevator Replacement shall have been completed during the Renewal Term and Tenant shall extend or otherwise renew the Term of this Lease, whether or not pursuant to a renewal option contained in this Lease (with the length of the term of such renewal or extension being referred to as the “Post Renewal Term Extension Period”), then upon the commencement of the Post Renewal Term Extension Period, and provided that the same shall occur within the useful life of the Replaced Elevator, in accordance with GAAP (the “Dedicated Elevator Useful Life”), Tenant shall reimburse Landlord, within thirty (30) days after receipt of an invoice therefor from Landlord along with such back-up materials and/or calculations to support Landlord’s determination of the portion of Landlord’s Renewal Term Dedicated Elevator Portion in an amount (the “Post Renewal Term Elevator Reimbursement”) equal to Landlord’s Renewal Term Dedicated Elevator Portion multiplied by a fraction, the numerator of which shall be the number of months in the Post Renewal Extension Period and the denominator of which shall be the number of months remaining in the Dedicated Elevator Useful Life (provided that in no event shall the fraction exceed the number 1). In the event that the Tenant shall further extend the Term of this Lease (with the length of the term of such extension being referred to as the “Post Renewal Additional Extension Period”), then upon the commencement of the Post Renewal Additional Extension Period, and provided that the same shall occur within the Dedicated Elevator Useful Life, Tenant shall reimburse Landlord for another portion of Landlord’s Renewal Term Dedicated Elevator Portion in accordance with the procedure set forth above.
               H. Notwithstanding anything to the contrary contained in this Lease, if Tenant’s back up and redundancy systems shall fail and if Tenant is unable to use the Premises for the ordinary conduct of Tenant’s business due to (a) an interruption of an Essential Service (as hereinafter defined) resulting from Landlord’s negligence or willful misconduct or (b) Landlord’s breach of an obligation under this Lease to perform repairs or replacements which results in Landlord’s failure to provide an Essential Service, in each case other than as a result of Unavoidable Delay, casualty or condemnation, and such condition continues for a period in excess of three (3) consecutive days after (i) Tenant furnishes a notice to Landlord (the “Abatement Notice”) stating that Tenant’s inability to use the Premises is solely due to such condition, (ii) Tenant does not actually use or occupy the Premises during such period for the ordinary conduct of its business and (iii) such condition has not resulted from the negligence or willful misconduct of Tenant, nor any of its subtenants or Permitted Users, or its or their officers, employees, agents, representatives, customers and business visitors, affiliates, agents, employees, contractors, subtenants, assignees or invitees, then Base Rent and Tenant’s Operating Expenses Payment shall be abated on a per diem basis for the period commencing on the fourth (4th) day after Tenant delivers the Abatement Notice to Landlord and ending on the earlier of (x) the date Tenant reoccupies any portion of the Premises, and (y) the date on which such condition is substantially remedied. “Essential Service” shall mean a service which if not provided shall (1) effectively deny access to the Premises, (2) threaten the health or safety of any occupants of the Premises or (3) prevent or materially and adversely restrict the usage of more than 25% of the Premises for the ordinary conduct of Tenant’s business.
          13. RULES AND REGULATIONS.
               During the Term of this Lease, Tenant shall abide by and observe the rules and regulations attached hereto as Exhibit F and such other reasonable rules and regulations as may be made by Landlord from time to time, provided such other rules and regulations do not materially increase the financial burdens of Tenant or unreasonably restrict Tenant’s rights under this Lease and are not inconsistent with the terms of this Lease. Nothing contained in this Lease or in any rules and regulations shall be interpreted to impose upon Landlord any obligations to enforce against any tenant its rules and regulations, or the provisions of any lease with any other tenant, and Landlord shall not be liable to Tenant or any other entity for any violation of said rules, regulations or lease provisions; provided, however, if Landlord does enforce such rules and regulations, Landlord shall enforce such rules and regulations in a non-discriminatory manner, as against Tenant and other tenants of the Building. In the event of any conflict between the terms of this Lease and any rules and regulations, the terms of this Lease shall prevail.
          14. REPAIR OF DAMAGE CAUSED BY TENANT: INDEMNIFICATION.
               A. Repairs. Except as otherwise expressly provided in this Lease, but subject to the release and waiver of subrogation contained in Section 17 below, all damage to the Land, the Building or the Premises caused by any act or omission of Tenant shall be repaired at the sole expense of Tenant and Landlord shall have the right, at its option, after not less than ten (10) days advance written notice of such damage to (i) make such repairs and to charge Tenant for all actually incurred, out-of-pocket costs and expenses incurred in connection therewith as Additional Rent payable within ten (10) days after the rendering of a bill therefor, or (ii) to require that Tenant make such repairs in accordance with the provisions of Section 8 above. Tenant shall notify Landlord promptly of any injury, breakage or damage to the Land, the Building, or the Premises caused by Tenant.
               B.  Indemnification.

                    (i) Other than to the extent caused by Landlord’s negligence or the negligence of Landlord’s employees or agents, Tenant hereby agrees to indemnify and hold Landlord harmless from and against all costs, damages, claims, liabilities and expenses, including reasonable attorneys’ fees, suffered by or claimed against Landlord, directly or indirectly, based on, arising out of or resulting from: (i) Tenant’s or its affiliates, agents, employees, contractors, subtenants, Permitted Users, assignees or invitees use and occupancy of the Premises or the business conducted therein or Tenant’s affiliates, agents, employees, contractors, subtenants, Permitted Users, assignees or invitees presence in the Building or on the Land, (ii) the making by Tenant or its affiliates, agents, employees, contractors, subtenants, Permitted Users, assignees or invitees of any Alterations, (iii) any act or omission of Tenant or its affiliates, agents, employees, contractors, subtenants, Permitted Users, assignees or invitees, (iv) Tenant’s or its affiliates, agents, employees, contractors, subtenants, Permitted Users, assignees or invitees use of the loading dock and elevators, including the Dedicated Elevators, and (v) any breach or default by Tenant or its affiliates, agents, employees, contractors, subtenants, Permitted Users, assignees or invitees in the observance or performance of its covenants and obligations under this Lease.
                    (ii) Landlord shall indemnify, defend and hold harmless Tenant from and against all costs, damages, claims, liabilities and expenses, including reasonable attorneys’ fees, suffered by or claimed against Tenant arising from (i) any accident, injury or damage caused to any person or the property of any person in or about the Common Areas (specifically excluding the Premises, any area with respect to which Tenant has an exclusive use right, or any area in which Tenant shall have made Tenant Common Alterations) to the extent attributable to the negligence or willful misconduct of Landlord or its employees or agents or (ii) any breach or default by Landlord or its agents or employees in the observance or performance of its covenants and obligations under this Lease.
          15. LIMITATION ON LANDLORD LIABILITY.
               A. Liability Standard. In no event shall Landlord be liable for consequential damages. Tenant shall not be liable for consequential damages except where Tenant shall hold over, beyond the Consequential Grace Period (as hereinafter defined), if applicable, in any portion of the Premises after the expiration or termination of the Lease Term and/or after the Additional Surrender Date, as the case may be.
               B. Limitation on Total Liability. Notwithstanding any other provision of this Lease, it is expressly understood and agreed that the total liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant hereunder and/or Tenant’s use of the Premises, shall be limited to the estate of Landlord or Landlord’s interest in the Land and Building together with sales and insurance proceeds, condemnation awards, title insurance awards and rental income derived from the Building, all to the extent the same have not been distributed. No other property or assets of Landlord or any partner or owner of Landlord shall be subject to levy, execution, or other enforcement proceedings or other judicial process for the satisfaction of any judgment or any other right or remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant hereunder and/or Tenant’s use of the Premises and/or any other portion of the Building.

          16. FIRE AND OTHER CASUALTY.
               If the Premises shall be damaged by fire or other casualty, the Lease shall not terminate and, upon adjustment of insurance claims, Landlord shall repair the damage, provided that Landlord shall have no obligation to repair damage to or replace any Tenant’s Removal Property and/or any Inside Infrastructure and/or Outside Infrastructure (whether or not the same constitute Tenant Common Alterations). Except as otherwise provided herein, if any part of the Premises are rendered untenantable by reason of any such damage, Rent shall abate from the date of the damage to the date the damage for which Landlord is responsible hereunder is repaired, in the proportion that the area of the untenantable part bears from time to time to the total area of the Premises. No compensation or reduction of Rent shall be paid or allowed for inconvenience, annoyance or injury to Tenant or Tenant’s business arising from any damage to or repair of the Premises or the Building.
               Notwithstanding the foregoing: (i) if the damage to the Premises and/or the Building is due to an uninsured risk or insurance proceeds are otherwise unavailable to cover the expenses of restoration or repair of the damage (other than any applicable Allowable Deductible), or Landlord does not receive sufficient insurance proceeds to fully repair the damage, or if the Building shall be so damaged that, as determined by Landlord, substantial reconstruction of the Premises or the Building is required (whether or not the Premises have been damaged), then Landlord, at its option, may give Tenant, within ninety (90) days after the casualty, written notice of termination of this Lease, and this Lease and the Term shall terminate (whether or not the Term has commenced) upon the expiration of thirty (30) days from the date of the notice, with the same effect as if the new expiration date had been the date initially fixed for expiration of the Term, and all Rent shall be apportioned as of such date and (ii) if a written estimate prepared by Landlord’s architect or general contractor which estimate Landlord shall obtain within ninety (90) days of such fire or casualty, indicates that the portion of the Premises or the Building whose restoration is the responsibility of Landlord hereunder, as applicable, cannot be restored to the condition that existed prior to the casualty within eighteen (18) months of the casualty, then either Landlord or Tenant may, at their option, terminate this Lease by notifying the other party in writing of such termination within thirty (30) days after the receipt of such estimate. If Tenant shall not have elected to, or was not entitled to, terminate this Lease in accordance with this Section and Landlord shall fail to substantially complete its restoration work on or before the later to occur of eighteen (18) months after the date of such damage or sixty (60) days after the date upon which Landlord’s contractor estimated such restoration would be completed, in either case, inclusive of any delays caused by Unavoidable Delays, Tenant may elect, as its sole remedy, to terminate this Lease upon thirty (30) days notice to Landlord given not earlier than the last day of the period specified above, and if Tenant shall give such a notice this Lease shall terminate on the 30th day following the giving of such notice unless Landlord shall have substantially completed its reconstruction work by such 30th day. If Landlord shall have substantially completed its restoration work, Tenant’s notice of termination shall be null and void and this Lease shall remain in full force and effect.
          17. TENANT INSURANCE.

               A. Types of Insurance Required. Tenant, at its expense, shall obtain and maintain in effect at all times during the Term an insurance policy providing the following coverage:
                    (1) An “all risk” insurance policy covering all of Tenant’s Removal Property and all Inside Infrastructure and Outside Infrastructure (whether or not the same constitute Tenant Common Alterations), and Tenant Common Alterations, for not less than the full replacement value thereof. All proceeds of such insurance shall be used to repair or replace the items so insured provided that, to the extent required under this Lease, Landlord shall have repaired damage to the Building following a casualty.
                    (2) A commercial general liability policy on an occurrence basis, with the following limits:

Each occurrence limit for bodily injury and property damage	$[XXX]*
General aggregate	$[XXX]*
Product/completed operations aggregate	$[XXX]*
Damage to rented premises	$[XXX]*
Medical payments (any one person)	$[XXX]*
               Said insurance shall name Landlord (in care of Landlord’s management agent and referring to the Building by its address), Landlord’s management agent and Mortgagees that Landlord identifies in writing to Tenant as additional insureds. From time to time during the Term, Landlord may require Tenant to increase said limits of said insurance to the limits of liability insurance then customarily required of tenants of other Comparable Buildings (or, if not a city, other local jurisdiction) in which the Building is located or to comply with the reasonable requirements of the Mortgagee. A combination of General Liability Coverage and Umbrella Liability Coverage is acceptable to comply with the liability insurance limits required above provided such umbrella polices shall comply with the terms hereof.
               B. Required Provisions of Policies. All insurance policies required to be maintained by Tenant under this Lease must: (i) be in form and have content reasonably satisfactory to Landlord; (ii) be written as primary policy coverage and not contributing to or in excess of any coverage which Landlord or the Mortgagees may carry; (iii) intentionally omitted; and (iv) provide that the policy may not be cancelled or permitted to lapse unless Landlord shall have received at least fifteen (15) days prior written notice of cancellation or non-renewal. Tenant shall deliver to Landlord (in care of Landlord’s management agent and referring to the Building by its address) a certificate of insurance evidencing each such policy and any renewal policy before the Lease Commencement Date and at least fifteen (15) days before the expiration of any policies. Any insurance required of Tenant or Landlord under this Section may be carried under a blanket policy, provided that said policy shall specifically set forth the amount of insurance allocated to this Lease.

*	Omitted and submitted by the Filers separately to the U.S. Securities and Exchange Commission under a request for confidential treatment.

               C. Effect of Tenant’s Activities on Insurance. Tenant shall not conduct or permit to be conducted any activity, or place any equipment in or about the Land, the Building or the Premises which will increase the rate of, or make void or voidable, any fire or other insurance maintained or required to be maintained by Landlord or any Mortgagee on the Building, the Land or the property kept thereon or therein, which will conflict with the provisions of any such insurance policy or which will make it impracticable for Landlord to obtain insurance covering any risks against which Landlord reasonably determines it advisable to obtain insurance, provided such determination is consistent with insurance coverages carried by Landlord’s of Comparable Buildings. Landlord hereby represents that the use of the Premises in effect on the Existing Date (the “Existing Date Permitted Use”) does not conflict with any insurance policy in place as of the Lease Commencement Date. In the event any increases in the rates of such insurance are, in Landlord’s reasonable judgment, directly attributable to any activity conducted (other than the Existing Date Permitted Use) or property installed or placed by Tenant on or about the Land, the Building or the Premises or to Alterations installed by Tenant or at Tenant’s request, Tenant shall reimburse Landlord for the amount of such increases promptly upon demand. Statements by the applicable insurance company or insurance rating bureau that such increases are due to any such activity, property or improvements shall be conclusive for the purposes of determining Tenant’s liability hereunder.
               D. Intentionally Omitted.
               E. Landlord’s Insurance. At all times and during the Term, the Landlord shall carry for the benefit of Landlord, property insurance and flood insurance, if the Building is in a flood zone in which Federal flood insurance is generally made available and prudent landlords in the vicinity of the Building are so maintaining flood insurance, in an amount equal to the full replacement value of the Building, excluding the replacement value of the Tenant Removal Property (including, without limitation, Outside Infrastructure, Inside Infrastructure and Tenant Common Alterations), subject only to the Allowable Deductible, and not less than the requirements of any Mortgagee holding a Mortgage on Landlord’s interest in the Property. The Landlord and its Mortgagee shall be named loss payee under any such policy, as their respective interests may appear. The Landlord shall carry general public liability insurance for not less than Five Million Dollars ($5,000,000.00) CSL, in addition to Tenant’s general public liability insurance requirement as outlined in Section 17.A. above, naming Landlord as the insured. All insurance required to be maintained by the Landlord shall be effected by valid and enforceable policies issued by insurers with a Bests Rating of A-/VII or better, which are authorized to do business in Pennsylvania.
               F. Intentionally Omitted.
               G. Waiver of Subrogation. Anything in this Section 17 or in this Lease to the contrary notwithstanding, each of Landlord and Tenant hereby release each other from, and waive, on behalf of themselves and those claiming through or under them (including, in the case of Tenant, on behalf of its subtenants and Permitted Users), any and all rights of recovery against the other and those claiming through or under the other and its and their officers, employees, agents, representatives, customers and business visitors for loss of or damage to such waiving party or its property or the property of others claiming through or under it, arising from any cause insured against under any “all risk” policy of insurance required hereunder or carried by such waiving party (or any other policy of insurance carried by such waiving party in lieu thereof) at the time of such loss or damage. The foregoing waiver shall be effective whether or not the waiving party actually obtains and maintains the insurance which such waiving party is required to obtain and maintain pursuant to this Lease (or any substitute therefor). Landlord and Tenant shall, upon obtaining the policies of insurance which they are required to maintain hereunder, give written notice to their respective insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. In addition, Tenant and Landlord shall obtain waivers of subrogation for the benefit of one another, from any company issuing any “all risk” policy of insurance obtained by either of them. Landlord shall not be liable for injury, loss, expense, claim or damage to the person, property, or interests of Tenant or those claiming through or under Tenant covered (or required hereunder to be covered) by “all risk” insurance, irrespective of whether any such damage is occasioned by the negligence of Landlord, its servants, agents, employees or contractors. Similarly, Tenant shall not be liable for injury, loss, expense, claim or damage to the person, property, or interests of Landlord or those claiming through or under Landlord covered (or required hereunder to be covered) by “all risk” insurance, irrespective of whether any such damage is occasioned by the negligence or of Tenant, its servants, agents, employees or contractors.
          18. CONDEMNATION.
               A. Landlord’s Right to Terminate. If a substantial part of the Premises, the Building or the Land is taken or condemned by any governmental authority for any purpose or is granted to any authority in lieu of condemnation (collectively, a “taking”), Landlord shall have the right in its sole discretion to terminate this Lease by written notice to Tenant, and upon the giving of such notice, the Term shall terminate as of the date title vests in the authority, and Rent shall be abated as of that date. For purposes of this Section, a “substantial part” of the Premises, the Land or the Building shall be considered to have been taken if, in either case, 10% or more of the Premises, the Land or the Building is taken.
               B. Tenant’s Right to Terminate. This Lease and the Term hereof shall terminate: (a) if the entire Premises shall be taken by condemnation, or (b) at the option of Tenant (exercisable by written notice given to Landlord within thirty (30) days after the date of any such taking), if a material part of the Premises shall be taken in any condemnation proceeding(s) such that it is no longer reasonably practical for Tenant to conduct its business at the Premises. A taking of a “material part” of the Premises shall mean the condemnation of 10% or more of the Premises.
               C. Adjustment of Rent. In the event that any portion of the Premises is taken in condemnation and if this Lease is not terminated, then this Lease shall remain in full force and effect as to such remaining portion, except that from and after the effective date of any such taking, Tenant shall be entitled to a proportionate reduction in the Rent and any Operating Expenses required to be paid hereunder in accordance with any reduction in square foot area of the Premises caused by such taking. Landlord shall promptly restore the portion of the Premises remaining after such taking to a complete architectural unit. Any restoration by Landlord shall be limited to the basic building structure (not including any of the Tenant Improvements) as demised by Landlord to Tenant as of the Effective Date. In the event this

Lease is not terminated as aforesaid and Landlord does not restore the Premises within a period of eighteen (18) months after the date of taking, then and in that event, Tenant shall have the option to terminate this Lease by notice in writing delivered to Landlord prior to completion of such restoration.
               D. Division of Award. Tenant shall have no claim against Landlord arising out of or related to any taking, or for any portion of the amount that may be awarded as a result, and Tenant hereby assigns to Landlord all its rights, title and interest in and to any such award; provided, however, that Tenant may assert any claim it may have against the authority for compensation for Tenant’s movable personal property, and for any relocation expenses compensable by statute, as long as such awards shall be made in addition to and stated separately from the award made for the Land, the Building and the Premises.
          19. DEFAULT.
               A. Default of Tenant. The following events shall be a default by Tenant (a “Default”) under this Lease:
                    (1) Failure of Tenant to pay Rent as and when due, if the failure continues for ten (10) days after written notice from Landlord specifying the failure.
                    (2) Failure of Tenant to comply with or perform any covenant or obligation of Tenant under this Lease, other than those concerning the payment of Rent, if the failure continues for thirty (30) days after written notice from Landlord to Tenant specifying the failure (or, in the case of a default not susceptible of a cure within thirty (30) days, if Tenant shall fail to commence a cure within thirty (30) days after such notice and diligently complete such cure within a reasonable time).
                    (3) If Tenant or, if Tenant is a partnership, any general partner of Tenant (“Partner”), shall file a voluntary petition in bankruptcy or insolvency, shall be adjudicated bankrupt or insolvent or shall file a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other law, or shall make an assignment for the benefit of creditors, or shall seek or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or any Partner or of all or any part of the property of Tenant or of such Partner.
                    (4) If, within ninety (90) days after the commencement of any proceeding against Tenant or Partner, whether by the filing of a petition or otherwise, seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future applicable federal, state or other law, such proceeding shall not have been dismissed or if, within ninety (90) days after the appointment of any trustee, receiver or liquidator of Tenant or any Partner, or of all or any part of the property of Tenant or of any Partner, without the acquiescence of such individual or entity, such appointment shall not have been vacated or otherwise discharged, or if any execution or attachment shall have been issued against the property of Tenant or of any Partner, pursuant to which the Premises shall be taken or occupied or attempted to be taken or occupied.

                    (5) If Tenant vacates, abandons or ceases to carry on its ordinary activities in the Premises prior to the Lease Expiration Date, with or without an intention of paying Rent, and shall fail to take all commercially reasonable steps to secure the Premises, the Tenant Common Alterations and any area in the Building to which Tenant has an exclusive use right.
               B. Remedies Upon Default. Upon the occurrence of a Default, Landlord shall have the right, then or at any time thereafter:
                    (1) Without demand or notice, to reenter and take possession of all or any part of the Premises, to expel Tenant and those claiming through Tenant and to remove any property therein, either by summary proceedings or by any other action at law, in equity or otherwise, with or without terminating this Lease, without being deemed guilty of trespass and without prejudice to any other remedies of Landlord for breach of this Lease, and/or
                    (2) To give Tenant written notice of Landlord’s intent to terminate this Lease, and on the date specified in Landlord’s notice, Tenant’s right to possession of the Premises shall cease and this Lease shall terminate.
                    If Landlord elects to terminate this Lease, everything contained in this Lease on the part of Landlord to be done shall cease, without prejudice to Landlord’s right to recover from Tenant all Rent, as set forth in Subsections 19.C. and 19.D. below. If Landlord elects to reenter pursuant to Subsection 19.B.(1) above, Landlord may terminate this Lease, or from time to time without terminating this Lease, may relet all or any part of the Premises, for such term, at such rental and upon such other provisions as Landlord deems acceptable, with the right to make any alterations and repairs to the Premises that Landlord deems appropriate, at Tenant’s expense. No such reentry or taking of possession of the Premises shall be construed as an election to terminate this Lease, unless notice of such intention is given pursuant to Subsection 19.B.(2) above, or unless termination be decreed by a court of competent jurisdiction at the instance of Landlord. Landlord shall in no event be under any obligation to relet any part of the Premises.
               C. Liability of Tenant. If Landlord terminates this Lease or reenters the Premises (with or without terminating this Lease), Tenant shall remain liable (in addition to all other liabilities of Tenant accrued at the time of the Default) for the sum of (i) any unpaid Rent accrued prior to the time of termination and/or reentry, as the case may be, plus interest thereon from the due date at the Default Rate, (ii) all Base Rent and Additional Rent provided for in this Lease from the time of termination and/or reentry, as the case may be, until the date this Lease would have expired had a Default not occurred, plus interest thereon from the due date at the Default Rate, and (iii) any and all expenses (including but not limited to reasonable attorneys’ and brokerage fees) actually incurred by Landlord in reentering and repossessing the Premises, in correcting any default, in providing tenant improvements and paying leasing commissions in re-leasing the space, painting, altering or repairing the Premises in order to place the Premises in the condition required in order for Landlord to relet the Premises (whether or not the Premises are relet), in protecting and preserving the Premises and in reletting or attempting to relet the Premises, and (iv) any other amounts necessary to compensate Landlord for any other injury or detriment caused by the Default, minus the net proceeds (after deducting any rental abatements, tenant improvement allowances and other concessions and inducements) actually received by Landlord, if any, from any reletting to the extent attributable to the period prior to the date this Lease would have expired had a Default not occurred. Landlord shall have the option to recover any damages sustained by Landlord either at the time of reletting, if any, or in separate actions from time to time as said damages shall have been made more easily ascertainable by successive relettings or, at Landlord’s option, to defer any such recovery until the date this Lease would have expired in the absence of a Default, in which event Tenant hereby agrees that the cause of action shall be deemed to have accrued on the aforesaid date. The provisions of this Section shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have for anticipatory breach of this Lease.
               D. Liquidated Damages. In addition to Landlord’s rights pursuant to Subsection 19.C. above, if Landlord terminates this Lease, Landlord shall have the right at any time, at its sole option, to require Tenant to pay to Landlord on demand, as liquidated damages, the sum of (i) the total of the Base Rent, Additional Rent and all other sums which would have been payable under this Lease from the date of Landlord’s demand for liquidated damages (“Landlord’s Demand”) until the date this Lease would have terminated in the absence of the Default, discounted to present value at the rate of five percent (5%) per annum (the “Discount Rate”), (ii) all unpaid Rent accrued prior to the time of Landlord’s Demand, plus interest thereon from the due date at the Default Rate, and (iii) any and all expenses (including but not limited to reasonable attorneys’ and brokerage fees) actually incurred by Landlord in reentering and repossessing the Premises, in correcting any default, in providing tenant improvements and paying leasing commissions in re-leasing the space, painting, altering or repairing the Premises in order to place the Premises in the condition required in order for Landlord to relet the Premises (whether or not the Premises are relet), in protecting and preserving the Premises and in reletting or attempting to relet the Premises, and (iv) any other amounts necessary to compensate Landlord for any other injury or detriment caused by the Default, minus the sum of (a) the net fair market rental value of the Premises for the period referred to in Subsection 19.D.(i) above, discounted to present value at the Discount Rate, and (b) any sums actually paid by Tenant or subsequent tenants to Landlord pursuant to Subsection 19.C(ii) above; provided, however, that if said damages shall be limited by law to a lesser amount, Landlord shall be entitled to recover the maximum amount permitted by law. The “net fair market rental value” referred to in Subsection 19.D.(a) above shall be the fair market rental value of the Premises at the time of Landlord’s Demand, reduced by any rental abatements, tenant improvement allowances and other concessions and inducements generally provided by landlords seeking to lease comparable commercial property in the area of the Premises at the time of Landlord’s Demand. If reletting is accomplished within a reasonable time after Lease termination upon arms-length, commercially reasonable terms, the “net fair market rental value” referred to in Subsection 19.D.(a) above shall be deemed prima facie to be the net rental income (after deducting any rental abatements, tenant improvement allowances and other concessions and inducements) realized upon such reletting.
               E. Non-Duplication; Recovery not to Exceed Losses. Notwithstanding anything to the contrary contained herein, Landlord shall not be entitled to recover economic damages under both Subsections 19.C and 19.D if and to the extent the same are duplicative (i.e., are intended to compensate Landlord for the same economic loss), nor shall Landlord be entitled to recover economic damages in excess of the net losses actually incurred or suffered by Landlord.
               F. Waiver. Tenant, on its own behalf and on behalf of all persons and entities claiming through Tenant, including but not limited to creditors of Tenant, hereby waives any and all rights and privileges which Tenant and such other persons and entities might otherwise have under any present or future law: (i) to redeem the Premises, (ii) to reenter or repossess the Premises, or (iii) to restore the operation of this Lease, with respect to any dispossession of Tenant by judgment or warrant of any court, any reentry by Landlord or any expiration or termination of this Lease, whether by operation of law or pursuant to the provisions of this Lease. Tenant hereby expressly waives receipt of a notice to quit.
               G. Lien on Personal Property. Landlord agrees to execute from time to time, but prior to the occurrence and continuance of a Default, a waiver of Landlord’s lien agreement, in form reasonably acceptable to Landlord and Tenant or its lenders. Tenant shall have the right to remove and/or replace any trade fixtures, machinery and/or equipment owned by Tenant (except that Tenant shall not remove any items comprising Outside Infrastructure unless (i) Tenant shall, solely at Tenant’s cost and expense, replace the same, or (ii) the same is no longer used in Tenant’s business operations), provided that Tenant shall promptly repair and restore any and all damage to the Premises, Land or the Building sustained or incurred in connection with the installation, moving or removal of such items.
               H. Right of Distress. Landlord shall, to the extent permitted by law, have a right of distress for Rent.
               I. Right of Landlord to Cure. If Tenant defaults in the making of any payment or in the doing of any act required to be made or done by Tenant under this Lease after the expiration of any applicable cure period (except in an emergency, in which case Landlord may act immediately if it appears that Tenant is not taking immediate action to address such default), then Landlord may, at its option, make such payment or do such act, and the expenses thereof, with interest thereon at the Default Rate, from the date paid by Landlord, shall constitute Additional Rent hereunder due and payable by Tenant with the next payment of Monthly Base Rent.
               J. Attorneys’ Fees. In the event of any litigation between Tenant and Landlord to enforce any provision of this Lease or any right of either party hereto, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including, without limitation, reasonable attorney’s fees, incurred therein. Moreover, Landlord shall be entitled to recover from Tenant any and all reasonable fees (including, without limitation, reasonable attorney’s fees) incurred in or related to bankruptcy proceedings relating to Tenant, including reasonable fees (including, without limitation, reasonable attorney’s fees) incurred in or related to issues and events that are peculiar to bankruptcy. Furthermore, if Landlord, without fault, is made a party to any litigation instituted by or against Tenant, Tenant shall indemnify Landlord against, and protect, defend, and save it harmless from, all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by it in connection therewith.

               K. Survival. Tenant’s liability pursuant to this Section 19 shall survive the termination of this Lease, the institution of summary proceedings and/or the issuance of a warrant thereunder.
               L. Landlord’s Default. If Landlord is in default under this Lease and Landlord shall fail to remedy such default, as required under hereunder, within the cure periods set forth herein (or within thirty (30) days, if no cure period is set forth herein for such default), which cure period may be extended if (x) the nature of Landlord’s obligation is such that more than the time allocated in such cure period is reasonably required to cure such default, and (y) Landlord has commenced to remedy such default within the applicable cure period and diligently pursues the same to completion, Tenant shall have the option, but shall not be obligated, to cure such default and thereafter, Landlord shall reimburse Tenant for the actual reasonable out-of-pocket cost thereof within thirty (30) days of Tenant’s delivery of an invoice therefor. In the event that Landlord fails to timely reimburse Tenant for any such expense, interest shall accrue thereon from the due date until paid at the Default Rate. Except as otherwise specifically provided to the contrary herein, in no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default.
          20. NO WAIVER.
          No failure or delay by either Landlord or Tenant in enforcing its right to strict performance by the other party of every provision of this Lease or in exercising any right or remedy hereunder, and no acceptance by Landlord of full or partial rent during the continuance of any Default, shall constitute a waiver of the provision or the Default, and no provision shall be waived or modified except by a written instrument executed by Landlord. No payment by Tenant, or receipt by Landlord, of a lesser amount than the full Rent shall be deemed to be other than a payment on account, notwithstanding any endorsement or statement on any check or letter accompanying any payment of any Rent. No waiver of any Default or settlement of any proceeding instituted on account of any claimed Default shall affect or alter this Lease or constitute a waiver of any of either Landlord’s or Tenant’s rights hereunder.
          21. HOLDING OVER.
          If Tenant shall be in possession of the Premises after termination of this Lease (whether by normal expiration of the Term or otherwise), at Landlord’s option: (i) Landlord may deem Tenant to be occupying the Premises as a tenant from month-to-month, at the sum of one hundred fifty percent (150%), for the first sixty (60) days, and thereafter two hundred percent (200%), of the Monthly Base Rent in effect for the last full month of the Term, plus the monthly installment of Additional Rent which is then payable pursuant to Section 5.C. of this Lease, and subject to all of the other provisions of this Lease, as applicable to a month-to-month tenancy, or (ii) Landlord may exercise any or all remedies for Default and at law and in equity, including but not limited to an action against Tenant for wrongfully holding over, provided however, in no event shall Tenant be liable for consequential or punitive damages under this Section 21, unless Landlord shall have (or shall have thereafter) entered in to a new lease for any portion of the Premises and Tenant shall remain in possession of any portion of the Premises for more than sixty (60) days after the termination of this Lease (with such 60-day period being referred to as the “Consequential Grace Period”), in which event Tenant shall be liable for consequential damages resulting therefrom.
          22. SUBORDINATION.
               A. Lease Subordinate. This Lease shall be subject and subordinate to the lien of any and all Mortgages and to any Ground Leases and any and all renewals, extensions, modifications, recastings and refinancings thereof. This clause shall be self-operative, without execution of any further instrument; but if requested by Landlord or any Mortgagee, Tenant shall promptly execute a certificate or other document evidencing and providing for such subordination provided such certificate or other document is reasonably acceptable to Tenant. Tenant agrees that, if any Mortgage is foreclosed or the Ground Leases terminated, upon request by the purchaser at the foreclosure sale or Ground Lessor, as the case may be, Tenant shall attorn to and recognize the purchaser or Ground Lessor as the landlord under this Lease and shall make all payments required hereunder to such new landlord without any deduction or set-off of any kind whatsoever except to the extent expressly allowed hereunder. Tenant waives the provisions of any law or regulation, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise affect this Lease or the obligations of Tenant hereunder in the event that any such foreclosure, termination or other proceeding is filed, prosecuted or completed. Notwithstanding anything herein to the contrary, any Mortgagee may at any time subordinate the lien of its Mortgage to the operation and effect of this Lease without Tenant’s consent, by giving Tenant written notice of such subordination, in which event this Lease shall be deemed to be senior to such Mortgage, and thereafter such Mortgagee shall have the same rights as it would have had if this Lease had been executed, delivered and recorded before said Mortgage.
               B. Modifications to Lease. In the event any of Landlord’s insurance carriers or any Mortgagee requests reasonable modifications to this Lease, Tenant shall execute a written amendment incorporating such requested modifications within thirty (30) days after the same has been submitted to Tenant by Landlord, provided that such modifications (i) do not affect, to more than a de minimis extent, Tenant’s use, occupancy or enjoyment of the Premises as herein permitted, (ii) increase the financial burden of Tenant hereunder, or (iii) do not otherwise change or modify any of Tenant’s rights hereunder (collectively, an “Enlargement Modification”).
               C. Non-Disturbance. Landlord shall obtain from the holder of any currently existing leasehold Mortgage encumbering Landlord’s leasehold estate, a subordination, attornment and nondisturbance agreement (“Nondisturbance Agreement”) on such lender’s standard form subject to Tenant’s reasonable approval, which shall provide, inter alia, that the leasehold estate granted to Tenant under this Lease will not be terminated or disturbed by reason of the foreclosure of the Mortgage held by such leasehold Mortgagee so long as there shall be no Default under this Lease, and in the event the leasehold Mortgagee or its respective successor or assigns shall enter into and lawfully become possessed of Landlord’s leasehold interest and shall succeed to the rights of Landlord hereunder, Tenant will attorn to the successor as its landlord under this Lease and, upon the request of such successor landlord, Tenant will execute and deliver an attornment agreement in favor of the successor landlord. Tenant expressly acknowledges that no right on the part of any Mortgagee to cure any default of Landlord hereunder shall be deemed to be an Enlargement Modification to the extent provided for in the Nondisturbance Agreement.
               D. Future Leasehold Mortgagees or Future Ground Lessors. In the event a future leasehold mortgagee or future ground lessor shall be unwilling to enter into a Nondisturbance Agreement, this Lease shall remain in full force and effect and the obligations of Tenant shall not in any manner be affected except that, anything to the contrary contained in this Lease notwithstanding, this Lease shall not be subject and subordinate to such future leasehold Mortgage or Future Ground Leases. Any agreement substantially in the form of a subordination and non-disturbance agreement previously executed by Tenant in connection with this Lease or any prior lease between Landlord and Tenant (or their predecessors-in-interest) shall be deemed satisfactory to Tenant. If Tenant shall fail or refuse, for any reason, to execute and deliver to Landlord a subordination and Nondisturbance Agreement in proper form within fifteen (15) days after delivery thereof to Tenant, then Tenant’s interest under this Lease shall be subordinate to the leasehold Mortgage or Ground Leases in question.
               E. Fee Mortgagees. Landlord agrees to request from any holder of a fee Mortgage, a Nondisturbance Agreement, but Landlord shall have no liability to Tenant if it shall be unable to obtain the same.
               F. Existing Ground Leases. Landlord shall obtain from the lessor under the Existing Ground Lease a Nondisturbance Agreement substantially similar to the Nondisturbance Agreement attached hereto as Exhibit I.
               G. Comments to Nondisturbance Agreements. In the event that Tenant shall timely request in writing commercially reasonable changes with respect to any Nondisturbance Agreement, and provided that the same shall not previously have been submitted and rejected by the Mortgagee or Ground Lessor in question, Landlord shall forward the same for review to the appropriate Mortgagee or Ground Lessor (it being agree that Landlord shall not be subjected to any liability in the event that any such Mortgagee or Ground Lessor shall reject all or any portion of any such comments).
          23. ASSIGNMENT AND SUBLETTING.
               A. No Transfer Without Consent; Permitted Transfers. Subject to the terms of this Section 23, Tenant shall not, without the prior written consent of Landlord in each instance (which consent shall not be unreasonably withheld, delayed or conditioned) (i) assign, mortgage or otherwise encumber this Lease or any of its rights hereunder; (ii) sublet the Premises or any part thereof or permit the occupancy or use of the Premises or any part thereof by any persons or entities other than Tenant; or (iii) permit the assignment of this Lease or any of Tenant’s rights hereunder by operation of law. Any attempted assignment, mortgaging or encumbering of this Lease or any of Tenant’s rights hereunder and any attempted subletting or grant of a right to use or occupy all or a portion of the Premises in violation of the foregoing sentence shall be void. Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s consent (a “Permitted Transfer”; with the party to whom such Permitted Transfer shall be made being referred to as a “Permitted Transferee”), upon ten (10) days advance written notice to Landlord, to assign this Lease or sublet the whole or any part of the Premises to (a) any entity resulting from a merger or consolidation with Tenant (its successors or assigns), (b) any entity succeeding to substantially all of the business and assets of Tenant (its successors and assigns), or (c) an Affiliate (as hereinafter defined); provided, that the net worth of the surviving or successor entity is at least $[XXX]*, Tenant shall remain fully liable under the terms of the Lease, and further provided the assignee or subtenant and Tenant shall enter into Landlord’s standard consent to sublease agreement or consent to assignment agreement. Tenant shall not have the right to transfer control except in connection with a Permitted Transfer. “Affiliate” shall mean any entity that controls, is controlled by or is under common control with Tenant. For purposes of the preceding sentence, control shall mean, with respect to any corporation, partnership or other business entity, (a) the ownership of fifty percent (50%) or more of the voting interests, or (b) the ownership of at least twenty percent (20%) of the voting interests and the possession of the power to direct or cause the direction of the management and policy of such corporation, partnership or other business entity by reason of the ownership of such voting interests or by virtue of voting trusts or other contractual arrangements. No such Permitted Transfer shall be performed or structured as a means of circumventing the profit split provisions contained in this Lease (as evidenced by a certification from an officer of the assignor representing and warranting the same on behalf of the assignor (the “Non-Circumvention Certification”), which Non-Circumvention Certification shall be delivered to Landlord not less than ten (10) days prior to such transfer.
               B. Take-Back Rights. Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any request by Tenant to assign this Lease or to sublease space in the Premises other than in the event of a Permitted Transfer, to terminate this Lease with respect to said space as of the date thirty (30) days after Landlord’s election. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, Base Rent, Tenant’s Share and the number of parking spaces Tenant is entitled to use shall be adjusted on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises prior to such termination, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of same. If Landlord recaptures only a portion of the Premises, it shall construct and erect at its sole cost such partitions as may be required to sever the space to be retained by Tenant from the space recaptured by Landlord. Landlord may, at its option, lease any recaptured portion of the Premises to the proposed subtenant or assignee or to any other person or entity without liability to Tenant. Tenant shall not be entitled to any portion of the profit, if any, Landlord may realize on account of such termination and reletting. Tenant acknowledges that the purpose of this Section 23.B. is to enable Landlord to receive profit in the form of higher rent or other consideration to be received from an assignee or sublessee, to give Landlord the ability to meet additional space requirements of other tenants of the Building and to permit Landlord to control the leasing of space in the Building. Tenant acknowledges and agrees that the requirements of this Section 23.B. are commercially reasonable and are consistent with the intentions of Landlord and Tenant.

*	Omitted and submitted by the Filers separately to the U.S. Securities and Exchange Commission under a request for confidential treatment.

          C. Intentionally Omitted.
          D. Expenses and Profits; Effect of Consent.
                    (1) In the event Landlord permits Tenant to assign or sublet all or a portion of the Premises to a third party, then eighty percent (80%) of any sums that are paid by such third party for the right to occupy the Premises, in excess of the Rent then in effect (after deducting from such excess Tenant’s reasonable, actual out-of-pocket expenses incurred in procuring such assignee or sublessee including, without limitation any rental concessions, brokerage commissions and construction allowances) (“Profits”) shall be paid by Tenant to Landlord on a monthly basis as Additional Rent. In the case of a sublease, such costs shall be amortized over the term of the sublease.
                    (2) Tenant shall be responsible for all costs and expenses, including attorneys’ fees, incurred by Landlord in connection with any proposed or purported assignment or sublease and an administrative fee of Two Thousand Five Hundred Dollars ($2,500.00).
                    (3) Except as otherwise set forth herein, the consent by Landlord to any assignment or subletting shall neither be construed as a waiver or release of Tenant from any covenant or obligation of Tenant under this Lease, nor as relieving Tenant from giving Landlord the aforesaid thirty (30) days notice of, or from obtaining the consent of Landlord to, any further assignment or subletting. The collection or acceptance of Rent from any such assignee or subtenant shall not constitute a waiver or release of Tenant from any covenant or obligation of Tenant under this Lease, except as expressly agreed by Landlord in writing. In the event Tenant defaults hereunder, Tenant hereby assigns to Landlord the Rent due from any assignee or subtenant and hereby authorizes each such party to pay said Rent to Landlord.
               E. Permitted Users.
                    (1) Landlord hereby acknowledges that part of the Permitted Use and Tenant’s operations in the Building consist of Tenant allowing its customers, as part of the service provider-customer business relationship, to use and/or sublease certain portions of the Premises as hereinafter provided at any time and from time to time during the Term (each a “Permitted User”). Notwithstanding anything to the contrary in this Section 23, so long as the principal and primary reason for entering into such use and/or sublease arrangements is to facilitate the service provider-customer business relationship (and is not simply a means of allowing the use or occupancy of the Premises by any such customers) (the “Principal Use Test”), then Tenant, without prior consent, and without sharing consideration with Landlord, may enter into agreements with Permitted Users for a computer facility and operations centers, and data processing centers with networking capacity and other related office uses. No Permitted User shall have the right to assign, further sublet or allow any other party to use any portion of the Premises, except to a party who shall satisfy both (i) the criteria for a Permitted Transferee, and (ii) the Principal Use Test, and (iii) and then only for so long as such entity shall continue to satisfy both the Permitted Transferee criteria and Principal Use Test (it being agreed that the right of such entity to use or sublease any portion of the Premises shall cease immediately upon the cessation of either or both of the foregoing standards).
                    (2) With respect to each and every Permitted User, the following shall apply: (i) each Permitted User shall have no privity of contract with Landlord and therefore shall have no rights under this Lease, and Landlord shall have no liability or obligation to the Permitted User under this Lease for any reason whatsoever in connection with such use or occupancy, which use and occupancy shall be subject and subordinate to this Lease), (ii) each Permitted User shall use the Premises in conformity with all applicable provisions of this Lease, including Section 6, (iii) Tenant shall be liable for the acts of such Permitted User in the Premises and the Building, and (iv) Tenant shall cause every Permitted User to waive against Landlord and those claiming through or under Landlord, any claim for damages to its property or its business and any claim to consequential damages.
          24. TRANSFER BY LANDLORD.
               Landlord (and any successor or affiliate of Landlord) may freely sell, assign or transfer all or any portion of its interest in this Lease or the Premises, the Building or the Land and, in the event of any such sale, assignment or transfer (a “Transfer”), shall be relieved of any and all obligations under this Lease from and after the date of the sale, assignment or transfer, and the transferee of Landlord’s interest (or that of such successor or affiliate of Landlord) in the Lease or the Premises, the Building or the Land, as the case may be, shall be deemed to have assumed all obligations under this Lease arising from and after the date of the Transfer. From and after said Transfer, Tenant shall be bound to such purchaser, assignee or other transferee, as the case may be, as though the latter had been the original Landlord hereunder.
          25. INABILITY TO PERFORM.
               In the event that Landlord or Tenant shall be delayed or prevented from performing any of its obligations pursuant to the provisions of this Lease (other than Tenant’s obligation to pay Rent hereunder) due to an Unavoidable Delay then such party shall in any or all such events be excused from its obligation to perform and comply with such provisions of this Lease for a period of time commensurate with any delay so caused without any liability to the other party therefor whatsoever and all time periods provided for herein for performance of any such obligations shall be extended accordingly.
          26. ESTOPPEL CERTIFICATES.
               Tenant shall, without charge, within twenty (20) days after receipt of any request therefor, execute and deliver to Landlord a certificate stating: (i) whether this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect and setting forth all such modifications); (ii) whether there then exist any defenses against the enforcement of any right of Landlord hereunder (and, if so, specifying the same in detail); (iii) the dates to which rent and any other charges hereunder have been paid by Tenant; (iv) that Tenant has no knowledge of any then uncured defaults under this Lease (or, if Tenant has knowledge of any such defaults, specifying the same in detail); (v) that Tenant has no knowledge of any event that will or may result in the termination of this Lease (or if Tenant has such knowledge, specifying the same in detail); (vi) the address to which notices to Tenant are to be sent; and (vii) such other information as may be reasonably requested. It is understood that any such certificate may be relied upon by Landlord, any Mortgagee, prospective Mortgagee, ground lessor, prospective ground lessor, or purchaser or prospective purchaser of the Land or the Building. Landlord shall, without charge, within twenty (20) days after receipt of any request therefor, execute and deliver to Tenant a certificate stating: (i) whether this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect and setting forth all such modifications); (ii) the dates to which Rent and any other charges hereunder have been paid by Tenant; (iii) that Landlord has no knowledge of any then uncured defaults under this Lease (or, if Landlord has knowledge of any such defaults, specifying the same in detail); (iv) that Landlord has no knowledge of any event that will or may result in the termination of this Lease (or if Landlord has such knowledge, specifying the same in detail); and (v) such other information as may be reasonably requested.
          27. COVENANT OF QUIET ENJOYMENT.
               Landlord covenants that it has the right to make this Lease and that, if Tenant shall pay all Rent and perform all of Tenant’s other obligations under this Lease within applicable notice and cure periods, Tenant shall have the right, during the entire Term and subject to the provisions of this Lease, to quietly occupy and enjoy the Premises and the entitlements expressly granted in this Lease without hindrance by Landlord or its successors and assigns.
          28. WAIVER OF JURY TRIAL.
               LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.
               LANDLORD AND TENANT ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES. TENANT ACKNOWLEDGES THAT IT HAS BEEN GIVEN THE OPPORTUNITY TO HAVE THIS LEASE REVIEWED BY ITS LEGAL COUNSEL PRIOR TO ITS EXECUTION. PREPARATION OF THIS LEASE BY LANDLORD OR LANDLORD’S AGENT AND

SUBMISSION OF SAME TO TENANT SHALL NOT BE DEEMED AN OFFER BY LANDLORD TO LEASE THE PREMISES TO TENANT OR THE GRANT OF AN OPTION TO TENANT TO LEASE THE PREMISES. THIS LEASE SHALL BECOME BINDING UPON LANDLORD AND TENANT ONLY WHEN FULLY EXECUTED BY BOTH PARTIES AND WHEN LANDLORD HAS DELIVERED A FULLY EXECUTED ORIGINAL OF THIS LEASE TO TENANT.
          29. BROKERS.
               Tenant and Landlord each represent and warrant to the other that neither has employed any broker in procuring or carrying on any negotiations relating to this Lease other than Studley, Inc. and Abbott Stillman, LLC, and Landlord shall pay a fee to said brokers pursuant to separate agreements between Landlord and the brokers. Landlord and Tenant shall indemnify and hold each other harmless from any loss, claim or damage relating to the breach of the foregoing representation and warranty.
          30. CERTAIN RIGHTS RESERVED BY LANDLORD.
               Landlord shall have the following rights, exercisable without notice, without liability for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for set-off, abatement of Rent or otherwise:
               A. To change the Building’s name or street address; provided, however, that for so long as Tenant and/or a Permitted Transferee shall actually occupy, for the regular conduct of business, not less than 33 and 1/3% of the Premises, then Landlord shall not name the building for a Disclosed Competitor.
               B. To affix, maintain and remove any and all signs on the exterior and interior of the Building.
               C. To designate and approve, prior to installation, all window shades, blinds, drapes, awnings, window ventilators, lighting and other similar equipment to be installed by Tenant that may be visible from the exterior of the Premises or the Building.
               D. To decorate and make repairs, alterations, additions and improvements, whether structural or otherwise, in, to and about the Building and any part thereof, and for such purposes to enter the Premises, and, during the continuance of any such work, to close temporarily doors, entry ways, Common Areas in the Building and to interrupt or temporarily suspend Building services and facilities, all without affecting Tenant’s obligations hereunder, as long as the Premises remain accessible and tenantable. Notwithstanding anything to the contrary contained herein, Landlord shall (i) not unreasonably interfere with Tenant’s operations at or access to the Premises, (ii) take commercially reasonable efforts to limit any such interruption or suspension or (iii) provide Tenant with not less than three (3) business days advance written notice of any such planned interruption or suspension, except in the event of an emergency. Notwithstanding the foregoing, nothing in this Section 30.D. shall require Landlord to undertake work on an overtime or premium pay basis or otherwise incur extraordinary cost.

               E. Provided such use is consistent with the management of Comparable Buildings, grant to anyone the exclusive right to conduct any business or render any service in the Building (other than the Premises), provided Tenant is not thereby excluded from uses expressly permitted herein and provided that the same shall not preclude Tenant from selecting a telecommunications provider as provided in Section 39.
               F. To alter, relocate, reconfigure and reduce the Common Areas of the Building, as long as all portions of the Premises remain readily accessible in the same manner as of the Lease Commencement Date.
               G. To alter, relocate, reconfigure, reduce and withdraw the Common Areas located outside the Building, including parking and access roads (excluding the Mezzanine Ramp), as long as the Premises remain readily accessible in the same manner as of the Lease Commencement Date and Tenant shall, after such alteration, relocation, reconfiguration, reduction or withdrawal have available to it parking in the amount of the difference between the number of Reserved Spaces (as hereinafter defined) and the number of Returned Spaces (as hereinafter defined).
               H. To erect, use and maintain pipes and conduits in and through the Premises provided, however, that Tenant’s use and operations are not interfered with hereunder to more than a de minimis extent.
               I. To prohibit Tenant’s access to and use of the roof of the Building (other than the Roof Premises and the portions of the roof referred to in Section 6.E. above). Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or other device on the roof or exterior walls of the Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed with respect to installations on the Roof Premises.
          31. NOTICES.
               No notice, request, approval, consent, waiver or other communication which may be or is required or permitted to be given under this Lease shall be effective unless the same is in writing and hand-delivered, sent by registered or certified mail, return receipt requested, or sent with charges prepaid by a nationally recognized air courier service, addressed as follows:
If to Landlord:
c/o The Stillman Group
670 White Plains Road
Scarsdale, New York 10583
Attention: Abbott Stillman
With a copy to:
Davis & Gilbert LLP
1740 Broadway

New York, New York 10019
Attention: Robert A. Karin, Esq.
With a copy to:
401 North Broad Street
Philadelphia, Pennsylvania 19108
Attention: Property Manager
And with a copy to:
Davis & Gilbert LLP
1740 Broadway
New York, New York 10019
Attention: Ariel Stillman, Esq.
If to Tenant:
SunGard Availability Services LP
680 E. Swedesford Road
Wayne, PA 19087
Attention: Chief Financial Officer
With a copy to:
SunGard Data Systems Inc.
680 E. Swedesford Road
Wayne, PA 19087
Attention: General Counsel
or at any other address of which either party shall notify the other in accordance with this Section. Such communications shall be deemed to have been given when delivered or when delivery is refused.
          32. MISCELLANEOUS PROVISIONS.
               A. Benefit and Burden. The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective successors and permitted assigns.
               B. Governing Law. This Lease shall be construed and enforced in accordance with the laws of the jurisdiction in which the Building is located. With regard to any litigation arising out of or involving this Lease, each party to this Lease irrevocably (i) submits to the exclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania; (ii) agrees and consents to service of legal process as provided by Pennsylvania law and the Pennsylvania Rules of Court; (iii) agrees that any legal proceeding against any party hereto arising out of or in connection with this Lease shall be brought in either the State or the Federal

Courts located in the City of Philadelphia (depending upon the amount in controversy); (iv) waives any claims of lack of jurisdiction and/or inconvenient forum; and (v) irrevocably waives any right to a trial by jury.
               C. No Partnership. Nothing contained in this Lease shall be deemed to create a partnership or joint venture between Landlord and Tenant, or to create any other relationship between the parties other than that of Landlord and Tenant.
               D. Delegation by Landlord. Wherever Landlord or Tenant has the authority to take any action under this Lease, Landlord and Tenant shall have the right to delegate such authority to others, and such party shall be responsible for the authorized actions of such agents, employees and others, to the same extent as if such party had taken such action itself.
               E. Tenant Responsibility for Agents. In any case where Tenant is responsible for performing or refraining from an act or for preventing an action or result from occurring, Tenant shall also be responsible for any actions taken or omitted by Tenant’s agents, employees, business invitees, licensees, contractors, subtenants, Permitted Users, family members, guests and any other individuals or entities present in the Building or on the Land at Tenant’s invitation.
               F. Invalidity of Particular Provisions. If any provision of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be held invalid or unenforceable, the remaining provisions and the application of such invalid or unenforceable provisions to persons, entities and circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby. Each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.
               G. Counterparts. This Lease may be executed in several counterparts, all of which shall constitute one and the same document.
               H. Entire Agreement. This Lease, and any exhibits and addenda attached hereto, embody the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in this Lease or in the exhibits or addenda shall be of any force or effect. No rights, privileges, easements or licenses are granted to Tenant hereby, except as expressly set forth herein.
               I. Amendment. This Lease may not be modified in whole or in part in any manner other than by an agreement in writing.
               J. Mortgagee’s Performance. Subject to the terms of this Lease, Tenant shall accept performance of any of Landlord’s obligations hereunder by any Mortgagee.
               K. Limitation on Interest. In any case where this Lease provides for a rate of interest that is higher than the maximum rate permitted by law, the rate specified herein shall be deemed to equal, and the party designated as recipient of such interest shall be entitled to receive, the maximum rate of interest permitted by law.

               L. Remedies Cumulative. All rights and remedies shall be cumulative and shall not be exclusive of any other rights or remedies hereunder or now or hereafter existing at law or in equity.
               M. Annual Financial Statements. Within thirty (30) days of Landlord’s written request therefor (but not more than one (1) time during each Lease Year), Tenant shall submit to Landlord financial statements covering the preceding calendar year, which have been prepared in accordance with generally accepted accounting principles, which statements shall either be audited, if available, or certified by the Chief Financial Officer of Tenant.
          33. PARKING.
               Parking will be made available to Tenant pursuant to the provisions of Exhibit G attached hereto.
          34. RIGHT OF FIRST OFFER.
               A. Subject to the terms hereof, and provided that Tenant shall not have exercised the Additional Surrender Option (hereinafter defined), Landlord shall not, during the Term, enter into a lease with or grant any expansion option or similar rights to another party for any rentable portion of the floors on which the Retained Premises are located or any portion of the floors immediately above or below the floors on which the Retained Premises are located which is Available, as hereinafter defined (the “ROFO Space”) without first offering Tenant the right to lease such space under the terms provided in Section 34.C. below. If at any time during the Term, prior to the last 24 months of the Term (as the same may be extended) Landlord proposes to lease any ROFO Space (the “Offered Space”) or grant any leasehold rights thereto, Landlord shall deliver notice thereof to Tenant (an “Offered Space Notice”), which Offered Space Notice shall set forth the material business terms of such proposal including, without limitation, the Offered Space in question, Landlord’s determination of the Offered Space Fair Market Rental Rate (as hereinafter defined) for such Offered Space, the rentable square footage of such Offered Space, the date Landlord anticipates that such Offered Space will become available for leasing, any tenant improvements or rent concessions and other principal business terms being offered by Landlord. Provided that all of the conditions precedent set forth in this Section 34 are fully satisfied by Tenant, Tenant shall have an option (an “Offered Space Option”) to lease the Offered Space in accordance with the terms and conditions of this Lease, exercisable by Tenant delivering irrevocable notice to Landlord (an “Acceptance Notice”) within ten (10) business days of the giving by Landlord of such Offered Space Notice, to lease all (but not less than all) of such Offered Space, upon the terms and conditions set forth in this Section 34, and this Lease shall thereupon be modified as provided in Subsection 34.G. hereof.
               B. If Tenant declines or fails to effectively exercise its right of first offer, as hereinbefore provided, then Landlord shall thereafter be free to lease, or grant other rights in, the space in question upon terms similar in all material aspects to those set forth in the Offered Space Notice for a period of three hundred sixty (360) days from Tenant’s receipt of the Offered Space Notice without regard to the restriction of this Section 34. In the event that the terms upon which Landlord is willing to lease the Offered Space are materially different from that set forth in the Offered Space Notice or if Landlord fails to finalize a lease within said three hundred sixty (360) day period upon terms similar to those set forth in the Offered Space Notice, then Landlord shall provide Tenant with a revised Offered Space Notice as set forth in this Section 34 and Tenant shall have all of the same rights as set forth herein. Time shall be of the essence as to Tenant’s giving of any Acceptance Notice. The terms upon which Landlord is willing to lease such space shall be deemed materially different if the net effective rent shall be more than 5% less than the net effective rent set forth in the Offered Space Notice.
               C. Intentionally omitted.
               D. “Available” shall mean that at the time in question (i) no person or entity leases or occupies the Offered Space in question or any portion thereof, whether pursuant to a lease or other agreement, and (ii) no person or entity holds any option or right to lease or occupy such Offered Space or to renew its lease or right of occupancy thereof. So long as a tenant or other occupant leases or occupies Offered Space or any portion thereof, Landlord shall be free to extend any such tenancy or occupancy, whether or not such tenant or other occupant has a right to renew its lease or other agreement, and such space shall not be deemed to be Available.
               E. “Offered Space Fair Market Rental Rate” shall mean the fair market annual rental value of the Offered Space in question as determined by Landlord at the commencement of the leasing of such Offered Space for a term commencing on the Offered Space Commencement Date (as hereinafter defined) applicable to such Offered Space and ending on the expiration date of this Lease, based on comparable space in the Building and on comparable space in Comparable Buildings, including all of Landlord’s services provided for in this Lease, and with (i) such Offered Space considered as vacant and in the “as is” condition which same shall be in on such Offered Space Commencement Date, and (ii) with the tenant paying Tenant’s Share of Operating Expenses as provided in this Lease taking into consideration such Offered Space.
               F. Tenant shall have no right to exercise any Offered Space Option unless all of the following conditions have been satisfied on the date the applicable Acceptance Notice is delivered to Landlord and on the applicable Offered Space Commencement Date:
                    (1) Tenant shall not be in Default;
                    (2) There shall not have occurred any material adverse change in the financial condition of Tenant from the condition described on the financial statements submitted by Tenant to Landlord in connection with this Lease.
               G. Effective as of the date on which Landlord delivers vacant possession of the Offered Space in question to Tenant (an “Offered Space Commencement Date”):

                    (1) the base rent for such Offered Space shall be the Offered Space Fair Market Rental Rate applicable thereto as determined in accordance with this Section 34;
                    (2) Tenant’s Share shall be appropriately adjusted and Tenant’s Operating Expenses Payment shall be adjusted to reflect the revised Tenant’s Share as provided in this Lease;
                    (3) The square footage of the Offered Space shall be the rentable square feet set forth in the Offered Space Notice;
                    (4) Such Offered Space shall be added to and be deemed to be a part of the Retained Premises for all purposes of this Lease; and
                    (5) If Tenant shall not lease the entirety of a floor of the Building upon the exercise of an Offered Space Option and if Tenant shall thereafter lease the remainder of such floor hereunder, the Retained Premises shall, from and after Tenant’s leasing of the remainder of such floor, include the common corridors and restrooms on such floor.
               H. In no event shall Landlord be obligated to incur any fee, cost, expense or obligation, nor to prosecute any legal action or proceeding, in connection with the delivery of any Offered Space to Tenant nor shall Tenant’s obligations under this Lease with respect to the Premises or the Offered Space be affected thereby. Landlord shall not be subject to any liability and this Lease shall not be impaired if Landlord shall be unable to deliver possession of any Offered Space to Tenant on any particular date. Tenant waives any right Tenant might otherwise have, and shall not have any right, to rescind this Lease or the applicable Acceptance Notice under the provisions of Section 34.
               I. In the event that any existing lease for any of the Offered Space is terminated prior to the expiration date specified therein, then in any such case Landlord may elect to accelerate the Offered Space Commencement Date with respect to such Offered Space (or any portion thereof) by giving immediate notice of such acceleration to Tenant (without any obligation to comply with the notice provisions contained in Section 34), specifying the date upon which Landlord anticipates that Landlord shall deliver such Offered Space to Tenant. In the event of such acceleration, Tenant shall have 30 days after delivery by Landlord of the acceleration notice within which to exercise its option to lease such Offered Space on such accelerated basis, failing which Tenant shall be deemed to have rescinded its Acceptance Notice (time being of the essence with respect to the giving of the notice by Tenant).
               J. Upon request by Landlord made on or following any Offered Space Commencement Date, Tenant will execute, acknowledge and deliver to Landlord an amendment to this Lease setting forth such Offered Space Commencement Date and Base Rent for the Offered Space in question, and reflecting the incorporation of such Offered Space into the Premises, and the modifications to this Lease resulting therefrom, as provided in this Section 34. The failure of either party to execute and deliver such an amendment shall not affect the rights of the parties under this Lease.

          35. HAZARDOUS MATERIALS.
               A. Definition; Representation and Warranty from Tenant. As used in this Lease, the term “Hazardous Material” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including mold and any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “infectious wastes”, “hazardous materials” or “toxic substances” now or subsequently regulated under any federal, state or local laws, regulations or ordinances including, without limitation, oil, petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons. Hazardous Materials shall not include ordinary cleaning products which are permitted to be used by federal, state or local government. Nothing herein shall be deemed to prevent Tenant’s or Landlord’s use of any Hazardous Materials customarily used in the ordinary course of office work or, with respect to Landlord, the proper ownership, maintenance and operation of the Property, provided such use is in accordance with all applicable federal, state or local laws, regulations or ordinances.
               B. General Prohibition. Tenant or its affiliates, agents, employees, contractors, subtenants, Permitted Users, assignees or invitees shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated, discharged, released, spilled or disposed of on, in, under or about the Premises, the Building, or the Land by Tenant, its affiliates, agents, employees, contractors, subtenants, Permitted Users, assignees or invitees. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments directly arising out of or resulting from Tenant’s breach of the foregoing prohibition (other than as expressly set forth herein)), costs, claims, damages (including without limitation, reasonable attorneys’, consultants’, and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal or bodily injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses arising from a breach of this prohibition by Tenant, its affiliates, agents, employees, contractors, subtenants, Permitted Users, assignees or invitees. Landlord will release, indemnify, defend (with counsel reasonably acceptable to Tenant, it being agreed that counsel selected by Tenant’s insurer is acceptable to Tenant), protect and hold harmless the Tenant from and against any and all claims to the extent arising or resulting, in whole or in part, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, upon or from the Property to the extent due to Landlord’s (but not other tenant’s (including Tenant) or other third party’s) actions or from the presence of storage tanks beneath the surface of the Land, unless the same were placed therein or are being used by Tenant.
               C. Notice. In the event that Hazardous Materials are discovered upon, in, or under the Property, and any governmental agency or entity having jurisdiction over the Property requires the removal of such Hazardous Materials brought upon the Property by

Tenant or its affiliates, agents, employees, contractors, subtenants, Permitted Users, assignees or invitees (but not those of its predecessors), Tenant shall be responsible for removing those Hazardous Materials brought upon the Property by Tenant or its affiliates, agents, employees, contractors, Permitted Users, assignees or invitees but not those of its predecessors. Notwithstanding the foregoing, Tenant shall not take any remedial action in or about the Property or any portion thereof without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to protect Landlord’s interest with respect thereto. Tenant immediately shall notify Landlord in writing of: (i) any spill, release, discharge or disposal of any Hazardous Material in, on or under the Property or any portion thereof caused by Tenant or its affiliates, agents, employees, contractors, subtenants, Permitted Users, assignees or invitees; (ii) any enforcement, cleanup, removal or other governmental or regulatory action instituted, contemplated, or threatened (to the extent that Tenant has notice thereof) pursuant to any laws respecting Hazardous Materials; (iii) any claim made or threatened by any person against Tenant or the Property or any portion thereof relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (iv) any reports made to any governmental agency or entity arising out of or in connection with any Hazardous Materials in, on under or about or removed from the Property or any portion thereof, including any complaints, notices, warnings, reports or asserted violations in connection therewith. Tenant also shall supply to Landlord as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises, the Property or Tenant’s use or occupancy thereof, whether or not such breach is alleged to have occurred prior to the date hereof or the Lease Commencement Date.
               D. Survival. The respective rights and obligations of Landlord and Tenant under this Section 35 shall survive the expiration or earlier termination of this Lease.
          36. SIGNAGE.
          Should Landlord install and maintain Building directory signage, electronic or otherwise, Tenant shall be entitled to Tenant’s Share of listings thereon. Modifications to Tenant’s listings thereon subsequent to Tenant’s initial listing thereon shall be paid by Tenant, at Tenant’s sole expense. The design, size, location and materials of such signage shall be in accordance with Landlord’s standard building signage package.
          Tenant, with the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole and absolute discretion, may place or erect, or allow to be placed, or erected, a sign displaying Tenant’s name upon an exterior portion of the Building designated by Landlord. Any sign which Tenant may be permitted to install on the Property shall nonetheless conform to any and all requirements of any governmental body of any nature whatsoever having jurisdiction thereover, notwithstanding Tenant having obtained written consent from Landlord therefor. Tenant shall have the right, as the need may occur, to apply for any sign variances, at its sole cost and expense.

          37. RECORDATION.
               The parties agree to execute a short form of this Lease for recording purposes containing such terms as Tenant believes appropriate or desirable and including a reference to the renewal contained in Section 2.D. and the right of first offer contained in Section 34 but excluding any information concerning the Rent payable hereunder, the expense thereof to be borne by Tenant. If such a short form of this Lease is recorded, upon the termination of this Lease, Tenant shall execute, acknowledge, and deliver to Landlord an instrument in writing releasing and quitclaiming to Landlord all right, title and interest of Tenant in and to the Premises arising from this Lease or otherwise, all without cost or expense to Landlord.
          38. ADDITIONAL SURRENDER OPTION.
               A. Provided that no Default shall exist at the time of exercise of such right and at the time of surrender, and that the Cooling Condition (as defined in Exhibit H) shall then exist, Tenant shall have the option (the “Additional Surrender Option”), effective at the end of the tenth Lease Year (the “Additional Surrender Date”), to terminate this Lease with respect to an internally contiguous portion of the Premises (the “Additional Surrendered Premises”), which portion shall not exceed [XXX]* square feet of rentable area and shall be located on a single floor of the Premises (the “Surrender Floor”), such square footage being subject to measurement and verification. Following any such measurement and verification, all calculations affected thereby calculated on a per rentable square foot basis shall be adjusted accordingly. Such Additional Surrender Option shall be exercised, if at all, by sending to Landlord not less than twenty (24) months prior written notice, which notice shall contain a detailed description of the Additional Surrendered Premises (“Tenant’s Additional Surrender Notice”). So long as all conditions herein shall be satisfied, Landlord shall accept the termination of the Lease in respect of the Additional Surrendered Premises and the term and estate thereby granted, together with the Additional Surrendered Premises thereby demised, to the intent and purpose that the estate of Tenant in and to the Additional Surrendered Premises shall be wholly extinguished and that the term of the Lease in respect of the Additional Surrendered Premises shall expire on the Additional Surrender Date in the same manner and with the same effect as if such date were the date set forth in the Lease for the expiration of the term thereof in respect of the Additional Surrendered Premises, but this Lease shall remain in full force and effect with respect to the remainder of the Premises. All base rent, additional rent and other amounts payable under the Lease in respect of the Additional Surrendered Premises shall be apportioned as of the Additional Surrender Date. In the event Tenant surrenders less than all of the Surrender Floor pursuant to this Section 38, then as a condition to Tenant’s right to surrender the Additional Surrendered Premises, Tenant must construct, at Tenant’s expense, a demising wall separating the Additional Surrendered Premises from the balance of the Surrender Floor, which wall shall be constructed on the north-south axis, from window wall to window wall, and the Additional Surrendered Premises must be readily accessible from the public corridors of the Building, have reasonable access to the fire stairs, core bathrooms and

*	Omitted and submitted by the Filers separately to the U.S. Securities and Exchange Commission under a request for confidential treatment.

elevators on such Surrender Floor (none of which shall be located in any portion of the Premises retained by Tenant on the Surrender Floor).
               B. In the event Tenant has exercised the Additional Surrender Option in accordance with this Section 38, on or before the Additional Surrender Date, time being of the essence with respect to such date, Tenant shall deliver vacant possession of the entire Additional Surrendered Premises to Landlord in broom clean condition with all Tenant’s Personal Property having been removed in accordance with the provisions of Section 43 below and Tenant’s Restoration Obligations performed therein at Tenant’s sole cost and expense in connection with the property which is removed by Tenant.
               C. Landlord shall accept the surrender of the Additional Surrendered Premises as of the Additional Surrender Date and in consideration of such surrender by Tenant and of the acceptance of such surrender by Landlord, Tenant and Landlord do hereby mutually release each other, their respective successors and assigns of and from any and all claims, damages, obligations, liabilities, actions and causes of action, of every kind and nature whatsoever arising under or in connection with this Lease in respect of the Additional Surrendered Premises from and after the Additional Surrender Date, except that nothing herein contained shall be deemed to constitute a release or discharge of Landlord or Tenant with respect to any obligation or liability in respect of the Additional Surrendered Premises (a) accrued or incurred under this Lease in respect of the Additional Surrendered Premises and outstanding and unsatisfied on the Additional Surrender Date (including, without limitation, any deficiency in Tenant’s obligation to pay any portion of Tenant’s Operating Expenses Payment or Landlord’s obligation to reimburse Tenant for any overpayment of Operating Expenses and/or any other item of Additional Rent relating to the Additional Surrendered Premises), and (b) to a third party (under the insurance and indemnification provisions of this Lease or otherwise) arising prior to, on or after the Additional Surrender Date as a result of an event occurring or condition existing prior to or on the Additional Surrender Date.
               D. If Tenant shall fail to surrender the Additional Surrendered Premises as aforesaid, after exercising the Additional Surrender Option, then, at Landlord’s election, (i) Tenant’s right to surrender the Additional Surrendered Premises shall be null and void and of no further force or effect and this Lease shall continue in full force and effect in accordance with its terms with respect to the Premises, including the Additional Surrendered Premises, and, provided that Tenant shall not then be in default of its obligations under this Lease after notice and the expiration of the applicable cure period, Landlord shall promptly return to Tenant the Additional Surrender Payment and the Slab Condition Cost, but only if and to the extent the same have theretofore been received by Landlord, or (ii) Tenant shall be deemed to be a holdover in respect of the Additional Surrendered Premises and be subject to all of Landlord’s rights and remedies set forth in this Lease as if such rights and remedies applied separately to the Additional Surrendered Premises, and Landlord may pursue against Tenant any and all remedies available to it as Landlord under this Lease or otherwise, at law or in equity, separately in respect of the Additional Surrendered Premises.
               E. As of the day following the Additional Surrender Date, provided that Tenant shall have vacated the Additional Surrendered Premises as provided herein, this Lease shall be modified as follows:

                    (1) Tenant shall no longer be obligated to pay Base Rent for the Additional Surrendered Premises for the period commencing on the Additional Surrender Date and ending on the Expiration Date;
                    (2) The number of square feet of rentable area comprising the Premises shall be reduced by the number of square feet of rentable area comprising the Additional Surrendered Premises and Tenant’s Share shall be adjusted to reflect the surrender of the Additional Surrendered Premises; and
                    (3) “Premises” shall be deemed to mean the Premises as then constituted on the day immediately prior to the Additional Surrender Date, less the Additional Surrendered Premises.
               F. Landlord and Tenant shall promptly prepare, execute and file such returns, affidavits and other documentation, if any, as may be required in connection with any real property transfer tax that may become, or may be asserted to be or become due, owing or imposed in connection with the surrender of the Additional Surrendered Premises at any time by the City of Philadelphia or the State of Pennsylvania or any agency or instrumentality of such City or State (with Tenant being solely responsible for the payment of any such real property transfer tax, if any). The provisions of this Subsection 38.F shall survive the surrender of the Additional Surrendered Premises.
               G. Intentionally Deleted.
               H. In consideration of the surrender described in Subsection 38.A, Tenant agrees to pay Landlord, without any set-off, counterclaim, abatement or deduction whatsoever, an amount (the “Additional Surrender Payment”) equal to the aggregate of [XXX]* ([XXX]*) months of (x) the then escalated Base Rent in respect of the Additional Surrendered Premises at the monthly rate payable for the twelfth (12th) Lease Year (the “Base Rent Component”) plus (y) Tenant’s Operating Expenses Payment in respect of the Additional Surrender Premises at the rate payable for the twelfth (12th) Lease Year, as reasonably projected by Landlord (the “Pass-Through Component”), as if the Additional Surrendered Premises were then part of the Premises, in lawful money of the United States by wire transfer of funds to Landlord’s account, as designated by Landlord, or by unendorsed bank or certified check made payable to Landlord. Provided Tenant has exercised the Additional Surrender Option as aforesaid, on or before the first day of the eleventh (11th) Lease Year, time being of the essence with respect to such date, Tenant shall pay to Landlord a payment in respect of the Base Rent Component equal to [XXX]* ([XXX]*) months of the Maximum Base Rent payable for the twelfth (12th) Lease Year. Provided Tenant has exercised the Additional Surrender Option as aforesaid, upon not less than six (6) months notice to Tenant of the amount thereof, accompanied by reasonable supporting calculations (but not earlier than the first day of the eleventh Lease Year), time being of the essence with respect to such date, Tenant shall pay to Landlord the Pass-Through Component. If Tenant fails to pay Landlord the Additional Surrender Payment (or

*	Omitted and submitted by the Filers separately to the U.S. Securities and Exchange Commission under a request for confidential treatment.

either component thereof) as hereinbefore provided within ten (10) days of Tenant’s receipt of written notice of such failure, then at Landlord’s option and upon written notice from Landlord to Tenant, the Additional Surrender Option shall immediately become void and of no further force or effect, and in such event, Tenant shall remain liable for the leasing of the Additional Surrendered Premises. Subject to the provisions of Subsection 5.B, within one hundred eighty (180) days of the end of the twelfth (12th) Lease Year, Landlord and Tenant shall reconcile the Base Rent Component, based upon the determination of the Base Rent payable in respect of the twelfth (12th) Lease Year as provided in Subsection 3.A (the “Final 12th Year Rent Amount”), and the Pass-Through Component in accordance with the provisions of Subsection 5.B (the “Final Pass-Through Amount”), and (A) if the sums so paid by Tenant in respect of the Base Rent Component were less than the Final 12th Year Amount and/or the sums so paid by Tenant in respect of the Pass-Through Component were less than the Final Pass-Through Amount, then Tenant shall pay to Landlord the amount of such deficiency with respect to each component within twenty (20) days after such reconciliation, or (B) if the sums so paid by Tenant in respect of the Base Rent Component were more than the Final 12th Year Amount and/or the sums so paid by Tenant in respect of the Pass-Through Component were more than the Final Pass-Through Amount, then the excess amount with respect to each component shall be applied against the next payment(s) of Rent coming due hereunder until Tenant has been fully credited with the amount of such excess.
          39. TELECOMMUNICATIONS AND OTHER UTILITY PROVIDERS.
          Provided that the same shall at all times (i) be reputable and of good standing in the Philadelphia area, and (ii) comply with Landlord’s Building standard procedures, rules and regulations, including required insurance and indemnities, and subject to the provisions of this Section 39, Tenant may use telecommunications and utility vendors, without having to obtain Landlord’s pre-approval of such providers or vendors. Without limiting any other provisions of this Lease, including, without limitation, Section 12.E., Tenant expressly acknowledges and agrees that Landlord shall have no liability to Tenant or others with respect any telecommunications and utility vendors used by Tenant, or the services to be provided thereby, except if and to the extent attributable to the gross negligence or willful misconduct of Landlord or its employees or agents. All electricity shall nonetheless be on Landlord’s account, as provided in Section 12.E., and shall otherwise be subject to all conditions and provisions contained in Section 12.E. In no event shall Tenant have the right to obtain electricity from any provider if obtaining the same would result in Landlord or any other tenant or occupant of the Building thereafter being charged a higher rate than that in effect prior to Tenant having obtained electricity from such provider.
          40. CONFIDENTIAL INFORMATION.
               A. The term “Confidential Information” shall mean all proprietary information related to the business and activities of a party that may be obtained by the other party as a result of the Existing Lease, this Lease or the relationship created thereby or hereby, including financial statements. The term Confidential Information shall not be deemed to include any information which (i) is in the possession of a party prior to receipt of such information from the other party, (ii) is or becomes generally available to the public other than as a result of a disclosure by such party or its partners, members, directors, officers, employees, managers, agents or advisors, or (iii) becomes available to a party on a non-confidential basis from a source other than the other party or its partners, members, directors, officers, employees, managers, agents or advisors, provided that such party does not know nor have reason to believe that such source is bound by a confidentiality agreement with, or other obligation of secrecy to, the other. A “Representative” of a party shall mean the directors, officers, shareholders, members, legal representatives and financial advisors who need to know such information for the purpose of assisting in connection with the matter that is the subject of review (it being understood that such Representatives shall be informed of the confidential nature of such information and shall be directed to treat such information confidentially). Nothing herein shall prohibit Landlord from announcing publicly the fact that Landlord and Tenant have entered into this transaction so long as such announcement shall contain the information typically contained in a “tombstone” announcement, or from disclosing the terms of this Lease to its attorneys, agents, auditors, accountants or lenders, or prospective or potential lenders, investors, superior lessors or purchasers, assignees or sublessees of Landlord’s interest in the Property and/or this Lease.
               B. Without prior written consent from the other party, and except as set forth in the succeeding paragraph, no party will cause or allow its Representatives to disclose to any person any Confidential Information or the fact that the Confidential Information has been made available to it or its Representatives or that such party or its Representatives have reviewed the Confidential Information.
               C. If any party or its Representatives are requested or required (by interrogatories, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, or any other material containing or reflecting information in the Confidential Information, such party will provide the other with prompt notice of such request(s), to the extent practicable, so that such other party may seek an appropriate protective order and/or waive its compliance with the provisions of this Section. If, failing the entry of a protective order or the receipt of a waiver hereunder, a party or its Representatives are compelled to disclose Confidential Information or notes under pain of liability for contempt or other censure or penalty, such party may disclose such information (to the extent necessary to avoid such liability, censure, or penalty) without liability hereunder.
          41. APPROVAL.
          This Lease shall be subject to and conditioned upon the approval of Tenant’s Board of Directors, and Landlord’s Mortgagee, each to be exercised in its sole discretion.
          42. LANDLORD’S REPRESENTATIONS.
          Landlord represents and warrants to Tenant as follows:
               a. Landlord is the owner of insurable title to a leasehold estate in the Property, as such is more fully described on Exhibit B attached hereto and made a part hereof.
               b. Landlord has no information to suggest that the Existing Date Permitted Use will cause any additional charge or increase in the insurance premiums on the Property.
               c. Landlord is duly organized, validly existing and legally authorized to do business in the Commonwealth of Pennsylvania, and (b) the persons executing this Lease are duly authorized to execute and deliver this Lease on behalf of Landlord.

               d. The execution and delivery of this Lease by Landlord and the performance of its obligations hereunder will not violate, contravene or conflict with any agreement or obligation to which Landlord is a party or by which it is bound, including, without limitation the Ground Leases or any Mortgage existing on the date hereof.
          43. SURRENDER OBLIGATIONS.
               A. Except as provided to the contrary in this Lease, Tenant shall have no obligation to remove Removal Property from the Premises, or perform Tenant’s Restoration Obligations therefrom, at the expiration or earlier termination of the Lease Term.
               B. Notwithstanding anything to the contrary contained in Section 43.A.:
                    (a) In the event that Tenant shall exercise the Additional Surrender Option, Landlord shall, not later than the date which is thirty (30) days in advance of the Additional Surrender Date, obtain three (3) bids or estimates (with the bid or estimate that reflects neither the highest cost nor the lowest cost being the “Middle Bid” (except in the event that multiple bids or estimates reflect the same cost, in which event the cost reflected therein shall be the Middle Bid)) from unaffiliated, third party contractors for the cost of restoring the Additional Surrendered Premises to Slab Condition (as hereinafter defined). As used herein, the term “Slab Condition” shall mean, with respect to all or any portion of the Premises, the removal of all Removal Property therefrom and the Premises (or the applicable portion thereof), being taken back to the concrete floors (such that the Premises, or the applicable portion thereof, then contain clean, smooth and level concrete floors), all dropped ceilings removed and all internal partitions removed back to the window lines and/or other structural supports, and with all damage caused in connection with the performance thereof being repaired and with all materials demolished and/or removed from the Premises in connection with the foregoing being disposed of in compliance with all applicable laws and requirements (with the cost of performing the same (as evidenced by the cost set forth in the Middle Bid), being referred to as the “Slab Condition Cost”). On or before the later to occur of (i) the thirtieth (30) day after notification to Tenant of the Slab Condition Cost, and (ii) the first day of the twelfth (12th) month prior to the Additional Surrender Date (provided that Tenant shall have received not less than thirty (30) days notice of the Slab Condition Cost), Tenant shall deliver the amount of the Slab Condition Cost to Landlord, in lawful money of the United States by wire transfer of funds to Landlord’s account, as designated by Landlord, or by unendorsed bank or certified check made payable to Landlord, and without any set-off, counterclaim, abatement or deduction whatsoever, time being of the essence with respect to the payment by Tenant of the Slab Condition Cost on such date. Landlord may, in its discretion, use the Slab Condition Cost for any purpose whatsoever.
                    (b) (1) Not later than five (5) months prior to the Lease Expiration Date (the “5th Month Date”)(unless, in the case of the Initial Term only, Tenant shall have duly and timely delivered to Landlord Tenant’s Renewal Notice, as provided in Section 2.D), Landlord shall notify Tenant, in writing (the “End of Term Election Notice”) which of the following two (2) surrender options Landlord has elected. In the event that Landlord shall have failed to deliver the End of Term Election Notice on or before the 5th Month Date, Tenant may give Landlord written notice of such failure (an “Election Reminder Notice”), and Landlord shall deliver the End of Term Election Notice within ten (10) days following receipt of the Election Reminder Notice (the “Reminder Notice Deadline”), it being agreed that in such event Landlord’s deadline for giving the End of Term Election Notice shall extend until the Reminder Notice Deadline. If Tenant shall have so delivered an Election Reminder Notice to Landlord, then any failure of Landlord to make an election on or before the Reminder Notice Deadline shall be deemed an election by Landlord of the Alternate Payment Option (as hereinafter defined). If Tenant shall have not exercised the Additional Surrender Option, then the references in this Section 43.B(b) to Premises shall refer to the entire Premises, including the Additional Surrendered Premises, and if Tenant shall have exercised the Additional Surrender Option, then the references in this Section 43.B(b) to Premises shall refer to the Premises (excluding the Additional Surrendered Premises)). The two (2) options are as follows:
                         (i) Tenant shall deliver vacant possession of the Premises to Landlord in one of the following two (2) conditions, which condition shall be selected by Landlord, in Landlord’s sole and absolute discretion, in the End of Term Election Notice: (a) in Slab Condition or (b) in “Modified Slab Condition” (i.e., in Slab Condition, except that all, or certain portions of the Premises, or certain work that would be required to performed by Tenant in order to bring the Premises to Slab Condition, as designated by Landlord in the End of Term Election Notice, shall not be required to be demolished back to Slab Condition, or performed), upon the Lease Expiration Date (with Landlord’s option of having the Premises delivered in Slab Condition or Modified Slab Condition, as the case may be, being referred to as the “Slab Condition Option”). Notwithstanding the foregoing, in the event Landlord elects the Slab Condition Option, Tenant shall have the right to extend the Term of this Lease by providing Landlord with notice (the “Slab Condition Extension Notice”) not later than twenty (20) days after receipt of the End of Term Election Notice, time being of the essence with respect to the giving of such notice, for up to an additional three (3) months (the “Slab Condition Extension Period”), as designated in the Slab Condition Extension Notice, upon the same terms and conditions as set forth herein for the purpose of allowing Tenant time to complete its obligations hereunder. Base Rent and any regularly scheduled items of Additional Rent during any Slab Condition Extension Period shall be at the same rate payable as of the last day of the Initial Term or Renewal Term, as applicable. In the event Landlord elects the Slab Condition Option, Landlord shall reimburse Tenant for twenty (20%) of Tenant’s actual, out-of-pocket expenses incurred in bringing the Premises back to Slab Condition or Modified Slab Condition, as the case may be, in accordance with this Section 43 (“Landlord’s Contribution”); provided, however, Landlord shall have no liability to reimburse Tenant for Tenant’s expenses incurred in removing Tenant’s Personal Property, which expense shall be paid solely by Tenant. Landlord’s Contribution shall be payable by Landlord to Tenant on or before the thirtieth (30th) day following Tenant’s vacation of the Premises in accordance with this Section 43 and presentment of a written invoice to Landlord for Landlord’s Contribution together with reasonable written back-up documentation therefor. In the event Landlord fails to pay Landlord’s Contribution when due, interest shall accrue from the date due until full payment thereof at the Default Rate. If Tenant shall fail to vacate and deliver possession of the Premises (or any portion thereof) to Landlord, in the condition required under this Section 43, on or before the Expiration Date or the end of the Slab Condition Extension Period, in the event that Tenant shall have exercised the Slab Condition Option, then, immediately upon the expiration of the Expiration Date or the Slab Condition Extension Period, as the case may be, and without the benefit of any Consequential Grace Period, Tenant shall be deemed to be a holdover in respect of the Premises and shall be subject to all of Landlord’s rights and remedies set forth in this Lease therefor, and Landlord may pursue against Tenant any and all remedies available to it as Landlord under this Lease or otherwise, at law or in equity. For the avoidance of doubt, Landlord shall have no right to change the Modified Slab Condition after Landlord’s delivery of the End of Term Notice.
                         (ii) Tenant shall deliver vacant possession of the Premises to Landlord in broom clean condition, with all Tenant’s Personal Property having been removed, but with all of the Removal Property (other than Tenant’s Personal Property) remaining, and Tenant’s Restoration Obligations performed therein, at Tenant’s sole cost and expense, in connection with the property which is removed by Tenant, upon the Lease Expiration Date, time being of the essence with respect to such date, with Tenant being obligated to pay to Landlord a payment (the “End of Term Alternate Payment”) comprised of two (2) components: (A) $1,500,000.00 plus (B) $1,500,000.00 multiplied by the percentage increase in the Consumer Price Index from October 1, 2009, to the Consumer Price Index in effect on the first day of the month prior to the month in which the Lease Expiration Date shall occur, in lawful money of the United States, by wire transfer of funds to Landlord’s account, as designated by Landlord, or by unendorsed bank or certified check made payable to Landlord, and without any set-off, counterclaim, abatement or deduction whatsoever (the “Alternate Payment Option”). The End of Term Alternate Payment shall be payable by Tenant to Landlord on or before the Lease Expiration Date, time being of the essence with respect to the payment by Tenant of the End of Term Alternate Payment on such date. The End of Term Alternate Payment may, in Landlord’s discretion, be retained by Landlord and/or be used by Landlord for any purpose whatsoever.
                         (2) If Tenant shall fail to pay, in full, the End of Term Alternate Payment as aforesaid then, immediately upon the Lease Expiration Date, and without the benefit of any Consequential Grace Period, and until Tenant shall pay the End of Term Alternate Payment, in full, Tenant shall be deemed to be a holdover in respect of the Premises and shall be subject to all of Landlord’s rights and remedies set forth in this Lease therefor, and Landlord may pursue against Tenant any and all remedies available to it as Landlord under this Lease or otherwise, at law or in equity.
                    (c) If and to the extent that Tenant is permitted to leave any Removal Property in the Premises, the same shall be left in working order as of the Lease Expiration Date, reasonable wear and tear excepted. In all events, all Outside Infrastructure shall remain and shall be left in working order as of the Lease Expiration Date.
                    (d) The terms and conditions of this Section 43 shall survive termination or earlier expiration of the Lease.

          IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the day and year first above written.

WITNESS/ATTEST:	LANDLORD:

CALLOWHILL MANAGEMENT, INC., a Pennsylvania corporation, as agent for 440 EAST 62ND STREET CO., L.P., a New York limited partnership

By: /s/ Paula Schonberg	By:	/s/ Abbott Stillman
Name: Abbott Stillman
Its: President

WITNESS:	TENANT:

SUNGARD AVAILABILITY SERVICES LP,
a Pennsylvania limited partnership

/s/ Berenice Dwyer	By:	/s/ Arjun Moorthy

Name: Arjun Moorthy
Its: VP Infrastructure

EXHIBIT A
SCHEDULE OF LEASES AND AMENDMENTS
          1. Agreement of Lease dated April 12, 1984 (the “1984 Lease”) between Broad and Noble Associates, Inc., as a predecessor to Landlord, and SunGard Services Company, as a predecessor to Tenant, with respect to certain space on the sixth (6th) floor of the Building.
          2. Agreement of Lease dated September 1, 1986 (the “1986 Lease”) between Broad and Noble Associates, Inc., as a predecessor to Landlord, and SunGard Services Company, as a predecessor to Tenant, with respect to certain space on the Mezzanine floor of the “Building”.
          3. Amendment to Lease dated October 1989 (the “1989 Lease Amendment”) between Broad and Noble Associates, Inc., as a predecessor to Landlord, and SunGard Services Company, as a predecessor to Tenant, with respect to certain space on the seventh (7th) floor of the Building.
          4. Amendment to Lease dated April 18, 1990 (the “1990 Lease Amendment”) between Broad and Noble Associates, Inc., as a predecessor to Landlord, and SunGard Services Company, as a predecessor to Tenant, with respect to additional space on seventh (7th) floor of the Building.
          5. Amendment to Lease dated September 30, 1991 (the “1991 Lease Amendment”) between Broad and Noble Associates, Inc., as a predecessor to Landlord, and SunGard Services Company, as a predecessor to Tenant, with respect to additional space on the seventh (7th) floor of the Building.
          6. Amendment to Lease dated November 19, 1992 (the “1992 Lease Amendment”) between Broad and Noble Associates, Inc., as a predecessor to Landlord, and SunGard Services Company, as a predecessor to Tenant, with respect to additional space on the seventh (7th) of the Building.
          7. Amendment to Lease dated November 22, 1996 (the “1996 November Lease Amendment”) between Broad and Noble Associates, Inc., as a predecessor to Landlord, and SunGard Services Company, as a predecessor to Tenant, with respect to certain space on the eighth (8th) floor of the Building.
          8. Amendment to Lease dated December 23, 1996 (the “1996 December Lease Amendment”) between Broad and Noble Associates, Inc., as a predecessor to Landlord, and SunGard Services Company, as a predecessor to Tenant, with respect to additional space on the eighth (8th) floor of the Building.
          9. Amendment to Lease dated as of March 1997 (the “1997 Lease Amendment”) between Broad and Noble Associates, Inc., as a predecessor to Landlord, and

A-1

SunGard Services Company, as a predecessor to Tenant, with respect to space leased on the tenth (10th) floor of the Building.
          10. Amendment to Leases dated as of June 9, 1999 (the “1999 Lease Amendment”) between Callowhill Management, Inc., a Pennsylvania corporation, successor in interest to Broad and Noble Associates, Inc., as managing agent for 440 East 62nd Street Company, and SunGard Recovery Services Inc. successor in interest to SunGard Services Company, with respect to additional space on the tenth (10th) floor and the mezzanine floor of the Building.
          11. Amendment to Lease dated as of June 29, 2000 (the “2000 Lease Amendment”) between Callowhill Management, Inc., a Pennsylvania corporation successor in interest to Broad and Noble Associates, Inc., as managing agent for 440 East 62nd Street Company, and SunGard Recovery Services Inc. successor in interest to SunGard Services Company, with respect to space on the eleventh (11th) floor and the ninth (9th) floor of the Building.
          12. Amendment to Lease dated as of September 20, 2002 (the “2002 Lease Amendment”) between Callowhill Management, Inc., a Pennsylvania corporation successor in interest to Broad and Noble Associates, Inc., as managing agent for 440 East 62nd Street Company, and SunGard Recovery Services LP, successor in interest to SunGard Recovery Services Inc. and SunGard Services Company, with respect to certain issues of capital expenditures and operating costs.
          13. Amendment to Lease dated as of March 31, 2006 (the “2006 (March) Lease Amendment”) between Callowhill Management, Inc., a Pennsylvania corporation successor in interest to Broad and Noble Associates, Inc., as managing agent for 440 East 62nd Street Company, and SunGard Recovery Services LP, successor in interest to SunGard Recovery Services Inc. and SunGard Services Company for, inter alia, certain additional space on the Mezzanine and first (1st) floors of the Building.
          14. Amendment to lease dated as of June 2006 (the “2006 (June) Lease Amendment”) between Callowhill Management, Inc., a Pennsylvania corporation successor in interest to Broad and Noble Associates, Inc., as managing agent for 440 East 62nd Street Company, and SunGard Recovery Services LP, successor in interest to SunGard Recovery Services Inc. and SunGard Services Company for, inter alia, certain additional space on the 10th Floor of the Building.
          15. Amendment to Lease dated as of May ___, 2009 (the “2009 Lease Amendment”) between Callowhill Management, Inc., a Pennsylvania corporation successor in interest to Broad and Noble Associates, Inc., as managing agent for 440 East 62nd Street Company, and SunGard Recovery Services LP, successor in interest to SunGard Recovery Services Inc. and SunGard Services Company for, inter alia, certain space on the fifth (5th) floor roof and additional space on the track level of the Building.
          [For purposes hereof: (i) the 1986 Lease, the 1984 Lease, the 1989 Lease Amendment, the 1990 Lease Amendment, the 1991 Lease Amendment, the 1992 Lease Amendment, the 1996 November Lease Amendment, the 1996 December Lease Amendment, the 1997 Lease

2

Amendment, the 1999 Lease Amendment, the 2000 Lease Amendment, the 2002 Lease Amendment, the 2004 (November) Lease Amendment, the 2004 (December) Lease Amendment, and the 2005 Lease Amendment, the 2006 (March) Lease Amendment, the 2006 (June) Lease Amendment and the 2009 Lease Amendment, together with all exhibits, riders, letter agreements, amendments and modifications thereto are hereinafter collectively called the “Existing Lease.”]

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EXHIBIT B
DESCRIPTION OF LAND

B-1

First American Title Insurance Company
Commitment No. NCS-406610-NY
SCHEDULE C
Premises A — Surface
ALL THAT CERTAIN lot or parcel of land, together with the building and Improvements thereon erected.
SITUATE in the 14th Ward of the City of Philadelphia Commonwealth of Pennsylvania, described in accordance with a Survey and Plan thereof made by Ban J. Joseph, Esquire, Surveyor and Regulator of the Third District, dated October 14, 1953 as follows, to wit:
BEGINNING as the Northeast corner of Broad Street (113 feet wide) and Callowhill Street (50 feet wide); thence in a Northerly direction, along the Easterly line of Broad Street a distance of 224 feet 6 1/2 inches to a point; thence in an Easterly direction, along lands now or formerly of Reading Company, the two following distances: (1) making an interior angle of 90 degrees 20 minutes with the said line of Broad Street a distance of 440 feet 1 1/2 inches to a point, and (2) making an interior angle of 170 degrees 37 minutes with the last mentioned line, a distance of 88 feet 1-5/8 inches to a point on the Westerly line of 13th Street (50 feet wide); thence in a Southwardly direction along said line of 13th Street a distance of 210 feet 2 inches to the Northwest corner of said 13th Street and said Callowhill Street; thence in a Westwardly direction along the Northerly line of Callowhill Street a distance of 528 feet to a corner, the place of beginning.
CONTAINING in area 117,931 square feet, more or less.
EXCEPTING thereout and therefrom the same rights with respect to portions of the premises above described which were excepted and reserved thereout and therefrom unto Reading Company, its successors and assigns, by Indenture dated 3/30/1954 and recorded 4/1/1954 in Deed Book MLS 633 page 517.
AND EXCEPTING THEREOUT AND THEREFROM Deed Conveyance recorded in Deed Book VCS 910 page 411.
TOGETHER WITH the right, liberty and privilege of maintaining over the tracks and right of way of the City Branch of Reading Company the existing ramp attached to the building and leading from Broad Street to the garage level of such premises and also the fire escape attached thereto, and any replacement thereof by a ramp and fire escape of substantially similar design and dimensions.
BEING known as 401 North Broad Street
Premises B — Sub-surface
ALL THAT CERTAIN area below the level +45.10 feet elevation City Datum.
SITUATE in the 5th Ward of the City of Philadelphia, described according to a Plan of Property prepared for 401 North Corp., by Barton & Martin, Engineers, Philadelphia, Pa signed by William C. Barton, Registered Professional Engineer, dated 7/11/1977 and revised 8/25/1977, to wit:

2

First American Title Insurance Company
Commitment No. NCS-406610-NY
BEGINNING at a point formed by the intersection of the Easterly side of Broad Street (113 feet wide) and the Northerly side of Callowhill Street (50 feet wide); thence extending North 11 degrees 21 minutes East along the said Easterly side of Broad Street passing along the Westerly sides of easements crossing railroad tracks and passing along the Westerly end of a driveway easement which lead Eastwardly from said Broad Street to 13th Street (50 feet wide) the distance of 224 feet 6 1/2 inches to a point on the Southerly side of a ramp easement area; thence South 78 degrees 59 minutes East passing along the Southerly side of said ramp easement area and along the Northerly side of an easement 440 feet 11 1/2 inches to an angle point; thence South 69 degrees 36 minutes East 88 feet 1 5/8 inches to a point on the Westerly side of 13th Street; thence South 11 degrees 21 minutes West along the said Westerly side of 13th Street passing along the said Easterly end of said driveway easement 210 feet 2 inches to a point on the said Northerly side of Callowhill Street (50 feet wide); thence North 78 degrees 50 minutes West along the said Northerly side of Callowhill Street passing along the Northerly side of a line escape and passing along the Southerly side of an easement 528 feet to a point on the said Easterly side of Broad Street being the first mentioned point and place of beginning.
Also that rectangular area in the subsurface bed of Broad Street of approximately 3,080 square feet (56 feet plus by 55 feet plus) designated “Quitclaim Area” on Plan “A”, attached hereto and made a part hereof. It is agreed that Landlord makes no representation or warranty of any kind as to the Quitclaim Area; and that Tenant so accepts the same and shall have no recourse in the event that title or possession thereof is asserted or claimed by parties other than Landlord or its successors or assigns or parties claiming through it or them.
Also certain easements as set forth in the Indenture between Reading Company and Commerce Building of Philadelphia, Inc. recorded in Deed Book MLS 633 page 517, for the purposes of access and support.
FEE:
BEING the same premises which Nathan P. Jacobs, Samuel A. Seaver, Phillip Kessler, Arthur S. Mandlebaum and Gerald S. Kaufman, as Executor under the Last Will and Testament of Benjamin Kaufman, deceased by Quitclaim Deed dated 5/2/1983 and recorded 8/27/1992 in the County of Philadelphia in Deed Book VCS 143 page 175, granted and conveyed unto Gerald S. Kaufman, as Nominee, in fee.
AND being the same premises which Gerald S. Kaufman, as Nominee by Deed dated 6/17/1999 and recorded 6/25/1999 in Deed Book JTD 1073 page 310, granted and conveyed unto Gerald S. Kaufman Corporation, as Nominee, in fee.

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EXHIBIT C
FLOOR PLANS

C-1

2

3

4

5

6

7

1
A-7

NINTH FLOOR SPACE PLAN

401 N. BROAD STREET, PHILADELPHIA, PA.

8

9

10

EXHIBIT C-1
ROOF/TRACK PREMISES

C-1-1

2

1
A-2
NORTH

TRACK LEVEL SPACE PLAN

401 N. BROAD, PHILADELPHIA, PA

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EXHIBIT D
DECLARATION BY LANDLORD AND TENANT
AS TO DATE OF DELIVERY AND ACCEPTANCE OF
POSSESSION, LEASE COMMENCEMENT DATE, ETC
          THIS DECLARATION made this ___ day of ______, ___, is hereby attached to and made a part of the Lease dated the ___ day of October, 2009 (the “Lease”), entered into by and between CALLOWHILL MANAGEMENT, INC., a Pennsylvania corporation, as agent for 440 EAST 62 ND STREET CO., L.P., a New York limited partnership, as Landlord, and SUNGARD AVAILABILITY SERVICES LP, a Pennsylvania limited partnership, as Tenant. All terms used in this Declaration have the same meaning as they have in the Lease.
          1. Landlord and Tenant do hereby declare that possession of the Premises was accepted by Tenant on January 1, 2010.
          2. As of the date hereof, the Lease is in full force and effect, and Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by Landlord on or prior to said date.
          3. The Lease Commencement Date is hereby established to be January 1, 2010, and the Lease Expiration Date is hereby established to be December 31, 2024, unless the Lease is sooner terminated, or renewed/extended, pursuant to any provision thereof.
WITNESS/ATTEST: LANDLORD:

CALLOWHILL MANAGEMENT, INC., a Pennsylvania corporation, as agent for 440 EAST 62 ND STREET CO., L.P., a New York limited partnership
By:	By:
		Name:	Abbott Stillman
Its: President

WITNESS:	TENANT: SUNGARD AVAILABILITY SERVICES LP, a Pennsylvania limited partnership
By:
Name:
Its:

[NOTE: NOT TO BE EXECUTED AT TIME OF EXECUTION OF LEASE]

D-1

EXHIBIT E
OUTSIDE INFRASTRUCTURE
1.	Generators;

2.	Fuel storage (if separate from the Generators);

3.	HVAC Equipment (including ducting, piping, pumps and insulation) not located within any portion of the Retained Premises;

4.	Staircase from 1st Floor Lobby to Mezzanine (the “Mezzanine Staircase”);

5.	Elevator from 1st Floor Lobby to Mezzanine (the “Mezzanine Elevator”).

E-1

EXHIBIT F
RULES AND REGULATIONS
          The following rules and regulations have been formulated for the safety and well-being of all the tenants of the Building. Adherence to these rules and regulations by each and every tenant contributes to safe occupancy and quiet enjoyment of the Building. Any violation of these rules and regulations by any tenant which continues after notice from Landlord shall be a Default under such tenant’s lease, at the option of Landlord.
          Landlord may, upon request by any tenant, waive compliance by such tenant of any of the following rules and regulations, provided that (a) no waiver shall be effective unless signed by Landlord or Landlord’s authorized agent, (b) no such waiver shall relieve any tenant from the obligation to comply with such rule or regulation in the future, unless expressly consented to by Landlord, and (c) no such waiver granted to any tenant shall relieve any other tenant from the obligation of complying with said rule or regulation unless such other tenant has received a similar waiver in writing from Landlord.
     1. The sidewalks, entrances, passages, courtyards, elevators, vestibules, stairways, corridors, halls and other parts of the Building not occupied by any tenant (hereinafter “Common Areas”) shall not be obstructed or encumbered by any tenant or used for any purposes other than ingress and egress to and from the tenant’s premises. No tenant shall permit the visit to its premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment of the Common Areas by other tenants.
     2. No awnings or other projections shall be attached to the outside walls of the Building without the prior written consent of Landlord. No drapes, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of a tenant’s premises, without the prior written consent of Landlord. Such awnings, projections, curtains, blinds, screens and other fixtures shall be of a quality, type, design and color acceptable to Landlord and shall be attached in a manner approved by Landlord.
     3. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any tenant on any part of the outside or inside of the tenant’s premises or in the Building without the prior written consent of Landlord. In the event of any violation of the foregoing by any tenant, Landlord may remove the same without any liability and may charge the expense incurred by such removal to the tenant or tenants responsible for violating this rule. All interior signs on the doors and directory tablet of the Building shall be inscribed, painted or affixed by Landlord at the expense of each tenant, and shall be of a size, color and style acceptable to Landlord.

     4. No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the Common Areas without the prior written consent of Landlord.
     5. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown therein. No tenant shall throw anything out of the doors or windows or down any corridors of stairs.
     6. There shall be no marking, painting, drilling into or other form of defacing of or damage to any part of a tenant’s premises or the Building. No boring, cutting or stringing of wires shall be permitted. No tenant shall construct, maintain, use or operate within its premises or elsewhere within or on the outside of the Building any electrical device, wiring or apparatus in connection with a loud speaker system or other sound system. Upon prior written approval by Landlord, a tenant may install Muzak or other internal music system within the tenant’s premises if the music system cannot be heard outside of the premises. No tenant shall make or permit to be made any disturbing noises or disturb or interfere with the occupants of the Building or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, tape recorder, whistling, singing or any other way.
     7. No bicycles, vehicles, animals, birds or pets of any kind shall be brought into or kept in or about a tenant’s premises or in the Building other than areas specifically designed for such vehicles.
     8. No cooking shall be done or permitted by any tenant on its premises, except that, with Landlord’s prior written approval (including approval of plans and specifications therefor), a tenant may install and operate for convenience of its employees a lounge or coffee room with a microwave, sink and refrigerator; provided that in so doing the tenant shall comply with all applicable building code requirements and any insurance or other requirements specified by Landlord. Landlord acknowledges that, if and to the extent that the same shall comply with applicable laws and requirements and shall have been installed, and shall have been (and shall continue to be) maintained in good order and repair, and in accordance with the manufacturer’s installation and operational specifications, Tenant may continue to maintain, kitchenette(s) and pantry(s) existing in the Premises on the date hereof. No tenant shall cause or permit any unusual or objectionable odors to originate from its premises
     9. No space in or about the Building shall be used for the manufacture, sale or auction of merchandise goods or property of any kind.
     10. No tenant shall buy or keep in the Building or its premises any inflammable, combustible or explosive fluid, chemical or substance.

     11. The doors leading to the corridors or main halls shall be kept closed during business hours except as they may be used for ingress and egress. Each tenant shall, upon the termination of its tenancy, return to Landlord all keys used in connection with its premises, including any keys to the premises, to rooms and offices within the premises, to storage rooms and closets, to cabinets and other built-in furniture, and to toilet rooms, whether or not such keys were furnished by Landlord or procured by the tenant, and in the event of the loss of such keys, such tenant shall pay to Landlord the cost of replacing the locks. On termination of a tenant’s lease, the tenant shall disclose to Landlord the combination of all locks for safes, safe cabinets and vault doors, if any, remaining in the premises.
     12. All removals, or the carrying in or out of any safes, freight, furniture or bulky matter of any description, must take place in such manner and during such hours as Landlord may require. Landlord reserves the right (but shall not have the obligation) to inspect all freight brought into the Building and to exclude from the Building all freight which violates any of these rules and regulations or any provision of any tenant’s lease.
     13. Any person employed by any tenant to do janitorial work within the tenant’s premises must obtain Landlord’s approval prior to commencing such work, and such person shall comply with all instructions issued by the superintendent of the Building while in the Building. No tenant shall engage or pay any employees on the tenant’s premises or in the Building, except those actually working for such tenant on said premises.
     14. No tenant shall purchase spring water, ice, coffee, soft drinks, towels or other like merchandise or service from any company or person who has, in Landlord’s opinion committed violations of Building regulations or caused a hazard or nuisance to the Building and/or its occupants.
     15. Intentionally omitted.
     16. Landlord reserves the right to exclude from the Building at all times any person who is not known or does not properly identify himself to the Building’s management or its agents. Landlord may at its option require all persons admitted to or leaving the Building to register with the Building concierge. Each tenant shall be responsible for all persons for whom it authorized entry into the Building, and shall be liable to Landlord for all acts of such persons.
     17. Intentionally omitted.
     18. The requirements of tenants will be attended to only upon application at the office of the Building. Building employees have been instructed not to perform any work or do anything outside of their regular duties, except with special instructions from the management of the Building.

     19. Canvassing, soliciting and peddling in the Building is prohibited, and each tenant shall cooperate to prevent the same.
     20. No water cooler, plumbing or electrical fixture shall be installed by tenant without Landlord’s prior written consent.
     21. No hand trucks, except those equipped with rubber tires and side guards, shall be used to deliver or receive any merchandise in any space or in the Common Areas of the Building, either by tenant or its agents or contractors.
     22. Access plates to under floor conduits shall be left exposed. Where carpet is installed, carpet shall be cut around the access plates.
     23. Mats, trash and other objects shall not be placed in the public corridors.
     24. At least once a year, each tenant at its own expense shall clean all drapes installed by Landlord for the use of the tenant and any drapes installed by the tenant which are visible from the exterior of the Building.
     25. Intentionally omitted.
     26. Landlord’s employees are prohibited from receiving articles delivered to the Building and, if any such employee receives any article for any tenant, such employee shall be acting as the agent of such tenant for such purposes.
     27. No smoking shall be permitted in any of the Common Areas of the Building or in the tenant’s premises, other than in areas designated for smoking provided such premises are located within the Premises, such smoking areas are permitted under applicable laws and such areas are properly vented to the Landlord’s reasonable satisfaction.

EXHIBIT G
PARKING
     1. AVAILABILITY; RENT.
     Tenant shall be entitled to rent, on a month-to-month basis, terminable by Tenant on 30 days notice, up to 106 reserved parking spaces in the first floor level parking lot at the Building (the “Reserved Spaces”). The rent payable for such Reserved Spaces shall be payable monthly, in advance. The initial rent for such Reserved Spaces shall be $155/space/month. The rent payable for such Reserved Spaces shall increase on each January 1st during the Term other than during the First Lease Year to the then market rate for parking spaces in comparable enclosed garages within a five (5) block radius of the Building, as reasonably determined by Landlord. In the event that Tenant shall, at any time, cease renting or otherwise lose or give up its right to so rent any such Reserved Spaces (the “Returned Spaces”), Tenant shall thereafter have no rights whatsoever with respect to such Returned Spaces and Landlord shall have no obligation to rent such Returned Spaces (or any other spaces) to Tenant. In the event that Tenant shall lose current parking rights at parking facilities outside the Building, Tenant may notify Landlord and, to the extent that Landlord then has available for rent additional parking spaces in the parking lot at the Building, Landlord shall endeavor to rent all available additional spaces to Tenant, on a month-to-month basis, terminable by Tenant on 30 days notice, with the rate for such spaces being the rate charged by Landlord to Tenant for the Reserved Spaces
     2. REGULATIONS; LIABILITY.
     Tenant and its employees, agents and invitees shall observe reasonable safety precautions in the use of the parking areas and shall at all times abide by all rules and regulations reasonably promulgated by Landlord and/or the parking operator governing use of the parking areas provided such rules do not create an additional financial burden on Tenant, to more than a de minimis extent, and are applied in a non-discriminatory manner. Other than in the event of Landlord’s negligence or willful misconduct, Landlord does not assume any responsibility for, and shall not be held liable for, any damage or loss to any automobiles parked in the parking lot or to any personal property located therein, or for any injury sustained by any person in or about the parking areas.

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EXHIBIT H
COOLING CONDITION
          Notwithstanding anything to the contrary contained in Section 38, the parties acknowledge that the Additional Surrender Option, and Tenant’s right to exercise the Additional Surrender Option and to surrender the Additional Surrendered Premises, are personal to Initial Tenant as defined in Section 6.A., and shall be conditioned upon Tenant demonstrating, in accordance with the terms hereof, that the Cooling Condition is satisfied.
          The “Cooling Condition” shall mean that:
          [XXX]*

*	Omitted and submitted by the Filers separately to the U.S. Securities and Exchange Commission under a request for confidential treatment.

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EXHIBIT I
FORM OF EXISTING GROUND LESSOR ESTOPPEL

SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT
     THIS AGREEMENT, dated the 16th day of November, 1994, between 440 E. 62ND STREET CO., a limited partnership, with an office at 670 White Plains Road, Scarsdale, New York 10583 (hereinafter called “Master Lessee”), GERALD E. KAUFMAN, as Nominee, with an office at 225 N. Wabash Avenue, Suite 310, Chicago, Illinois 60601 (hereinafter called “Nominee”), and SUNGARD SERVICES COMPANY, a Pennsylvania corporation, with an office at 1285 Drummers Lane, Wayne, Pennsylvania 19087 (hereinafter called “Tenant”).
BACKGROUND:
     A. Commerce Building of Philadelphia Inc., as lessor, entered into a certain lease agreement dated September 3, 1959 (the “Master Lease”) with Rose Iacovone, as lessee, covering the building located at 401 North Broad Street, Philadelphia, PA (the “Property”), which Property is more particularly described in Exhibit “A” attached hereto and made a part hereof.
     B. Nominee, as Executor under the Last Will and Testament of Benjamin Kaufman, deceased, Nathan P. Jacobs, Samuel A. Seaver, Philip Kessler and Arthur S. Mandelbaum (hereinafter collectively called “Master Lessors”) are the successor-in-interest to Commerce Building of Philadelphia Inc. pursuant to an assignment of the Master Lease.
     C. Master Lessee is the successor-in-interest to Rose Iacovone pursuant to various assignments of the Master Lease.
     D. The Master Lessors entered into a certain Nominee Agreement dated May 2, 1983 with Nominee, pursuant to which the Master Lessors conveyed exclusive control of the management of the Property to Nominee.

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     E. Tenant has entered into various leases with Broad and Noble Associates, Inc. (hereinafter called “Landlord”), as agent for Master Lessee, the first lease dated April 12, 1984 covering the entire sixth floor (the “Sixth Floor Space”) of the Property, the second lease dated September 1, 1986 covering approximately 30,000 square feet of the mezzanine (the “Mezzanine Space”), the third lease dated February 15, 1989 covering the roof (the “Roof Space”) of the Property, an Amendment to Lease dated October ____________, 1989 covering 50,000 square feet of the seventh floor (the “Seventh Floor Space”) of the Property, an Amendment to Lease dated April 18, 1990, changing the square footage of the Seventh Floor Space to 51,000 square feet, an Amendment to Lease dated September 30, 1991 covering an additional 6,000 square feet of the seventh floor (the “Seventh Floor First Expansion Space”) and an Amendment to Lease dated November 19, 1992 covering an additional 13,309 square feet of the seventh floor (the “Seventh Floor Second Expansion Space”). The Sixth Floor Space, the Mezzanine Space, the Roof Space, the Seventh Floor Space, the Seventh Floor First Expansion Space, the Seventh Floor Second Expansion Space and any other space currently or hereafter leased by Tenant in the Property is hereinafter collectively referred to as the “Leased Premises”. The aforementioned leases as amended and as may be further amended, modified or extended from time to time, are hereinafter collectively referred to as the “Lease”.
     F. Tenant desires to be assured of continued occupancy of the Leased Premises under the terms of the Lease and subject to the terms of the Master Lease.
     NOW, THEREFORE, in consideration of the sum of One Dollar ($1.00) by each party in hand paid to the other, the receipt of which is hereby acknowledged, and in consideration of the mutual promises, covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, promise, covenant and agree as follows:

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     1. The Lease is and shall be subject and subordinate to the Master Lease insofar as it affects the real and personal property of which the Leased Premises forms a part, but only so long as this Agreement shall main in full force and effect.
     2. In the event Nominee takes possession of the Property and/or Leased Premises by termination of the Master Lease, or otherwise, Nominee agrees not to affect or disturb Tenant’s right to possession of the Leased Premises and any of its other rights under the Lease in the exercise of Nominee’s rights so long as Tenant is not then in default, after applicable notice and/or grace periods, under any of the terms, covenants, or conditions of the Lease.
     3. In the event that Nominee succeeds to the interest of Master Lessor or any other landlord under the Lease and/or to title to the Property and/or Leased Premises, Nominee and Tenant hereby agree after such succession to be bound to one another under all of the terms, covenants and conditions of the Lease; accordingly, from and after such event, Nominee and Tenant shall have the same remedies against one another for the breach of an agreement contained in the Lease as Tenant and Master Lessor had before Nominee succeeded to the interest of Master Lessor; provided, however, that Nominee shall not be:
          (a) bound by any rent or additional rent which Tenant might have paid for more than the one month in advance to any prior landlord (including Master Lessee); or
          (b) bound by any material amendment or modification of the Lease made without Nominee’s written consent, which consent shall not be unreasonably withheld or delayed; or
          (c) liable for any action or omission of Master Lessee under the Lease occurring prior to Nominee’s succeeding to Master Lessee’s interest in the Lease, except that Nominee agrees to cure any default of Master Lessee (or the then landlord) that is continuing as

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of the date Nominee takes possession of the Property within thirty (30) days from the date Tenant delivers written notice to Nominee of such continuing default; provided, however, that with respect to any default which cannot be remedied within such time (but which is capable of remedy), if Nominee commences to cure such default within said thirty (30) day period and thereafter diligently proceeds and continues with such efforts, Nominee shall have such time as is reasonably necessary to complete curing such default.
     4. In the event that anyone else acquires title to or the right to possession of the Property and/or Leased Premises upon the sale of the Property and/or Leased Premises by Nominee or its successors or assigns, Tenant agrees not to seek to terminate the Lease by reason thereof, but shall remain bound unto the new owner so long as the new owner is bound to Tenant under all of the terms, covenants and conditions of the Lease.
     5. Tenant agrees not to seek to terminate the Lease by reason of any default of Master Lessee (or the then landlord) without prior written notice thereof to Nominee and the lapse thereafter of such time as under the Lease was granted to remedy the default, within which time Nominee, at its option, may remedy any such default; provided, however, that with respect to any default of Master Lessee (or the then landlord) under the Lease which cannot be remedied within such time (but which is capable of remedy), if Nominee commences to cure such default within such time and thereafter diligently proceeds and continues with such efforts, Nominee shall have such time as is reasonably necessary to complete curing such default.
     6. Nominee agrees to make insurance and condemnation proceeds available for restoration as provided in the Lease notwithstanding any provisions in the Master Lease or any other document to the contrary.

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     7. In the event the Property or any part thereof shall be taken for public purposes by condemnation or transfer in lieu thereof or the same are damaged or destroyed, the rights of the parties to any condemnation award or insurance proceeds shall be determined and controlled by the applicable provisions of the Lease.
     8. Should any action or proceeding be commenced to enforce any of the provisions of this Agreement or in connection with its meaning, the prevailing party in such action shall be awarded, in addition to any other relief it may obtain, its reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and costs.
     9. Tenant shall not be enjoined as a party/defendant in any action or proceeding which may be instituted or taken by reason of any default by Master Lessee (or the then landlord) in the performance of the terms, covenants, conditions and agreements set forth in the Master Lease.
     10. All notices which may or are required to be sent under this Agreement shall be in writing and shall be sent by first-class certified U.S. mail, postage prepaid, return receipt requested, and sent to the party at the address appearing below or such other address as any party shall hereafter inform the other party by written notice given as set forth above:
If to Master Lessee:	440 E. 62nd Street Co. c/o Broad and Nobel Associates 401 North Broad Street Philadelphia, Pennsylvania Attention: Allan Stillman, President

If to Nominee:	Gerald S. Kaufman 225 N. Wabash Avenue Suite 310 Chicago, IL 60601

If to Tenant:	SunGard Recovery Services, Inc. 1285 Drummers Lane

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Wayne, PA 19087 Attention: Controller
     All notices delivered as set forth above shall be deemed effective three (3) days from the date deposited in the U.S. mail.
     11. This Agreement shall be binding upon and shall extend to and benefit the successors and assigns of the parties hereto (and to the permitted subtenants and concessionaires of Tenant) during the term of the Lease and any extension or renewal thereof. The term “Nominee” when used in this Agreement shall be deemed to include any person or entity which acquires title to or the right to possession of the Property and/or Leased Premises by, through or under Nominee and/or the Master Lease, whether directly or indirectly.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers the day and year first above written.

MASTER LESSEE:

440 E. 62ND STREET CO.

WITNESS:	BY:	/s/ Allan Stillman
Its: Gen. Partner

NOMINEE:

WITNESS:	/s/ Gerald S. Kaufman
GERALD S. KAUFMAN

TENANT:

SUNGARD RECOVERY SERVICES INC.

ATTEST:	BY:	/s/ Michael Mulholland
Its: President, COO

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STATE OF ILLINOIS	:
: SS
COUNTY OF COOK	:
     On this, the 16th day of November, 1994, before me, the undersigned Notary Public personally appeared Gerald S. Kaufman, who acknowledged himself to be the Nominee, and that he as such Nominee being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing his name as Nominee.
     Witness my hand and official seal.

/s/ Kathy L. Shea
Notary Public

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STATE OF N.Y.	:
: SS
COUNTY OF WESTCHESTER	:
     On this the 17th day of November, 1994, before me, the undersigned Notary Public personally appeared Allen Stillman, who acknowledged himself to be a Gen. Partner of 440 E. 62nd Street Co., a limited partnership, and that he as such ______________, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the ______________ by himself as ______________.
     Witness my hand and official seal.

/s/ Frances Carroll
Notary Public

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STATE OF	:
: SS
COUNTY OF	:
     On this the 7th day of December, 1994, before me, the undersigned Notary Public personally appeared Michael F. Mulholland, who acknowledged himself to be the Pres. & COO of SunGard Services Company, now known as SunGard Recovery Services, Inc. a Pennsylvania corporation, and that he as such officer being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as Pres. & COO.
     Witness my hand and official seal.

/s/ Carolyn M. Keith
Notary Public

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EXHIBIT “A”
ALL THAT CERTAIN lot or parcel of land, together with the building and improvements hereon, erected, Situate, in the 5th (formerly the 14th) Ward of the City of Philadelphia, Commonwealth of Pennsylvania, described in accordance with a Survey and Plan thereof made by Ben J. Joseph, Esquire and Regulator of the Third District, dated October 14, follows, to wit:
BEGINNING at the Northeast corner of Broad Street (113 feet wide) and Callowhill Street (50 113 feet wide); thence in a Northwardly direction, along the Easterly line of Broad Street, a distance of 224 feet 6-1/2 inches to a point; thence in an Eastwardly direction along lands now or formerly of Reading Company, the two following distances; (1) making an interior angle of 90 degrees, 20 minutes with the said line of Broad Street, a distance of 440 feet, 11-1/2 inches to a point, and (2) making an interior angle of 170 degrees, 37 minutes with last mentioned line, a distance of 88 feet, 1-5/8 inches to a point on the Westerly line of 13th Street (50 feet wide); thence in a Southwardly direction along said line of 13th Street, a distance of 210 feet, 2 inches to the Northwest corner of said 13th Street and said Callowhill. Street; thence in a Westwardly direction along the Northerly line of Callowhill Street, a distance of 528 feet to a corner; the place of beginning.
EXCEPTING thereout and therefrom the same rights with respect to portions of the premises above described respect to which were expected and reserved thereout and therefrom unto said Reading Company, its successors and assigns, by said Indenture dated March 30, 1954
TOGETHER with the rights, liberty and privilege of maintaining over the tracks and right of way of the City Branch of Reading Company, the existing ramp attached to the building and leading from Broad Street, to the garage level of the premises hereinbefore described and also the fire escape attached thereto and any replacement thereof by a ramp and fire escape of substantially similar design and dimensions.
BEING 401 North Broad Street.

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